As filed with the Securities and Exchange  Commission on February 5, 2001
                                                     Registration No. 333-52726



===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE

                             SECURITIES ACT OF 1933


                               CII FINANCIAL, INC.
             (Exact name of Registrant as specified in its charter)


               California                                  6719                                 95-4188244
    (State or other jurisdiction of            (Primary Standard Industrial                  (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                Identification Number)
                                                 2716 North Tenaya Way
                                                Las Vegas, Nevada 89128
                                                     (702) 242-7040

                   (Name and address,  including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             David Sonenstein, Esq.

                                 General Counsel

                              2716 North Tenaya Way

                             Las Vegas, Nevada 89128

                                 (702) 242-7046

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Stephen P. Farrell, Esq.
                              Howard A. Kenny, Esq.
                           Morgan, Lewis & Bockius LLP

                                 101 Park Avenue

                            New York, New York 10178

                                 (212) 309-6000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective in connection with the exchange offer described in the prospectus contained in this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

                 ------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================

------------------------------------------------------------------------------





                  Subject to Completion. Dated February 5, 2001


        =============== ================ =============== =================
-------------------------------------------------------------------------------


                                   PROSPECTUS

                                  AND EXCHANGE

                                      OFFER



            =============== ================ =============== =================
-------------------------------------------------------------------------------

           =============== ================ =============== =================
------------------------------------------------------------------------------
                               CII FINANCIAL, INC.

         =============== ================ =============== =================
------------

------------


     EXCHANGE  OFFER  FOR  ALL  OUTSTANDING  7  1/2%  CONVERTIBLE   SUBORDINATED
DEBENTURES DUE SEPTEMBER 15, 2001 OF CII FINANCIAL, INC. (CUSIP NO. 12551LAB7)


------------

------------


    EXCHANGE OFFER EXPIRATION: February 12, 2001 at 5:00 p.m., New York time.


------------

------------
    EXCHANGE OFFER

------------

------------


     We are offering to exchange your 7 1/2% convertible subordinated debentures due September 15, 2001 of CII Financial, Inc., under either of the following two options:



------------


     o



------------


     o o $1,000 in principal amount of new 9% senior subordinated debentures due September 15, 2006 of CII Financial for each $1,000 in principal amount of the old junior subordinated debentures that you tender; or



------------


     o o $525 in cash for each $1,000 in principal amount of the old junior subordinated debentures that you tender, up to a maximum of $19,500,000 in aggregate principal amount of old junior subordinated debentures. If the cash option is oversubscribed, holders who elect the cash option will be permitted to sell a prorated amount of their old junior subordinated debentures for cash and we will exchange the balance of old junior subordinated debentures we receive for new senior subordinated debentures.



------------
             We will pay the interest on all old junior subordinated debentures accepted in the exchange offer to, but not including, the date of acceptance.

------------
             We have applied to list the new senior subordinated debentures on the New York Stock Exchange.

------------


             The exchange offer is subject to the following material conditions:



------------


     o valid tenders of at least 90% of the aggregate principal amount of the old junior subordinated debentures;


------------


                  o the receipt of the consent of the lenders under the $135 million senior secured credit facility of our parent, Sierra Health Services, Inc., which has been irrevocably and unconditionally guaranteed by us, to the issuance by us of the new senior subordinated debentures in the exchange offer;



------------


                  o the receipt of the approval of the California Department of Insurance required for one or more of our subsidiaries to directly or indirectly fund all or part of the cash to be paid as exchange consideration; and



------------


    o our obtaining sufficient cash to pay any cash required to be paid as exchange consideration.


------------


             If the conditions of the exchange offer are satisfied or waived by us, we will accept for exchange any and all old junior subordinated debentures that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. If the conditions are not satisfied or waived or if we otherwise terminate the exchange offer, tendered old junior subordinated debentures will be returned, without expense to you.



------------


             Both acceptance and rejection of this exchange offer involve a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus for a discussion of some of the risks you should consider in evaluating the exchange offer and an investment in the securities offered through this prospectus.



------------


             Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

             -----------------------------------------------------------------


------------


     o The exclusive dealer manager for the exchange offer is:

                         Banc of America Securities LLC

                         The date of this prospectus is .


------------

-------

------- -----------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                               Page


PROSPECTUS SUMMARY............................................................................................1



RISK FACTORS....................................................................................................12

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...............................................................18

WHERE YOU CAN FIND ADDITIONAL INFORMATION.......................................................................18

USE OF PROCEEDS.................................................................................................19

CAPITALIZATION..................................................................................................20

THE EXCHANGE OFFER..............................................................................................21

BUSINESS 32

SELECTED FINANCIAL AND OTHER DATA...............................................................................47


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................49



MANAGEMENT......................................................................................................60

CERTAIN TRANSACTIONS............................................................................................66

PRINCIPAL STOCKHOLDERS..........................................................................................67

DESCRIPTION OF OTHER INDEBTEDNESS...............................................................................67


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...........................................................69



DESCRIPTION OF DEBENTURES.......................................................................................85

BOOK-ENTRY SYSTEM-- THE DEPOSITORY TRUST COMPANY................................................................93

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..........................................................94

LEGAL MATTERS...................................................................................................100

EXPERTS  .......................................................................................................100


ANNEX I  .......................................................................................................a-1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................f-1

                               PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus. Unless otherwise indicated, "CII
Financial," "we," "us," and "our" refer to CII Financial, Inc. and its subsidiaries. Although we refer to CII Financial in this manner, CII Financial is a holding company and conducts all of its operations through its subsidiaries. CII Financial is the sole obligor on all of the debentures discussed in this prospectus.

Throughout this prospectus, we sometimes refer to our existing 7 1/2% convertible subordinated debentures due September 15, 2001 as our "old junior subordinated debentures," to our new 9% senior subordinated debentures due September 15, 2006 as our "new senior subordinated debentures" and to those new senior subordinated debentures and the cash payment offered in exchange for your old junior subordinated debentures collectively as the "exchange consideration."

                               CII Financial, Inc.

     We are a holding company primarily engaged in writing workers' compensation insurance in nine western and midwestern states through our wholly owned subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company. In addition, we have other smaller subsidiaries that we consider immaterial to our overall results.

     Our insurance subsidiaries write workers' compensation insurance in the states of California, Colorado, Nevada, Texas, Nebraska, Kansas, Missouri, New Mexico and Utah primarily through independent insurance agents and brokers. We have licenses in 33 states and the District of Columbia and have applications pending for licenses in other states. California, Colorado and Nevada represented approximately 77%, 8%, and 7%, respectively, of our direct written premiums for the nine months ending September 30, 2000.



     We were acquired by Sierra Health Services, Inc. on October 31, 1995 in a transaction treated as a pooling of interests. However, our old junior subordinated debentures remain solely our obligation and Sierra has not guaranteed the debentures. Sierra is a diversified health care services company that operates health maintenance organizations, indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty medical groups. When Sierra acquired us, each share of our common stock was exchanged for .37 of a share of Sierra common stock and our old junior subordinated debentures became convertible into Sierra common stock. The old junior subordinated debentures are now convertible into Sierra common stock at a conversion price of $39.398 per share. As a result, $1,000 in principal is convertible into 25.382 shares of Sierra common stock. Based on the closing price of Sierra common stock on December 29, 2000, the market value of 25.382 shares of Sierra's common stock was $96.45. In August 2000, we became a guarantor of Sierra's $185 million revolving credit facility, which was subsequently reduced in size to $135 million. At December 31, 2000 the credit facility was fully drawn and had an outstanding balance of $135 million. The old junior subordinated debentures and the new senior subordinated debentures are subordinated to this guaranty of the credit facility debt.



     We were incorporated in the State of California on September 15, 1988. The principal executive offices of CII Financial are located at 2716 North Tenaya Way, Las Vegas, Nevada 89128, and CII Financial's telephone number at that address is (702) 242-7040.

         Summary Background, Purposes and Effects of the Exchange Offer

     CII Financial, as a holding company, has limited sources for cash and is dependent upon dividends from its subsidiary, California Indemnity Insurance Company, to meet its debt payment obligations. California Indemnity cannot currently pay any dividends without prior approval by the California Department of Insurance. In addition, CII Financial, as a holding company and sole obligor under the old junior subordinated debentures, has no available source of cash with which to pay the old junior subordinated debentures when they mature on September 15, 2001. Due to the foregoing, we are making this exchange offer in an effort to extend the maturity date and reduce our indebtedness.

                          Summary of the Exchange Offer

     The Old Junior Subordinated Debentures: We are making the exchange offer with respect to the entire $47,059,000 aggregate principal amount of our old
junior       subordinated debentures, CUSIP No. 12551LAB7.
---------------------------------------------


The Exchange Offer:                           We are offering to acquire your
                                              old junior subordinated debentures
                                              in exchange for:

                                                    o $1,000 in principal amount
                                                      of new senior subordinated
                                                      debentures for each $1,000
                                                      in principal amount of old
                                                      junior        subordinated
                                                      debentures     that    you
                                                      tender; or

                                                    o $525  in  cash   for  each
                                                      $1,000 in principal amount
                                                      of old junior subordinated
                                                      debentures     that    you
                                                      tender, up to a maximum of
                                                      $19,500,000      aggregate
                                                      principal  amount  of  old
                                                      junior        subordinated
                                                      debentures   as  described
                                                      below.

                                              We are only offering to purchase a
                                              maximum of  $19,500,000  aggregate
                                              principal  amount  of  old  junior
                                              subordinated  debentures for cash.
                                              If    holders    of   more    than
                                              $19,500,000   aggregate  principal
                                              amount of old junior  subordinated
                                              debentures  elect the cash option,
                                              we will  not have  enough  cash to
                                              pay for all  the  debentures  that
                                              holders  elect  to  sell.  In that
                                              case,  we will purchase a total of
                                              $19,500,000  principal  amount  of
                                              old junior subordinated debentures
                                              for cash and we will  exchange the
                                              balance    of   the   old   junior
                                              subordinated debentures we receive
                                              for   new   senior    subordinated
                                              debentures.  All holders who elect
                                              the cash option will be  permitted
                                              to sell the same fraction of their
                                              old junior subordinated debentures
                                              for cash. This fraction will equal
                                              $19,500,000,    divided   by   the
                                              aggregate  principal amount of all
                                              debentures  tendered  for  cash by
                                              all  holders.  We refer to this as
                                              "oversubscription"   of  the  cash
                                              option.

                                              We will publicly  announce whether
                                              the cash option is  oversubscribed
                                              and  the  effect  of any  required
                                              proration  as soon as  practicable
                                              after   the   expiration   of  the
                                              exchange offer.

                                              You do not have to choose the same
                                              option  for all of the old  junior
                                              subordinated  debentures  that you
                                              tender.  You do not have to tender
                                              all    of    your    old    junior
                                              subordinated     debentures     to
                                              participate in the exchange offer.

     Interest: We will pay in cash accrued and unpaid interest on all old junior subordinated debentures accepted in the exchange offer to, but not including, the date of acceptance.

     Source of Funds: We intend to fund the cash portion of the exchange consideration from:

     o dividends or other transfers of funds from our operating subsidiaries, subject to approval by the California Department of Insurance; and

                                                    o a loan from an  affiliate,
                                                      which will be  represented
                                                      by our  demand  promissory
                                                      note bearing interest at a
                                                      rate  equal  to  the  then
                                                      current  interest  rate on
                                                      Sierra's credit  facility.
                                                      This  promissory note will
                                                      rank  senior  to  the  new
                                                      senior        subordinated
                                                      debentures   and  the  old
                                                      junior        subordinated
                                                      debentures.



     Purpose: We are making the exchange offer for old junior subordinated debentures to extend the maturity date of the debentures and to reduce indebtedness.



     Expiration of the Exchange Offer: 5:00 p.m. New York time, on February 12, 2001, unless extended.


     Exchange Date: The exchange of old junior subordinated debentures for the exchange consideration will be made promptly following the expiration of the exchange offer and the satisfaction or waiver of all conditions.



     Conditions to the Exchange Offer: The exchange offer is subject to the following material conditions:

o we must receive valid tenders for at least 90% of the aggregate principal amount of the old junior subordinated debentures;

                                                    o we   must    receive   the
                                                      consent  of  the   lenders
                                                      under   Sierra's    senior
                                                      secured  credit  facility,
                                                      which has been irrevocably
                                                      and        unconditionally
                                                      guaranteed  by us,  to our
                                                      issuing   the  new  senior
                                                      subordinated debentures in
                                                      the exchange offer;

                                                    o we   must    receive   the
                                                      approval of the California
                                                      Department   of  Insurance
                                                      required  for  one or more
                                                      of  our   subsidiaries  to
                                                      directly   or   indirectly
                                                      fund  all or  part  of the
                                                      cash  to be  paid  as  the
                                                      exchange    consideration;
                                                      and

                                                    o we must obtain  sufficient
                                                      cash  to  pay   any   cash
                                                      consideration  required to
                                                      be paid as exchange  offer
                                                      consideration.

                                              Subject to  satisfaction or waiver
                                              of the conditions,  we will accept
                                              for   exchange  any  and  all  old
                                              junior   subordinated   debentures
                                              that are validly  tendered and not
                                              withdrawn  before  5:00 p.m.,  New
                                              York City time, on the  expiration
                                              date   of  the   exchange   offer.
                                              However, we reserve the right to:

     o delay the acceptance of the old junior subordinated debentures for exchange;

     o terminate the exchange offer;

     o extend the expiration date and retain all old junior subordinated debentures that have been tendered, subject to the right of owners of old junior subordinated debentures to withdraw their tendered old junior subordinated debentures;

     o refuse to accept the old junior subordinated debentures and return all old junior subordinated debentures that have been tendered to us; or

     o waive any condition or otherwise amend the terms of the exchange offer in any respect.


     Procedures for Tendering Debentures: If you hold your old junior subordinated debentures in book-entry form, you must request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

                                              If you own old junior subordinated
                                              debentures  that are registered in
                                              the  name  of  a  broker,  dealer,
                                              commercial  bank, trust company or
                                              other  nominee,  you must  contact
                                              that  broker,  dealer,  commercial
                                              bank,   trust   company  or  other
                                              nominee.

                                              We  have  arranged  to  have  this
                                              exchange  offer  eligible  for the
                                              Depository  Trust  Company's,   or
                                              DTC's,   Automated   Tender  Offer
                                              Program, or ATOP. DTC participants
                                              that are  accepting  the  exchange
                                              offer    must    transmit    their
                                              acceptance  to  DTC,   which  will
                                              verify the  acceptance and execute
                                              a   book-entry   delivery  to  the
                                              exchange  agent's  account at DTC.
                                              DTC  will  then  send  an  agent's
                                              message to the exchange  agent for
                                              its  acceptance.  Delivery  of the
                                              agent's   message   by  DTC   will
                                              satisfy the terms of the  exchange
                                              offer  as to  the  tender  of  old
                                              junior subordinated debentures.

                                              If you hold physical  certificates
                                              evidencing    your   old    junior
                                              subordinated debentures,  complete
                                              and sign the  enclosed  letter  of
                                              transmittal,  or a manually signed
                                              facsimile  thereof,  in accordance
                                              with  the   instructions  in  that
                                              document,   have  your   signature
                                              guaranteed    if    required    by
                                              Instruction  1 of  the  letter  of
                                              transmittal,  and send or  deliver
                                              your  manually  signed  letter  of
                                              transmittal,  or  manually  signed
                                              facsimile,   together   with   the
                                              certificates  evidencing  the  old
                                              junior   subordinated   debentures
                                              being   tendered   and  any  other
                                              required documents to the exchange
                                              agent.

                                              If you desire to tender old junior
                                              subordinated   debentures  in  the
                                              exchange  offer and cannot  comply
                                              with the  procedures  described in
                                              this   prospectus  for  tender  or
                                              delivery  on a timely  basis or if
                                              your   old   junior   subordinated
                                              debentures  are  not   immediately
                                              available, you may tender your old
                                              junior   subordinated   debentures
                                              using    the     procedures    for
                                              guaranteed  delivery  described in
                                              this prospectus.

     Withdrawal of Tenders of Debentures: You may withdraw your tender of old junior subordinated debentures at any time prior to the expiration of the exchange offer, but the exchange consideration will not be payable in respect of any old junior subordinated debentures so withdrawn. We will not determine and announce whether the cash option for the exchange consideration has been oversubscribed until after the expiration of the exchange offer. You will not be able to withdraw your tender of old junior subordinated debentures once we make this determination even though it may affect the type of exchange consideration you will receive in the exchange offer.



     Untendered Debentures: If you do not tender your old junior subordinated debentures, they will remain outstanding. The old junior subordinated debentures will be subordinated to the new senior subordinated debentures. We will have up to $182,059,000 of indebtedness that will rank senior to any untendered debentures, consisting of the new senior subordinated debentures, the credit facility guaranty and the demand promissory note held by an affiliate. In addition, as a result of the consummation of the exchange offer, the aggregate principal amount of the old junior subordinated debentures that are outstanding will be significantly reduced, which may adversely affect their market price, if any.

                                              Old junior subordinated debentures
                                              that   remain   outstanding   will
                                              remain  convertible into shares of
                                              Sierra common stock at $39.398 per
                                              share.  As of close of business on
                                              December  29,  2000,  the  closing
                                              price of  Sierra  common  stock on
                                              the New York  Stock  Exchange  was
                                              $3.80.



     Acceptance of Tendered Debentures and Exchange: Under the terms of the exchange offer and upon satisfaction or our waiver of the conditions to the exchange offer, we will accept for exchange old junior subordinated debentures validly tendered on or prior to the expiration of the exchange offer. You will only receive the exchange consideration if you validly tender your old junior subordinated debentures. We will make payment of the exchange consideration for old junior subordinated debentures validly tendered and accepted for payment by deposit of the appropriate amount of cash and the appropriate amount of new senior subordinated debentures with the exchange agent, who will act as agent for the tendering holders of old junior subordinated debentures. We expect the exchange will be made on the exchange date described in this prospectus.

Accounting                                    Treatment for the Exchange  Offer:
                                              The   new   senior    subordinated
                                              debentures will be recorded at the
                                              carrying  amount of the old junior
                                              subordinated  debentures less cash
                                              consideration  given,  if any, and
                                              that   amount   will  be  used  to
                                              determine the  effective  interest
                                              rate    of    the    new    senior
                                              subordinated debentures.

     United States Federal Income Tax Considerations: You are referred to the discussion about the federal income tax consequences of the exchange offer in
"Material United  States  Federal  Income  Tax   Consequences."   Tax  matters
are  very
complicated and the tax consequences of the exchange offer to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the exchange offer.

     No Appraisal Rights: In connection with the exchange offer, you will not have any right to dissent or to receive an appraisal of your old junior subordinated debentures.

Use of   Proceeds:                            Our  new   senior
                                              subordinated  debentures are being
                                              issued only in  exchange  for your
                                              old      junior       subordinated
                                              debentures.    All   old    junior
                                              subordinated  debentures  accepted
                                              by us in the  exchange  offer will
                                              be  canceled.  We will not receive
                                              any   cash   proceeds   from   the
                                              issuance     of     new     senior
                                              subordinated   debentures  in  the
                                              exchange offer.

"Blue Sky" Compliance:                        We are not making
                                              this  offer  to,  and we will  not
                                              accept  tenders  from,  holders of
                                              old junior subordinated debentures
                                              in any  jurisdiction in which this
                                              exchange  offer or the  acceptance
                                              of   old    junior    subordinated
                                              debentures  would not comply  with
                                              the applicable securities or "blue
                                              sky" laws of that jurisdiction.

     Dealer Manager: Banc of America Securities LLC is serving as exclusive dealer manager in connection with the exchange offer. Its address and telephone numbers are set forth on the back cover of this prospectus.

     Exchange Agent: Wells Fargo Corporate Trust is serving as exchange agent in connection with the exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

     Information Agent: D.F. King & Co., Inc. is serving as the information agent in connection with the exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

     Summary Description of New Senior Subordinated Debentures:

     The New Senior Subordinated Debentures: Up to $47,059,000 aggregate principal amount of 9% senior subordinated debentures due September 15, 2006.

Issuer:                                       CII Financial, Inc.

Trustee:                                      Wells Fargo Bank Minnesota, N.A.

Maturity:                                     September 15, 2006

Interest:                                     Interest   on   the   new   senior
                                              subordinated  debentures  will  be
                                              payable  in  cash  at a rate of 9%
                                              per year,  payable on March 15 and
                                              September   15   of   each   year,
                                              commencing March 15, 2001.

Ranking: The new senior subordinated debentures, like the old junior subordinated debentures, will be subordinated to all our senior indebtedness, including our
                                              guaranty   of   Sierra's    credit
                                              facility.  However, the new senior
                                              subordinated  debentures will rank
                                              senior to any remaining old junior
                                              subordinated debentures.

     Optional Redemption: Until September 15, 2001, the new senior subordinated debentures may be redeemed at our option at any time, from time to time, at a price equal to $1,007.50 per $1,000 principal amount of the new senior subordinated debentures, plus accrued and unpaid interest, if any. After September 15, 2001, the new senior subordinated debentures may be redeemed at our option at any time, from time to time, at a price equal to $1,000 per $1,000 principal amount of the new senior subordinated debentures, plus accrued and unpaid interest, if any.

Repurchase at Option of Holders:               In the event
                                              of a  change  in  control  of  CII
                                              Financial,  the  holders  of these
                                              new senior subordinated debentures
                                              may require that we repurchase the
                                              new senior subordinated debentures
                                              at  $1,000  per  $1,000  principal
                                              amount    of   the   new    senior
                                              subordinated   debentures,    plus
                                              accrued  and unpaid  interest,  if
                                              any.



Listing: We have applied to list the new senior subordinated debentures on the New York Stock Exchange. However, we do not expect the new senior subordinated debentures to be listed until after 30 days following the consummation of the exchange offer.

     Principal Differences Between Old and New Debentures: o The new senior subordinated debentures will rank senior in right of payment to any old junior subordinated debentures which are not tendered.

                                                    o You will  receive a higher
                                                      rate  of  interest  on the
                                                      new  senior   subordinated
                                                      debentures, which will pay
                                                      9% per annum,  than on the
                                                      old  junior   subordinated
                                                      debentures,  which  pay  7
                                                      1/2% per annum.

                                                    o The   scheduled   maturity
                                                      date  of  the  new  senior
                                                      subordinated debentures is
                                                      September 15, 2006,  which
                                                      is five  years  later than
                                                      September  15,  2001,  the
                                                      scheduled maturity date of
                                                      the       old       junior
                                                      subordinated debentures.

                                                    o The new senior
                                                      subordinated    debentures
                                                      will  not  be  convertible
                                                      into Sierra  common stock.
                                                      The       old       junior
                                                      subordinated    debentures
                                                      are    convertible    into
                                                      Sierra   common  stock  at
                                                      $39.398 per share.

     Outstanding Indebtedness: As of December 31, 2000, we had $182,059,000 of indebtedness, consisting of the old junior subordinated debentures and the credit facility guaranty. After the consummation of the exchange offer, we - will have up to $145,237,500 of indebtedness that will rank senior to the new senior subordinated debentures, consisting of the credit facility guaranty and the demand promissory note held by an affiliate. The amount of indebtedness that ranks senior to the new senior subordinated debentures will depend on the amount of old junior subordinated debentures tendered for cash and the amount of cash we borrow from an affiliate to fund the cash portion of the exchange consideration. The only indebtedness that will rank junior to the new senior subordinated debentures will be any old junior subordinated debentures that remain outstanding after the exchange offer.

          Summary Historical Financial and Other Data of CII Financial

     The table below presents our selected consolidated financial information for the periods indicated and at the end of these periods. The consolidated financial statement information as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 was derived from our consolidated financial statements included elsewhere in this prospectus. These financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and were audited by Deloitte & Touche LLP. The consolidated financial statement information at and for the nine months ended September 30, 2000 and 1999 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared by us on a basis consistent with the audited financial statements and include all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that will be achieved for future periods, including the entire year ending December 31, 2000.

     See the Glossary of Selected Insurance Terms annexed to this prospectus for an explanation of certain of the financial and other items included below.



                                          Nine Months Ended

                                            September 30,                         Year Ended December 31,
                                          -----------------                       -----------------------
                                          (dollars in thousands)                 (dollars in thousands)
                                            2000            1999           1999            1998            1997
                                            ----            ----           ----            ----            ----
Income Statement Data:

Direct written premiums                   $153,034        $106,291        $148,824        $153,914       $135,580
                                          ========        ========        ========        ========       ========

Net written premiums                       $93,857         $60,833         $85,097        $134,147       $130,597
                                           =======         =======         =======        ========       ========

Net earned premiums                        $90,951         $58,254         $82,955        $134,274       $129,197
Net investment income and net               10,757          11,901          15,395          20,229         17,361
                                           -------         -------         -------         -------        -------
  realized gains and losses

  Total revenues                           101,708          70,155          98,350         154,503        146,558
Total costs and expenses                   115,715          58,301          91,255         136,625        135,745
                                           -------          ------          ------         -------        -------

(Loss) income before

  federal income taxes and                (14,007)          11,854           7,095          17,878         10,813
  extraordinary gain
Federal income tax (benefit)               (4,902)           4,815           3,602           4,166            272
                                         ---------         -------         -------        --------     ----------
  expense

Income before extraordinary gain           (9,105)           7,039           3,493          13,712         10,541

Extraordinary gain from debt                   654               0             111              48              2
                                       -----------     -----------       ---------    ------------  -------------
  extinguishment, net of tax

Net (Loss) Income                         $(8,451)          $7,039          $3,604         $13,760        $10,543
                                          ========          ======          ======         =======        =======

Combined Ratios:

  Loss ratio                                92.38%          59.76%          74.08%          70.26%         72.24%
  Underwriting expense ratio (1)            28.59%          35.61%          31.45%          28.45%         29.67%
                                          --------          ------        --------          ------       --------
  Combined ratio                           120.97%          95.37%         105.53%          98.71%        101.91%
                                           =======          ======         =======          ======        =======

Balance Sheet Data:

Total cash, cash equivalents and          $231,604        $238,864        $226,572        $283,509
  invested assets
Total assets                               492,852         380,766         404,338         379,880
Total debt                                  47,059          51,196          50,498          51,251
Total liabilities                          434,338         309,669         338,285         305,933
Total stockholder's equity                  58,514          71,097          66,053          73,947
         .........

-------------------------------------------------------------------------------
(1) Includes policyholders' dividend ratio of 1.83% for nine months ended September 30, 2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

--------------------------------------------------------------------------------


------------------------------------ ----------------------- ------------------




                                       Nine Months Ended                 For the year Ended December 31,
                                         September 30,
                                        2000        1999       1999        1998       1997        1996        1995
                                     (dollars in thousands)                   (dollars in thousands)

Pre-tax (loss) income before           $(14,007)    $11,854     $7,095     $17,878    $10,813      $10,630     $9,083
  discontinued operations and
  extraordinary gains

Fixed Charges:
Interest expense                           2,717      2,751      3,706       4,301      4,091        4,123      4,868
Capitalized interest                           0        130        130           0          0            0          0
Interest relating to rental                  704        632        867         438        438          542        491
                                          ------     ------     ------      ------     ------       ------     ------
  expense (1)
    Total fixed charges                    3,421      3,513      4,703       4,739      4,524        4,665      5,359

Earnings available for fixed           $(10,586)    $15,367    $11,798     $22,617    $15,342      $15,295    $14,442
charges

Ratio of earnings to fixed charges       (3.09x)      4.37x      2.51x       4.77x      3.39x        3.28x      2.69x


------------------------------------ ------------ ---------- ---------- ----------- ---------- ------------ ----------


-------------------------


------------------------------------------------------------------------------



(1) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

Earnings were not sufficient to cover fixed charges during the first nine months of 2000 by $14,007,000; all other periods had sufficient income to cover charges.

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES



----------------------------------- ------------ ------------ ------------ ---





                                       Nine                      Nine      Year          Nine
                                      Months     -----------    Months     Ended        Months     Year
                                       Ended     Year Ended      Ended     December      Ended     Ended
                                     September    December     September   31, 1999    September   December
                                     30, 2000     31, 1999     30, 2000                30, 2000     31, 1999
                                      Presentation  One (1) Presentation Two (2)
                                     Presentation    Three   (3)   (dollars   in
                                     thousands)  (dollars in thousands) (dollars
                                     in thousands)

Pre-tax (loss) income before          $(13,012)       $6,907    $(13,747)     $5,975    $(14,551)      $4,962
  discontinued operations and
  extraordinary gains

Fixed Charges:
Interest expense                          1,382        1,840        2,116      2,772        3,176       4,126
Capitalized interest                          0          130            0        130            0         130
Interest relating to rental                 704          867          704        867          704         867
                                         ------       ------       ------     ------       ------      ------
  expense (4)
    Total fixed charges                   2,086        2,837        2,820      3,769        3,880       5,123

Earnings available for fixed          $(10,926)       $9,744    $(10,927)     $9,744    $(10,671)     $10,085
charges

Ratio of earnings to fixed              (5.24x)        3.44x      (3.87x)      2.59x      (2.75x)       1.97x
  charges



----------------------------------- ------------ ------------ ------------ ---------- ------------ -----------


-------------------------


-------------------------------------------------------------------------------



(1) Presentation One assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $10,237,500 in cash and $27,559,000 in principal amount of new 9% senior subordinated debentures.

(2) Presentation Two assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $5,250,000 in cash and $37,059,000 in principal amount of new 9% senior subordinated debentures.

(3) Presentation Three assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $47,059,000 in principal amount of new 9% senior subordinated debentures.

(4) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

Proforma earnings were not sufficient to cover fixed charges during the first nine months of 2000 by $13,012,000 for presentation one, $13,747,000 for presentation two and $14,551,000 for presentation three; all other periods had sufficient income to cover charges.

                                  RISK FACTORS

     By exchanging your old junior subordinated debentures for the exchange consideration, you may be choosing to invest in the new senior subordinated debentures. If you do not participate in the exchange offer, you will continue to hold old junior subordinated debentures. An investment in our debentures involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to tender your old junior subordinated debentures in the exchange offer and what form of consideration to request.

Risks relating to CII Financial

We may not be able to repay the principal amount of our debentures at their maturity date.



     CII Financial, as a holding company and sole obligor of the old junior subordinated debentures, has no available source of cash with which to pay the old junior subordinated debentures when they mature on September 15, 2001. Our ability to service our indebtedness following the exchange offer, including our payment obligations under the new senior subordinated debentures and any old junior subordinated debentures that remain outstanding, and to meet our other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. CII Financial, as a holding company, does not currently generate cash flows that will be sufficient to pay the principal amount of the debentures on their stated maturity dates. Our ability to repay the debentures or to refinance our debentures will depend on the availability of new sources of funding, which will in turn depend on our operating performance, the state of the financial markets and other factors at the time that we want to repay or refinance the debentures. Accordingly, we may not have the cash resources required to meet our obligations to repay the old junior subordinated or new senior subordinated debentures when they become due.

We may not be able to service our debt because of our operational structure.

       Substantially all our assets consist of investments in our subsidiaries, and our operations are currently conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debentures, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loan advances to us by our subsidiaries are and will continue to be subject to statutory and regulatory restrictions. California Indemnity Insurance Company, which is our only direct subsidiary, cannot currently pay any dividends to us without the prior approval of the California Department of Insurance. If our subsidiaries cannot or do not distribute a portion of their earnings to us or if their earnings are insufficient, we may be unable to service our debt.

If we are required to perform on our guaranty of Sierra's credit facility, we may not have enough assets to pay interest on or the principal amount of your debentures.

     In August 2000, CII Financial, but not any of our subsidiaries, became a guarantor of Sierra's revolving credit facility. At December 31, 2000 the credit facility was fully drawn and had an outstanding balance of $135 million. On December 15, 2000, Sierra amended and restated its credit facility. Prior to this amendment, Sierra was in breach of the credit facility's financial covenants. The old junior subordinated debentures and the new senior subordinated debentures are subordinated to our guaranty of the credit facility debt. In the event of a default in payment on our old junior subordinated debentures, Sierra's senior lenders would have the right to receive payment in full by us on our guaranty of Sierra's credit facility prior to any payment being made on the old junior subordinated debentures or the new senior subordinated debentures. In addition, in the event of Sierra's liquidation or insolvency or payment default with respect to its credit facility, our assets will be available to pay obligations on the debentures only after the credit facility has been paid in full. As a result, if we are required to perform on the guaranty we may not be able to pay the interest and principal of the debentures.

After the exchange offer, we will have up to $182 million of senior indebtedness that has and could continue to restrict our ability to obtain financing and pursue various business opportunities.

     CII Financial, as a holding company, has a significant amount of outstanding indebtedness. Upon consummation of the exchange offer, we will have up to $182,059,000 of senior indebtedness, consisting of the new senior subordinated debentures, the credit facility guaranty and the demand promissory note held by an affiliate. As a result, we will remain highly leveraged following the exchange offer. This high leverage will restrict our flexibility to obtain financing and pursue various business opportunities which could impact our ability to pay the interest and principal of the debentures.

Since our business is concentrated geographically and by industry, adverse changes in these areas could significantly impact our written premiums and profitability.

     Our current business is concentrated geographically and by industry. For the nine months ended September 30, 2000, approximately 77% of our direct written premiums were in California, 8% were in Colorado and 7% were in Nevada. Policyholders whose primary business is construction account for approximately 32% of our premiums. Any adverse change in the economic condition of these areas or in the construction industry that significantly affects our written premiums could impair our ability to pay the interest and principal of the debentures.

If we are required to increase reserves for losses for adverse loss development on prior accident years our subsidiaries will have less earnings available to pay dividends to us, which will affect our ability to pay the interest and principal of the debentures.



     In both 1999 and 2000 we were required to increase reserves for losses incurred in prior accident years. For the year ended December 31, 1999, we increased reserves related to losses on prior accident years by a net amount of $9.9 million. For the nine months ended September 30, 2000, we increased reserves related to losses on prior accident years by a net amount of $20.2 million. A significant portion of this adverse loss development was related to the 1996 through 1998 accident years and was primarily attributable to increased severity of claims in California.

     The average cost per claim under our workers' compensation policies has increased each year since 1995. Two of the factors increasing the costs of claims are medical inflation and, in California, adverse court decisions related to medical control of claims.



     If we are required to make additional increases in our loss reserves for prior year incurred losses or if any such losses have a material impact on our results of operations, our subsidiaries will have less earnings available to pay dividends to us which will make it more difficult for us to pay the interest and principal of the debentures.

If our reinsurers do not perform their obligations, we would experience significant losses which could adversely affect our ability to pay the interest and principal of the debentures.

     In the ordinary course of our business we reinsure our losses with several reinsurers. Reinsurance does not, however, relieve us of our obligation to policyholders. As of September 30, 2000, we had over $211 million of reinsurance receivables from our reinsurers. A single reinsurer accounts for approximately 87.6% of this amount. If these reinsurance companies fail to reimburse us for losses paid by us under the direct policies, we would experience significant losses which could adversely affect our ability to pay the interest and principal of the debentures.



We have reduced our reinsurance coverage, which will expose us to greater risk of ultimate loss.



     For policies issued after June 30, 2000, our reinsurance coverage has a much higher retention of liability, and covers claims in excess of $250,000 per occurrence, compared to our former retention that had a maximum of $17,000 per occurrence. As a result, we must pay a substantially higher portion of each claim before we have recourse to our reinsurers. In making this change, we expect an increase in premiums retained after reinsurance, an increase in investment income over time and an increase in our net loss ratio. If our net loss ratio increases greater than the offsetting investment income, then our subsidiaries will have less earnings available to pay dividends to us, which will affect our ability to pay the interest and principal of the debentures.

If the competitive environment in California continues to adversely affect our premiums on workers' compensation insurance policies, our profitability and ability to repay the debentures will be adversely affected.

     For the nine months ended September 30, 2000, approximately 77% of our direct written premiums were in California. There has been intense price competition in California since that state replaced its minimum rate law with an open rating premium law in 1995. While workers' compensation rates have risen in California during 2000, the premiums charged remain lower than those charged prior to the 1995 change in law. This price competition has affected and could continue to affect our profitability. Many of our competitors are larger and have significantly greater resources than us. Continued price competition could reduce our profitability and may reduce the earnings of our subsidiaries available to pay the interest and principal of the debentures.

If the open rating environment in Nevada scheduled for July 1, 2001 results in price competition that requires us to lower our premiums, our profitability may be harmed.

     For the nine months ended September 30, 2000, approximately 7% of our direct written premiums were in Nevada. Nevada is scheduled to change to an open rating environment from a minimum rating environment beginning July 1, 2001. After the introduction of open rating in California, premium rates were reduced. As a result, premium revenues and operating profits were adversely affected due to increased price competition and the risk of incurring losses. Although we intend to underwrite each account taking into consideration the insured's risk profile, prior loss experience, loss prevention plans and other underwriting considerations, if the open rating environment in Nevada results in reduced premiums, our profitability could be harmed and we may not have sufficient subsidiary earnings to pay the interest and principal of the debentures.

A rating downgrade from insurance rating agencies could reflect negatively on our reliability and make it more difficult for us to sell our workers' compensation insurance policies.

     In the event we default on our debentures, our subsidiaries' insurance ratings may be downgraded. A downgrade of our insurance subsidiaries' rating by A.M. Best or Fitch could adversely affect our sales of workers' compensation insurance to customers since these customers frequently consider insurance agency ratings as a factor in selecting their insurers.

If our costs are increased because of regulations and regulatory development we may not be able to operate profitably.

     Our insurance subsidiaries are subject to extensive regulation by the California and Texas Departments of Insurance, and are also subject to regulation in each additional jurisdiction in which they become licensed to transact business. Because insurance regulations are designed primarily for the protection of policyholders rather than stockholders or creditors, these regulations could impede our creditors' ability to fully enforce their rights. Our failure to comply with these regulations could result in various regulatory actions including oversight of our insurance subsidiaries or other actions which could adversely affect our operations and our ability to service our debt. The nature and extent of such regulations varies from jurisdiction to jurisdiction, but typically involves:



o standards of solvency and minimum amounts of capital and surplus which must be maintained;

o        limits on types and amounts of investments;

o restrictions on the size of risks which may be insured by a single company;

o        licensing of insurers and their agents;

o        required deposits of securities for the benefit of policyholders;

o        approval of policy forms;

o establishment of statutory reporting practices and the form and content of statutory financial statements;

o      establishment of methods for setting statutory loss and expense reserves;

o        review, and in some instances, prior approval of premium rates;

o        limits on transactions among insurers and their affiliates;

o        approval of all proposed changes of control;

o        approval of dividends;

o        setting and collecting guarantee fund assessments; and

o required filing of annual and other reports with respect to the financial condition and operation of insurers. In addition, state regulatory examiners perform periodic financial and underwriting examinations of insurers.



     Changes in regulation could further increase our costs. For example, the National Association of Insurance Commissioners, or the NAIC, which is a voluntary organization of state regulators, is currently engaged in a project to codify statutory accounting practices. This project is likely to change the definition of what constitutes prescribed versus permitted statutory accounting practices and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. If our costs are increased or if the operations of our insurance subsidiaries are otherwise adversely affected by insurance regulations, our profitability could be harmed and we may not have sufficient subsidiary earnings to pay the interest and principal of the debentures.



If we are unable to maintain and improve our management information system, our operations would be adversely affected.



Our management information system is critical to our current and future operations. The information gathered and processed by our management information system assists us in, among other things, pricing our product, invoicing and collecting our premiums, processing and paying our claims and vendor invoices and providing us with information to manage our business. In the past we have encountered some difficulty with replacing or enhancing our systems. In 1998 we began a two-year project to convert our policy and claims processing system from our internally developed software to software supported by a third party vendor. The conversion failed due to non-performance by the vendor. Our internally developed software, which is critical to our operations, runs on WANG hardware. Although WANG has continued to support the hardware, there is uncertainty of future availability and cost of hardware upgrades. If our systems were to fail or if we were unable to expand or enhance the capability of our systems, our business would be adversely affected. We are planning to migrate our claims and policy processing functions off the WANG platform and on to a Hewlett Packard / Unix based operating system.

Power interruptions due to power shortages in California will negatively impact our operations.

         Our centralized WANG computer system is housed in Northern California and has recently been shut down for a short period of time due to a power outage. Our WANG system is supported by an uninterrupted power source, which provides up to ninety minutes of power during a power outage. The uninterrupted power source requires twelve hours to recharge after each use. We are currently in the process of upgrading our uninterrupted power source to allow operation of the WANG system without interruption for approximately three hours and to provide a portion of our desktop units with power during this period. In the event a power outage occurs which lasts longer,we may experience data corruption with respect to the claims and policy information being used at the time the system shuts down. In addition, our employees in all states would be prevented from accessing the claims and policy processing systems during a prolonged power outage. We are in the planning stages to move the centralized computer system outside the state of California.

         Approximately half of our employees are located in California. A power outage not only reduces the productivity of these employees but also impacts our ability to service our customers. Should the frequency or duration of the power outages increase, our business would be adversely impacted.

Factors beyond our control may lead to reduced premium levels and investment income which could make it more difficult for us to repay the debentures.

     In the workers' compensation insurance business, changes in economic conditions can lead to reduced premium levels due to lower payrolls and to increased claims due to the tendency of workers who are laid off to submit workers' compensation claims. Changes in market interest rates can affect the amount of interest income that we can earn on our investment portfolio, as well as the amount of realized and unrealized gains or losses on specific holdings within our investment portfolio. Any reduction in premium levels or in the interest income we earn on our investment portfolio could adversely affect our business and ability to repay the debentures.

We are controlled by Sierra and since Sierra's interests may not be the same as the interests of the holders of the debentures, Sierra's actions could adversely affect our ability to pay the interest and principal of the new debentures.

     All of CII Financial's common stock is owned by Sierra. Sierra thus is able to elect our board of directors and thereby indirectly control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions. Shares of our common stock and shares of common stock of our subsidiaries may from time to time be pledged, subject to certain regulatory requirements, to secure obligations of Sierra or its affiliates. CII Financial has guaranteed Sierra's obligations under its fully drawn $135 million senior secured credit facility. Since the interests of Sierra may not be the same as the interests of the holders of debentures, Sierra's actions could adversely affect our ability to pay the interest and principal of the debentures.



Risks relating to our debentures



We expect a limited trading market for the debentures and this will make it difficult for you to sell them.

     The old junior subordinated debentures are not listed on any securities exchange or quoted on The Nasdaq Stock Market. Although we have applied to list the new senior subordinated debentures on the New York Stock Exchange, we do not expect any active trading market for our debentures to exist. Accordingly, you may have difficulty selling your debentures after the expiration of the offer.

     To the extent that the old junior subordinated debentures are tendered and accepted in the exchange offer, the outstanding principal amount available for trading will be reduced, and consequently, any existing trading market for the remaining old junior subordinated debentures will likely become even more limited than it is now. As a result, you may have even more difficulty selling your old junior subordinated debentures after the consummation of the exchange offer.

     Since the old junior subordinated debentures will rank junior to the new senior subordinated debentures, in the event of a default, we will only be able to make payments to holders of old junior subordinated debentures after the guaranty of Sierra's credit facility, new senior subordinated debentures and any other senior debt has been paid in full.

     The old junior subordinated debentures will rank junior to the new senior subordinated debentures and to our guaranty of Sierra's credit facility and other senior debt. The risk of non-payment to holders of old junior subordinated debentures will be increased because, in the event of a payment default, we will only be able to make payments to holders of old junior subordinated debentures after the new senior subordinated debentures, the guaranty of Sierra's credit facility and any other senior debt has been paid in full.

Risks Associated with the Exchange Offer

If the cash option is oversubscribed, you will have to accept new senior subordinated debentures as part of your exchange consideration.

     If you elect to receive cash in the exchange offer, and the cash option is oversubscribed, you will receive new senior subordinated debentures as a portion of your exchange consideration. We will not determine whether the cash option for the exchange consideration has been oversubscribed until after the expiration of the exchange offer. You will not be able to withdraw your tender of old junior subordinated debentures at the time we make this determination even though it may affect the type of exchange consideration you will receive in the exchange offer.

The exchange offer may not represent a fair valuation of the old junior subordinated debentures and holders who do not tender their old junior subordinated debentures may receive less than we are offering when the old junior subordinated debentures mature.

Our board of directors has made no determination that the exchange offer represents a fair valuation of the old junior subordinated debentures. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange offer to you or us. We do not now have an available source of cash with which to pay the old junior subordinated debentures when they mature on September 15, 2001. If we default on the old junior subordinated debentures, up to $182 million of indebtedness that ranks senior to those debentures could come due and would then have to be paid first. In that event, our remaining cash resources may not be sufficient to pay the old junior subordinated debentures. In fact, the amount then available to pay these debentures may be less than the cash available under this exchange offer.

If we are unable to fund the cash portion of the exchange consideration, we will not be able to complete the exchange offer.

     We intend to fund the cash portion of the exchange consideration through a combination of dividends or other transfers from our California insurance subsidiaries and a loan from an affiliate. The insurance subsidiaries may not be permitted to declare and pay dividends or make other transfers to us unless the California Department of Insurance approves. We may not receive this regulatory approval. Our affiliates are under no obligation to loan funds to us. If we are unable to obtain the cash required for this transaction, we will not be able to complete the exchange offer.

If Sierra does not receive the consent of Sierra's lenders under its $135 million credit facility to the exchange offer, we will not be able to complete the exchange offer.

     The consent of the lenders under Sierra's credit facility is required in order for us to consummate the exchange offer. Sierra may not receive the lenders' consent if the lenders disapprove of the terms of the exchange offer. If the consent is not received, we will not be able to complete the exchange offer.

If the proposed exchange offer is unsuccessful and we are required to perform on our credit facility guaranty and are forced to sell our insurance subsidiaries, the amount of cash available to pay the old junior subordinated debentures would likely be less than the cash available under this exchange offer.

     If the proposed exchange offer is unsuccessful and we were to default on the payment of the old junior subordinated debentures when they mature, then there will be a cross default on Sierra's credit facility debt and the banks may demand that CII Financial perform on its payment guaranty. If we then had to sell our insurance subsidiaries, our net cash proceeds would probably be substantially less than if the sale were to occur when we were not in a default situation. Under such circumstances, the California Department of Insurance could, among other things, exercise its oversight powers to preserve the assets of the insurance companies for the benefit of the policyholders and claimants and could prevent or significantly delay a possible sale of our insurance subsidiaries. If we are required to perform on the credit facility guaranty and are forced to sell our insurance subsidiaires, the amount of cash available to pay the old junior subordinated debentures would likely be less than the cash available under this exchange offer.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of the exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.



     In evaluating the exchange offer, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 12 of this prospectus.



                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-4 under which we are registering the new senior subordinated debentures to be issued to our debenture holders in the exchange offer. This prospectus is a part of that registration statement.

     This prospectus does not contain all of the information in the registration statement and the exhibits and schedules to it. For further information with respect to us and our new senior subordinated debentures, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

     You may inspect copies of the registration statements without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC.

     We do not currently file reports and information with the SEC. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, and other information with the SEC.

     You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room    New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center      Citicorp Center
Room 1024                Suite 1300                500 West Madison Street
Washington, D.C. 20549   New York, NY 10048        Suite 1400
                                                   Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning Sierra may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

     The old junior subordinated debentures are convertible into shares of Sierra common stock. Sierra has filed a registration statement on Form S-3 under which it registered the shares of Sierra common stock into which the old junior subordinated debentures are convertible. In addition, Sierra files annual, quarterly and special reports and other information with the SEC. Documents filed by Sierra with the SEC can be obtained as described above. The registration statement and Sierra's periodic filings under the Exchange Act are not incorporated by reference in this prospectus.

-----------------------------------



          USE OF PROCEEDS

     The new  senior  subordinated  debentures  issued  in  connection  with the exchange offer are only being issued in exchange for your old junior subordinated debentures. We will not receive any cash proceeds from the issuance of new senior subordinated debentures pursuant to the exchange offer. All old junior subordinated debentures accepted by us in the exchange offer will be canceled.

          CAPITALIZATION


     The following table sets forth as of September 30, 2000:

     o our actual capitalization; and

     o our capitalization adjusted to reflect the tender of all $47,059,000 aggregate principal amount of old junior subordinated debentures in the exchange offer and full subscription of the cash option, so that owners tendering outstanding old junior subordinated debentures will receive, in the aggregate, $10,237,500 in cash and $27,559,000 principal amount of new senior subordinated debentures under the exchange offer.

     We intend to fund a portion of the cash consideration of the exchange offer, as well as interest and expenses, through a loan from an affiliate evidenced by a demand promissory note, which we refer to as the affiliate note. The amount of this loan will be determined prior to the expiration of the exchange offer. For purposes of this table, we have assumed that the amount of the affiliate note will be $5.0 million.

     To the extent that old junior subordinated debentures are not validly tendered or accepted in the exchange offer, the amount set out below in the "pro forma" column for the new senior subordinated debentures and the affiliate note, depending on the election of the debenture holder, may decrease and the amount set out below in the "pro forma" column for the old junior subordinated debentures would increase. In addition, it is possible that the cash option will not be fully subscribed. In that event, the amount set below in the "pro forma" column for the new senior subordinated debentures would increase and the amount of the affiliate note may decrease. This information should be read in conjunction with our consolidated financial statements and notes thereto which are included elsewhere in this prospectus.

                                                                              September 30, 2000




                                                                      Historical    Adjustment         Proforma


                                                                        (dollars in thousands, except share data)




Total debt:
  New senior subordinated debentures (1).............                       -        $36,821             $36,821
  Old junior subordinated debentures (2).............                $ 47,059        (47,059)                 -
  Notes payable-affiliates (3).......................                       -          5,000               5,000
  Other debt.........................................                       -              _                   -
                                                                 ------------          ---------------
    Total debt.......................................                  47,059         (5,238)             41,821

Stockholder's equity:
  Common stock, no par value; 1,000 shares authorized;
     100 shares issued and outstanding                                  3,604                              3,604
---------------------------------------------------------              64,450                             64,450
  Additional paid-in capital.........................
Accumulated other comprehensive loss:
    Unrealized holding loss on available-for-sale
      investments ...................................                 (8,651)                             (8,651)
Accumulated deficit .................................                   (889)                               (889)
                                                                   ----------                       ------------
    Total stockholder's equity.......................                  58,514                             58,514
                                                                   ----------                        -----------

    Total capitalization.............................                $105,573        $(5,238)           $100,335

(1) New senior subordinated debentures will have an accounting book value of $36,821,000, which includes a deferred gain of $9,262,500. This premium will be amortized over the life of the senior subordinated debentures.



-------------------------------------------------------------------------------


(2) Retirement of old junior subordinated debentures for new senior subordinated debentures and cash.
(3)  New affiliate note payable.

                               THE EXCHANGE OFFER

     This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the exchange offer.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions of the exchange offer set forth in this prospectus and in the accompanying letter of transmittal, you can choose to exchange your old junior subordinated debentures for:

o $1,000 in principal amount of new senior subordinated debentures for each $1,000 in principal amount of old junior subordinated debentures that you tender; or

o $525 in cash for each $1,000 in principal amount of the old junior subordinated debentures that you tender, up to a maximum of $19,500,000 aggregate principal amount of old junior subordinated debentures as described below.



     We will pay in cash accrued and unpaid interest on all old junior subordinated debentures accepted in the exchange offer to, but not including, the date of acceptance.

     We have structured the exchange offer based on what we believe is an attractive offer to holders based on historical trading prices for the old junior subordinated debentures, the financial condition of our business, and our ability to pay the interest and principal on the old junior subordinated debentures when due.

     We are only offering to purchase a maximum of $19,500,000 aggregate principal amount of old junior subordinated debentures for cash. If holders of more than $19,500,000 aggregate principal amount of old junior subordinated debentures elect the cash option, we will not have enough cash to pay for all the debentures that holders elect to sell. In that case, we will purchase a total of $19,500,000 principal amount of old junior subordinated debentures for cash and we will exchange the balance of the old junior subordinated debentures we receive for new senior subordinated debentures. All holders who elect the cash option will be permitted to sell the same fraction of their old junior subordinated debentures for cash. This fraction will equal $19,500,000, divided by the aggregate principal amount of all debentures tendered for cash by all holders. To receive the maximum amount of cash, you must tender all of your old junior subordinated debentures for the cash option.



     The following table illustrates how new senior subordinated debentures and cash will be distributed in the aggregate under three scenarios, all of which assume that 100% of the old junior subordinated debentures are tendered, but each of which assumes that a different percentage of holders elects the cash option. The three scenarios are: first, that no old junior subordinated debentures are tendered for cash; second, that $19,500,000 of old junior subordinated debentures are tendered for cash; and third, that $47,059,000 of old junior subordinated debentures are tendered for cash.



   Principal amount of         Cash paid for old         Principal amount of new
        old junior            junior subordinated          senior subordinated
       subordinated                debentures             debentures issued for
   debentures tendered                                   old junior subordinated

         for cash                                              debentures
  -----------------------    -----------------------    --------------------------

       $         0          $               0                 $47,059,000

       $19,500,000                $10,237,500                 $27,559,000

       $47,059,000                $10,237,500                 $27,559,000

     We will not determine whether the cash option has been oversubscribed until after the expiration of the exchange offer. You will not be able to withdraw your tender of old junior subordinated debentures once we make this determination even though it may affect the type of exchange consideration you will receive in the exchange offer. We will publicly announce whether the cash option has been oversubscribed and the effect of any required proration of exchange consideration as soon as practicable after the expiration of the exchange offer.

     You do not have to choose the same option for all of the old junior subordinated debentures that you tender. You do not have to tender all of your old junior subordinated debentures to participate in the exchange offer. You may withdraw your tender of old junior subordinated debentures at any time before the expiration of the exchange offer.

     Our board of directors makes no recommendation to owners of the old junior subordinated debentures whether or not to tender their debentures in the exchange offer or as to the form of exchange consideration to elect. In addition, we have not authorized anyone to make a recommendation on our behalf regarding the exchange offer. Owners of the old junior subordinated debentures must make their own decision whether to tender their old junior subordinated debentures in the exchange offer and as to the form of exchange consideration to elect.

Principal Differences between the Old Junior Subordinated Debentures and the New Senior Subordinated Debentures

     The terms of our old junior subordinated debentures and our new senior subordinated debentures are described in more detail in the sections headed "Description of Debentures." The principal differences are as follows:

o The new senior subordinated debentures will rank senior in right of payment to any old junior subordinated debentures which are not tendered.

o You will receive a higher rate of interest on the new senior subordinated debentures, which will pay 9% per annum, than on the old junior subordinated debentures, which pay 7 1/2% per annum.

o The scheduled maturity date of the new senior subordinated debentures is September 15, 2006, which is five years later than September 15, 2001, the scheduled maturity date of the old junior subordinated debentures.

o The new senior subordinated debentures will not be convertible into Sierra common stock. The old junior subordinated debentures are convertible into Sierra common stock at $39.398 per share.

Period For Tendering Your Debentures

     Subject to applicable securities laws and the terms and conditions in this prospectus, we will accept for exchange any and all old junior subordinated debentures that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     If we make a material change in the terms of the exchange offer or the information concerning the exchange offer or waive a material condition to the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. In addition, we may, if we deem appropriate, extend the exchange offer for any other reason. If the consideration to be paid in the exchange offer is increased or decreased or the principal amount of old junior subordinated debentures subject to the exchange offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice to you, by public announcement or otherwise, of that increase or decrease. In the case of an extension of the exchange offer, the announcement will be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration of the exchange offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Market and Trading Information Regarding the Old Junior Subordinated Debentures

     The old junior subordinated debentures currently are traded over-the-counter. There is no established reporting system or trading market for trading in the old junior subordinated debentures. Accordingly, there is no practical way to determine the trading history of the old junior subordinated debentures. We believe that trading in the old junior subordinated debentures has been limited and sporadic. We believe that the trading market for the old junior subordinated debentures that remain outstanding after the exchange offer will be very limited.

Acceptance for Exchange of Debentures

     Upon the terms and subject to the conditions of the exchange offer and applicable law, we will exchange the applicable exchange consideration for all old junior subordinated debentures validly tendered and not withdrawn under the exchange offer on or prior to the expiration of the exchange offer.

     This exchange will be made by our deposit of the exchange consideration with the exchange agent as soon as practicable after the expiration of the exchange offer so that the exchange consideration may be paid to you on the exchange date.

     The exchange agent will act as agent for you for the purpose of issuing the exchange consideration for the old junior subordinated debentures. Under no circumstances will interest on the exchange consideration be paid by us by reason of any delay on behalf of the exchange agent in making that exchange.

     We expressly reserve the right, in our sole discretion and subject to Rule 14e-l(c) under the Exchange Act of 1934, to delay acceptance for exchange of, or the exchange of, old junior subordinated debentures in order to comply, in whole or in part, with any applicable law or regulation.

     In all cases, the exchange agent will deliver the exchange consideration for old junior subordinated debentures accepted for exchange under the exchange offer only after timely receipt by the exchange agent of:

o certificates representing your old junior subordinated debentures or timely confirmation of a book-entry transfer of your old junior subordinated debentures into the exchange agent's account at DTC;

o a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof or, in the case of book-entry transfer, an "agent's message"; and

o        any other documents required by the letter of transmittal.

     For purposes of the exchange offer, validly tendered old junior subordinated debentures, or defectively tendered old junior subordinated debentures for which we have waived that defect, will be deemed to have been accepted for exchange by us if, as and when we give written notice thereof to the exchange agent.

     If the exchange offer is terminated or withdrawn, or the old junior subordinated debentures are not accepted for exchange, no exchange consideration will be paid or payable. If any tendered old junior subordinated debentures are not exchanged under the exchange offer for any reason, or certificates are submitted evidencing more old junior subordinated debentures than are tendered, those old junior subordinated debentures not exchanged will be returned, without expense, to you, or, in the case of old junior subordinated debentures tendered by book-entry transfer, those old junior subordinated debentures will be credited to the account maintained at DTC from which those old junior subordinated debentures were delivered, unless otherwise requested by you under the heading "Special Delivery Instructions" in the letter of transmittal, promptly after the expiration of the exchange offer or termination of the exchange offer.

Procedures for Exchanging Debentures

     In order to receive the exchange consideration you must tender your old junior subordinated debentures under the exchange offer on or before its expiration.

     The method of delivery of old junior subordinated debentures and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP, is at your election and risk. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration of the exchange offer.

     It is contemplated that our new senior subordinated debentures will be delivered in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to promptly contact a bank, broker or other intermediary that has the capability to hold securities custodially through DTC, to arrange for the receipt of any new senior subordinated debentures to be delivered as part of the exchange consideration, and to obtain the information necessary in the letter of transmittal. The payment of any cash to you will be paid to you by the exchange agent.

     If you have any questions or need help in tendering your notes, please call the information agent whose address and phone number are on the back cover of this prospectus.

     Tenders of debentures. Your tender of old junior subordinated debentures, and subsequent acceptance by us, by one of the procedures set out below will constitute a binding agreement between us and you in accordance with the terms and subject to the conditions set forth in this prospectus, in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     Tenders of debentures held in physical form. To effectively tender old junior subordinated debentures held in physical form:

o you must properly complete and duly execute a letter of transmittal, or a manually signed facsimile thereof, and any other documents required by the letter of transmittal, and those documents must be received by the exchange agent at its address set out on the back cover of this prospectus; and

o you must ensure that certificates representing those old junior subordinated debentures are received by the exchange agent at that address on or prior to the expiration of the exchange offer.

     Letters of transmittal and old junior subordinated debentures should be sent only to the exchange agent and should not be sent to us, the information agent or the dealer manager.

     If your old junior subordinated debentures are registered in the name of a person other than the signatory to the letter of transmittal, then, in order to tender those old junior subordinated debentures under the exchange offer, the old junior subordinated debentures must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as that name appears on the old junior subordinated debentures, with the signature on the old junior subordinated debentures or instruments of transfer guaranteed as provided below.

     Tender of debentures held through a custodian. If your old junior subordinated debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender old junior subordinated debentures and deliver a letter of transmittal, you should contact that broker, dealer, commercial bank, trust company or other nominee promptly and instruct him or her or it to tender old junior subordinated debentures and deliver a letter of transmittal on your behalf. A letter of instructions is enclosed in the materials provided along with this prospectus which may be used by you in this process to instruct the registered holder to tender old junior subordinated debentures. If you wish to tender those old junior subordinated debentures yourself, you must, prior to completing and executing the letter of transmittal and delivering those old junior subordinated debentures, either make appropriate arrangements to register ownership of the old junior subordinated debentures in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Tender of debentures held through DTC. We have confirmed with DTC that the old junior subordinated debentures may be tendered using ATOP. DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old junior subordinated debentures to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message states that DTC has received instructions from the participant to tender old junior subordinated debentures and that the participant agrees to be bound by the terms of the letter of transmittal.

     By using the ATOP procedures to tender old junior subordinated debentures, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

     Book-entry delivery procedures. The exchange agent will establish accounts with respect to the old junior subordinated debentures at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     Although delivery of old junior subordinated debentures may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message, in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted, to and received by the exchange agent at one or more of its addresses set out on the back cover of this prospectus on or prior to the expiration of the exchange offer in connection with the tender of those old junior subordinated debentures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this prospectus as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal.

     Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your tender of old junior subordinated debentures tendered are tendered:

o by a registered holder of old junior subordinated debentures, or by a participant in DTC whose name appears on a security position listing as the owner of those old junior subordinated debentures, who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

o for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions".

     If your old junior subordinated debentures are registered in the name of a person other than the signatory to the letter of transmittal or if old junior subordinated debentures not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered old junior subordinated debentures must be guaranteed. See Instructions 1 and 5 of the letter of transmittal.

     Mutilated, lost, stolen or destroyed certificates. If you desire to tender old junior subordinated debentures, but the certificates evidencing those old junior subordinated debentures have been mutilated, lost, stolen or destroyed, you should contact us for information about the procedures for obtaining replacement certificates for old junior subordinated debentures at the following address or telephone number: 2716 North Tenaya Way, Las Vegas, Nevada 89128 or
(702) 242-7040.

     Guaranteed delivery. If you want to tender old junior subordinated debentures under the exchange offer prior to the expiration of the exchange offer and,

o your certificates representing those old junior subordinated debentures are not immediately available;

o time will not permit your letter of transmittal, the certificates representing your old junior subordinated debentures and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer; or

o the procedures for book-entry transfer, including delivery of an agent's message, cannot be completed on or prior to the expiration of the exchange offer, you may nevertheless tender your old junior subordinated debentures with the effect that tender will be deemed to have been received on or prior to the expiration of the exchange offer if all the following conditions are satisfied:

o        the tender is made by or through an eligible institution;

o a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by us is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

o the certificates for the tendered old junior subordinated debentures, in proper form for transfer, or a book-entry confirmation of the transfer of those old junior subordinated debentures into the exchange agent's account at DTC as described above, together with a letter of transmittal, or manually signed facsimile thereof, that is properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within two business days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery.

     Under no circumstances will interest be paid by us by reason of any delay in exchanging old junior subordinated debentures for the exchange consideration to any person using the guaranteed delivery procedures that results from this guaranteed delivery. The exchange consideration for old junior subordinated debentures tendered under the guaranteed delivery procedures will be the same as for old junior subordinated debentures delivered to the exchange agent on or prior to the expiration of the exchange offer, even if the old junior subordinated debentures to be delivered subject to the guaranteed delivery procedures are not so delivered to the exchange agent, and therefore exchange by the exchange agent on account of those old junior subordinated debentures is not made, until after the exchange date.

     Backup United States federal income tax withholding. To prevent backup federal income tax withholding you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

     Determination of validity. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tendered old junior subordinated debentures subject to any of the procedures described above will be determined by us, in our sole discretion, which determination shall be final and binding.

     We reserve the right to reject any or all tenders of any old junior subordinated debentures that we determine not to be in proper form or if the acceptance for tender of those old junior subordinated debentures may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of your old junior subordinated debentures, whether or not similar defects or irregularities are waived in the case of other holders of old junior subordinated debentures.

     Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of old junior subordinated debentures, you will be entitled to the exchange consideration.

Withdrawal of Tendered Old Junior Subordinated Debentures

     You may withdraw tenders of debentures at any time on or prior to the expiration of the exchange offer, but the exchange consideration shall not be payable in respect of old junior subordinated debentures so withdrawn. We will not determine whether the cash option for the exchange consideration has been oversubscribed until after the expiration of the exchange offer. You will not be able to withdraw your tender of old junior subordinated debentures at the time we make this determination even though it may affect the type of exchange consideration you will receive in the exchange offer.

     Tenders of old junior subordinated debentures may be validly withdrawn if the exchange offer is terminated without any old junior subordinated debentures being exchanged thereunder. In this case, the old junior subordinated debentures tendered under the exchange offer will be promptly returned to you.

     If we make a material change in the terms of the exchange offer or waive a material condition of the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. In addition, we may, if we deem appropriate, extend the exchange offer for any other reason. If the consideration to be paid in the exchange offer is increased or decreased or the principal amount of old junior subordinated debentures subject to the exchange offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice to you, by public announcement or otherwise, of that increase or decrease.

     For a withdrawal of tendered old junior subordinated debentures to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at its address set out on the back cover of this prospectus. Any such notice of withdrawal must:

o specify the name of the person who tendered the old junior subordinated debentures to be withdrawn;

o contain the description of the old junior subordinated debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing those old junior subordinated debentures, unless those old junior subordinated debentures were tendered by book-entry transfer, and the aggregate principal amount represented by those old junior subordinated debentures; and

o be signed in the same manner as the original signature on the letter of transmittal by which those old junior subordinated debentures were tendered, including any required signature guarantees, or be accompanied by evidence sufficient to the exchange agent that the person withdrawing the tender has succeeded to the beneficial ownership of the old junior subordinated debentures.

     If the old junior subordinated debentures to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

     Any permitted withdrawal of old junior subordinated debentures may not be rescinded, and any old junior subordinated debentures properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawn old junior subordinated debentures may, however, be re-tendered by again following one of the appropriate procedures described in this prospectus at any time on or prior to the expiration of the exchange offer.

     If we extend the exchange offer or if for any reason, whether before or after any old junior subordinated debentures have been accepted for tender, the acceptance for tender of old junior subordinated debentures is delayed or if we are unable to accept the tender of old junior subordinated debentures under the exchange offer, then, without prejudice to our rights under the exchange offer, tendered old junior subordinated debentures may be retained by the exchange agent on our behalf and may not be withdrawn, subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer, except as otherwise provided in this section.

     All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the exchange agent, the dealer manager, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Conditions to, and Amendment of, the Exchange Offer

     The exchange offer is subject to the conditions that:

o we must receive valid tenders for at least 90% of the aggregate principal amount of the outstanding old junior subordinated debentures;



o we must receive the consent of the lenders, under Sierra's $135 million senior secured credit facility, which has been guaranteed by us to our issuing the new senior subordinated debentures in the exchange offer;



o we must receive the approval of the California Department of Insurance required for one or more of our subsidiaries to directly or indirectly fund all or part of the cash to be paid as the exchange consideration;

     o we must obtain sufficient cash to pay any cash consideration required to be paid as exchange offer consideration; and

     o  the  exchange  offer  complies  with   applicable  laws  and  applicable
interpretations of the staff of the SEC;

     o the new senior subordinated debentures must be approved for listing on the New York Stock Exchange;

o no litigation has been instituted or threatened or law enacted that could prohibit the exchange offer, materially adversely affect our business or materially impair the benefits of the exchange offer;

o no event has occurred affecting our business that could prohibit, prevent or significantly delay consummation of the exchange offer, or materially impair our contemplated benefits of the exchange offer; and

o no tender or exchange offer for our equity securities or any business combination involving us has been proposed or announced or has occurred.

     Subject to satisfaction or waiver of the conditions, we will accept for exchange any and all old junior subordinated debentures that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. However, we reserve the right to:

o delay the acceptance of your old junior subordinated debentures for exchange;

o        terminate the exchange offer;

o extend the expiration date and retain all old junior subordinated debentures that have been tendered, subject to the right of owners of the old junior subordinated debentures to withdraw their tendered old junior subordinated debentures;

     o refuse to accept the old junior subordinated debentures and return all old junior subordinated debentures that have been tendered to us; or

     o waive any condition or otherwise amend the terms of the exchange offer in any respect.

United States Federal Income Tax Consequences of the Exchange Offer

     You  are  referred  to  the   discussion   about  the  federal  income  tax
consequences   of  the  exchange   offer  under  "Material United   States
Federal  Tax
Consequences". Tax matters are very complicated and the tax consequences of the exchange offer to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the exchange offer.

Exchange Agent

     We have appointed Wells Fargo Bank Minnesota, N.A. as the exchange agent for the exchange offer of the old junior subordinated debentures. We have agreed to pay Wells Fargo Corporate Trust reasonable and customary fees for its services and will reimburse Wells Fargo Corporate Trust for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

         Wells Fargo Corporate Trust:

         By Registered & Certified Mail:

         WELLS FARGO BANK MINNESOTA, N.A.
         Corporate Trust Operations

         MAC N9303-121
         PO Box 1517
         Minneapolis, MN  55480

         By Regular Mail or Overnight Courier:

         WELLS FARGO BANK MINNESOTA, N.A.
         Corporate Trust Operations

         MAC N9303-121

         Sixth & Marquette Avenue
         Minneapolis, MN  55479

         In Person by Hand Only:

         WELLS FARGO BANK MINNESOTA, N.A.
         12th Floor - Northstar East Building
         Corporate Trust Services
         608 Second Avenue South



         Minneapolis, MN  55479


         By Facsimile (for Eligible Institutions only):

         (612) 667-4927

         For Information or Confirmation by
         Telephone:

         (800) 344-5128

     Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Dealer Manager

     We have retained Banc of America Securities LLC as our exclusive dealer manager in connection with the exchange offer. We will pay Banc of America Securities LLC a customary fee for its services. We have also agreed to reimburse Banc of America Securities LLC for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. These expenses are not included in the fees set forth above.

Information Agent

     We have appointed D.F. King & Co., Inc., the information agent for the exchange offer of the old junior subordinated debentures. We have agreed to pay D.F. King reasonable and customary fees for its services and will reimburse D.F. King for its reasonable out-of-pocket expenses. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

         D.F. King & Co., Inc.
         77 Water Street
         New York, New York 10005

         Banks and Brokers, call collect:

         (212) 269-5500

         Others, call toll free:
         (800) 735-3591

Fees and Expenses

     We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, we may make additional solicitations by telephone, facsimile, e-mail or in person by officers and regular employees of ours and those of our affiliates.

     In addition, we may make payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer and are estimated in the aggregate to be approximately $1.6 million. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Payment of Solicitation Fee

     We will pay to soliciting dealers a solicitation fee of $2.50 per $1,000 of old junior subordinated debentures tendered, accepted for purchase and paid pursuant to the exchange offer, provided, that the aggregate solicitation fee paid to any one soliciting dealer shall not exceed $15,000. As used herein, a "soliciting dealer" is an entity covered by a letter of transmittal which designated its name as having solicited and obtained the tender, and is:

     o any broker or dealer in securities, excluding the dealer manager, which is a member of any national securities exchange or of the NASD;

o any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member; or

o        any bank or trust company.

     No such fee shall be payable to a soliciting dealer with respect to the tender of old junior subordinated debentures by a holder unless the letter of transmittal accompanying such tender designates such soliciting dealer. No such fee shall be payable to a soliciting dealer in respect of old junior subordinated debentures registered in the name of such soliciting dealer unless such old junior subordinated debentures are held by such soliciting dealer as nominee and such old junior subordinated debentures are being tendered for the benefit of one or more beneficial owners identified on the letter of transmittal. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a soliciting dealer with respect to old junior subordinated debentures tendered for such soliciting dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of us, DTC, the dealer manager or the information agent for purposes of the exchange offer. For all purposes noted in all materials related to the exchange offer, the term "solicit" shall be deemed to mean no more than "processing old junior subordinated debentures tendered" or "forwarding to customers materials relating to the exchange offer."

     We will also, upon request, reimburse soliciting dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the exchange offer to their customers.

Transfer Taxes

     Owners who tender their old junior subordinated debentures for exchange will not be obligated to pay any transfer taxes. If, however,

     o new senior subordinated debentures are to be delivered to, or issued in the name of, any person other than the registered owner of the old junior subordinated debentures; or

     o old junior subordinated debentures are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of new senior subordinated debentures for old junior subordinated debentures in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

     You will not have any right to dissent and receive an appraisal of your old junior subordinated debentures in connection with the exchange offer.

Listing



     We have applied to list the new senior subordinated debentures on the New York Stock Exchange. However, we do not expect the new senior subordinated debentures to be listed until after 30 days following the consummation of the exchange offer.



Accounting Treatment of the Exchange Offer

     The new senior subordinated debentures will be recorded at the carrying amount of the old junior subordinated debentures less cash consideration given, if any, and that amount will be used to determine the effective interest rate of the new senior subordinated debentures.

Fractional Debentures

     We will issue new senior subordinated debentures in denominations of $1,000 and integral multiples of $1,000. Any fractional principal amount of new senior subordinated debentures which a registered holder is entitled to receive as exchange consideration will be paid in cash.

"Blue Sky" Compliance

     We are making this exchange offer to all holders of old junior subordinated debentures. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of old junior subordinated debentures be accepted from or on behalf of, the holders of old junior subordinated debentures residing in such jurisdiction.

                                    BUSINESS

General

     We are a holding company whose subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company are primarily engaged in writing workers' compensation insurance in nine Western and Midwestern states. Substantially all of our assets and our operations are conducted through our subsidiaries. In addition, we have other smaller subsidiaries that we consider immaterial to our overall results.

     We were acquired by Sierra on October 31, 1995 in a transaction treated as a pooling of interests. However, our old junior subordinated debentures remain solely our obligation and Sierra has not guaranteed the payment of the debentures.

     Our subsidiaries write workers' compensation insurance in the states of California, Colorado, Nevada, Texas, Nebraska, Kansas, Missouri, New Mexico and Utah primarily through independent insurance agents and brokers, and have licenses in 33 states and the District of Columbia and applications pending for licenses in other states. California, Colorado and Nevada represented approximately 77%, 8% and 7%, respectively, of our direct written premiums for the nine months ended September 30, 2000.

     We focus on writing lower-severity classes of workers' compensation insurance for primarily small and mid-sized employers although we actively pursue accounts of all sizes. This strategy allows us to direct our managed care expertise to employers that may lack the in-house resources needed to manage costs effectively and to return injured employees to work safely and quickly. These techniques include the use of specialized preferred provider networks, utilization review by our board certified occupational medicine physician and the employment of nurse case managers, medical bill reviewers, and job developers to facilitate early return to work. In particular, our Return to Work, or RTW, Program has brought a large number of injured workers back to the job more quickly and at a lower cost than would have otherwise been possible.

     By focusing primarily on small and mid-sized employers, we seek to target under-served segments of the workers' compensation market and avoid the price competition associated with large accounts. As of September 30, 2000, we had 16,155 policies in force and an average policy size of approximately $11,700.



     The following table sets forth the percentages of our written premiums in force on September 30, 2000, December 31, 1999, and July 31, 1998 attributable to the listed risk classifications identified as the policy holders governing class:







                                             September 30, 2000        Dec. 31, 1999          July 31, 1998


                                           ----------------------- ---------------------- -----------------------


Construction                                       31.20%                 28.41%                  26.63%
Manufacturing                                      15.33                   15.97                  14.69
Service Industry                                   12.58                   12.82                  12.27
Agriculture                                        11.92                   11.80                  11.39
Other (1)                                          28.97                   31.00                  35.02
                                                   -----                   -----                  -----
Total                                             100.00%                 100.00%                100.00%


------------------
(1) Includes all other risk classifications insured by us, none of which accounted for more than 9.5% of our written premiums in force as of any of the above dates.

Underwriting

     Prior to insuring a particular risk, we review, among other factors, the employer's prior loss experience and other pertinent underwriting information. Additionally, we determine whether the employer's employment classifications are among the classifications that we have elected to insure and if the amounts of the premiums for the classifications are within our guidelines. We review these classifications periodically to evaluate whether they are profitable. Of the approximately 550 employment classifications in California, we are willing to insure approximately two-thirds. The remaining classifications are either excluded by our reinsurance treaty or are believed by us to be too hazardous or not profitable. In addition, we increase our requirements for certain classifications to increase the likelihood of profitability.

     Once an employer has been insured by us, our loss control department may assist the insured in developing and maintaining safety programs and procedures to minimize on-the-job injuries and industrial health hazards. The safety programs and procedures vary from insured to insured. Depending upon the size, classifications and loss experience of the employer, our loss control department will periodically inspect the employer's places of business and may recommend changes that could prevent industrial accidents. In addition, severe or recurring injuries may also warrant on-site inspections. In certain instances, members of our loss control department may conduct special educational training sessions for insured employees to assist in the prevention of on-the-job injuries. For example, employers engaged in contracting may be offered a training session on general first aid and prevention of injuries from specific work exposures.

Claims

     Our claims operation is organized into a centralized claims/managed care service office in Las Vegas, Nevada, and four regional claims service offices. Major claims, those of high severity, complex nature and/or which are expected to exceed applicable reinsurance retention levels, are handled directly, or supervised, by the reinsurance claims staff.



     Our approach to claims administration relies upon a high level of interaction with the injured worker and the insured to resolve claims in an efficient and cost effective manner. Claims personnel act as the contact point with the insured and refer the claim to the appropriate support services within our managed care and Return To Work, or RTW, functions.

     Sierra Health and Life Insurance Company. Effective December 2000, for all claims other than from our Texas operation, we have contracted our medical management, bill review, and return to work with Sierra Health and Life Insurance Company's Workers' Compensation Managed Care Division. The arrangement is at cost. The staff of the Managed Care Division, consists of 88 employees, who were previously employed by California Indemnity Insurance Company in the same capacities. Sierra Health and Life Insurance Company is a wholly-owned subsidiary of Sierra.



     We have sought to reduce medical and indemnity cost by minimizing litigation and litigation expense, returning workers to work safely and quickly, and having access to medical attention at competitive prices. We have sought to accomplish this by:

     o using statewide medical provider networks, the members of which have agreed to provide hospital and physician services at reduced fee schedules;

     o utilizing medical bill review services which advise us of any excess charges submitted by providers;

     o facilitating early return to work and managing vocational rehabilitation costs;

     o improving customer service to allow for faster reporting; and

     o outsourcing legal defense.

     Use of Managed Care. We use managed care techniques to manage claim costs. Except where limited by law, our managed care strategy directs injured workers to preferred provider organizations, which we refer to as PPO's, to take advantage of rates negotiated by the PPO's with participating providers and to utilize doctors who understand the procedures and communication required to allow injured workers to return to work safely and quickly. This strategy has led us to spend substantially less on medical costs than otherwise payable under state established fee schedules. From 1995 to September 30, 2000, our use of PPO's as a percentage of total medical bills where a saving was achieved, known as "PPO penetration", increased from 25% to 50%. In addition to increasing PPO penetration we also increased the savings from state established fee schedules to 33% through September 30, 2000, from 22% of such schedules for 1995.

     Management of the medical portion of any claim assists the employer in managing the cost of the indemnity benefit. Our staff of nurses evaluates lost-time cases and directs the injured employee to preferred providers. We utilize a board certified occupational medicine physician as medical director to provide prospective, concurrent, and retrospective review of inpatient admissions. The medical director can communicate directly with treating physicians to assist with the direction of appropriate and timely medical care. By requesting the treating provider to obtain authorization prior to the administration of medical care, we seek to receive medical justification for proposed treatments, which often leads to more accurate medical diagnoses. We have used the medical authorization process to reduce the costs associated with over-treating or under-treating by medical care providers.

      Medical Bill Review. We use medical bill reviewers to manage costs. By performing the bill review work, we have increased our bill review savings as a percentage of state fee schedules from 25% for 1995 to 38% for the nine months ended September 30, 2000.

     Return to Work, or "RTW", Program. A critical component of our claims administration approach and our accompanying efforts to reduce indemnity costs is our RTW Program. The program assigns certain claims to a RTW technician, who contacts the injured worker's physician and employer to ascertain functional capacity restrictions and determines whether the employee can perform modified or temporary work. In an unmanaged environment, the doctor typically relies upon the injured worker's description of job duties and bases the medical impairment and disability status upon that subjective description. Such reliance on the worker's description can lead to increased amounts of lost time and, therefore, much higher indemnity payments by us. The RTW technician's task is to work with the doctor and the employer to formally define job duties and to compare those against functional capacity restrictions. This process allows the RTW technician to determine the extent of job disability and the need for vocational rehabilitation as required by the state. By being directly involved with the assessment process, we not only strive to obtain an objective disability diagnosis, but also provide a valuable service to our smaller insureds, who typically do not have formalized processes for return to work.

     Customer Service. Early claims reporting allows us to direct the injured worker to in-network medical care providers, to enroll those workers in the RTW program, and to reduce the chance of litigation. We have instituted a 24-hour per day, seven days per week, toll free "800" telephone number that allows employers to notify us of a potential claim as quickly as possible.

     Our customer service call center directs policyholders and injured workers to the nearest preferred health care facility and provides assistance to claims examiners by asking specific investigative questions which allow the examiner to make prompt claim decisions. The customer service representatives additionally answer questions relating to provider bill status, pharmacy authorization, and agent/employer requests for information.



     California Health Care Organization. In December 2000, Sierra Health and Life Insurance Company was licensed in California as a Health Care Organization by the California Department of Managed Care.

     A California Health Care Organization coordinates the health care delivery system for the injured worker, including primary provider assignment, emergency and inpatient care, physician consultations, referrals and diagnostic testing. The Health Care Organization also provides quality assurance, medical management and return to work assistance. These provisions afford better cost controls for employers by allowing their injured employees access to medical providers trained in workers' compensation issues. We expect to phase in the activities of Sierra Health and Life as a California Health Care Organization beginning in the Fresno, California market for the first three months of 2001, extending to other markets in California later in the year.



     Legal Defense. In April 1997, we discontinued our in-house claims legal defense unit in Southern California and entered into a five-year contract with a law firm specializing in the defense of workers' compensation claims. This legal arrangement defines roles for the attorneys and claims personnel to maximize efficient handling of litigated claims.

Competition

     Workers' compensation is a statutory system that requires an employer to provide its employees with medical care and other specified benefits for work-related injuries, even though the injuries may have resulted from the negligence or wrongs of a person, including the employee. Employers typically purchase workers' compensation insurance to provide these benefits. The benefits payable are generally established by statute.

     The California workers' compensation insurance industry is extremely competitive. Approximately 185 companies wrote workers' compensation insurance in California in 1999, including the State Compensation Insurance Fund, which is the largest writer in California. Many of these companies have been in business longer, have a larger volume of business, offer a more diversified line of insurance coverage, have greater financial resources and have greater distribution capability than us. We believe that the dominant competitor in the industry is the State of California Compensation Insurance Fund. We concentrate on insuring workers' compensation accounts in the small to medium-size range, where we compete primarily on the basis of service and where policyholder dividends are not a significant factor.

     Based on 1999 direct written premiums, we were the 13th largest writer of workers' compensation insurance in California, with a 2% market share. Our insurance subsidiaries are currently rated "B++" by A.M. Best.

     The following table provides an illustration of our subsidiary, California Indemnity Insurance Company, and the top 10 workers' compensation writers in the state of California for 1999:

                     California Workers' Compensation Market

           For the Year Ended December 31, 1999 (dollars in millions)

         -------------------------------------------------- ------------------


                                                                Direct   Written

         Insurer                                             Premiums           Market Share



           State Compensation Fund                              $  1,244.7           21.6%


           Fremont Comp Insurance Group*                             520.4            9.0

           Superior National Insurance Group*                        482.2            8.4

           Liberty Mutual Insurance                                  463.0            8.0

           Fireman's Fund/Allianz                                    232.6            4.0

           Kemper Insurance Companies                                213.7            3.8

           Farmers Insurance Group                                   184.6            3.2

           Reliance Insurance*                                       184.1            3.2

           Great American P&C                                        173.3            3.0

           Legion Insurance Co.                                      173.0            3.0


           California Indemnity Insurance Company                    120.5            2.0
         --------------------------------------------------- ----------------- -----------------

Source: California Workers' Compensation Institute Bulletin No. 00-15



* These three companies have significantly reduced their writings in California or announced their intentions to do so. Fremont and Superior each had an "E" (under regulatory supervision) rating by A.M. Best as of December 10, 2000. Reliance had a "D" (poor) rating by A.M. Best as of December 10, 2000.



     Prior to 1995, California law set minimum rates. This minimum rate law was repealed by the California legislature with policies issued or renewed on or after January 1, 1995. From 1995 until the end of 1999, our pricing declined significantly as competitors sought to write more business by cutting their prices. Beginning in December 1999 we began achieving rate increases on renewing policies. This increasing rate trend has continued through September 2000.

     In other states in which we are currently writing business, competition for workers' compensation insurance is primarily driven by pricing, dividend plans and agents' commission. In these states, the National Council on Compensation Insurance, or NCCI, is usually the designated rating organization. The NCCI accumulates statistical information and recommends pure loss cost rates to each state's department of insurance who has final approval authority. We then add loss cost multipliers or expense loads to derive premium rates for each filed company. Rating plans in NCCI states are more "standardized" pricing models based upon plans (algorithms) developed by the NCCI and approved by departments of insurance.

     Both Colorado and Nevada have competitive and dominant state insurance funds who represent the major competition in their respective states. In
Colorado,  the state  fund is  Pennacol  Insurance  Company.  In  Nevada,  it is
Employers Insurance Company of Nevada, formerly a state fund but now a private mutual insurer. In addition to these two organizations, there are approximately 200 other companies competing for business in states outside of California. The major competitive tool in NCCI states is the use of participating policies, which grant policyholders' dividends, and policies with retrospective rated premium. We currently write participating policies in Colorado, Nevada, Missouri, Nebraska, New Mexico and Kansas.

     Nevada is scheduled to change to an open rating environment from a minimum rating environment beginning July 2001.

Losses and Loss Adjustment Expenses

     Often, several years may elapse between the occurrence of a loss and the final settlement of the loss. To recognize liabilities for unpaid losses, we establish reserves, which are balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses for insured events. We also establish reserves for events that have been incurred but have not yet been reported to us, which we refer to as "incurred but not reported" or "IBNR".

     When a claim is reported, our claims personnel initially establish reserves on a case-by-case basis for the estimated amount of the ultimate payment. These estimates reflect the judgment of the claims personnel based on their experience and knowledge of the nature and value of the specific type of claim and the available facts at the time of reporting as to severity of injury and initial medical prognosis. Included in these reserves are estimates of the expenses of settling claims, including legal and other fees. Claims personnel adjust the amount of the case reserves as the claim develops and as the facts warrant.

     IBNR reserves are established for unreported claims and loss development relating to current and prior accident years. In the event that a claim that occurred during a prior accident year was not reported until the current accident year, the case reserve for such claim typically will be established out of previously established IBNR reserves for that prior accident year.



     The National Association of Insurance Commissioners requires that we submit a formal actuarial opinion concerning loss reserves with each statutory annual report. The annual report must be filed with each applicable state department of insurance on or before March 1 of the succeeding year. The actuarial opinion must be signed by a qualified actuary as determined by the California Insurance Commissioner. We retain the services of a qualified independent actuary to periodically review our loss reserves.

     The actuarial review for the year ended December 31, 1999 showed that our loss and LAE reserves were below the actuary's projected estimate by approximately $9 million and we recorded an increase to our reserves in December 1999 of $9.9 million. This reserve deficiency was primarily caused by adverse loss development on California claims in accident years 1996 to 1998. Our average cost per claim has increased each year since 1995 and the majority of our claims occur in California. The entire California workers' compensation industry has been adversely affected by higher claim severity. According to a published estimate by the California Workers' Compensation Insurance Rating Bureau in October 2000, the average ultimate loss per indemnity claim in California increased 58% from accident year 1995 to accident year 1999. Factors influencing this increase include rising average temporary disability costs, the increase in the number of major permanent disability claims, medical inflation and adverse court decisions related to medical control of claimant's treatment. According to the California Workers' Compensation Institute, an industry association, industry-wide workers' compensation medical costs in California have far outstripped medical inflation, rising 15.3% in 1997, 15.8% in 1998 and 13.6% in 1999.

     In the first six months of 2000 and especially in the second quarter, we continued to see adverse reserve development on prior accident years and we had our independent actuary perform a review of the June 30, 2000 reserves. As a result of this review, we increased our reserves by $19.2 million, which was in addition to a $1.5 million increase in the first quarter. The total net adverse reserve development on prior accident years through September 30, 2000 was $20.2 million. The reserve deficiency was again primarily related to adverse reserve development on California claims in accident years 1996 to 1999 and was due to continuing increases in average claim costs.



     We and an independent actuary test the adequacy of our reserves using generally accepted actuarial methods. Both paid loss and incurred loss methods are used to estimate the amount of the ultimate reserves. We also test our reserves by comparing our paid losses and incurred losses to similar data provided by the California Workers Compensation Insurance Rating Bureau for all California workers' compensation insurance companies.

     We review the adequacy of our reserves with our independent actuary periodically and consider external forces such as changes in the rate of inflation, the regulatory environment, the judicial administration of claims, medical costs and other factors that could cause actual losses and LAE to change. The actuarial projections include a range of estimates reflecting the uncertainty of projections. Management evaluates the reserves in the aggregate, based upon the actuarial indications and makes adjustments where appropriate. Our consolidated financial statements provide for reserves based on the anticipated ultimate cost of losses.

     The following table sets forth the number of claims reported to us for the nine month accident period ended September 30, 2000 and accident years ended December 31, 1999, 1998 and 1997, and related direct earned premiums and claims frequency, or the number of claims per million dollars of direct earned premium.





                                                                            Nine



                                                       -------------------  -----------------------------------------


                                                          months ended
                                                          September 30,              Year ended December 31,
                                                              2000              1999           1998          1997


Number of claims reported during the period ended            15,600            17,200          18,600        18,100
Direct earned premiums (in millions)                          150.1             146.7           154.0         134.2
Claims frequency                                              103.9             117.2           120.8         134.8

-----------------------------------------------------------------------------



     The following table sets forth, for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998, and 1997, the cumulative loss ratio, net of reinsurance, for each accident year or nine-month period and also shows the loss "development" for each of these accident periods' loss ratios.







                                       Cumulative



                                 -----------------------


                                       Loss Ratios

                                    Nine months ended                  Cumulative Loss Ratios
                                      September 30,                    Year ended December 31,


         Accident Year                    2000                   1999              1998           1997


         1995 and prior                    72.32%                 72.05%            73.76%         76.60%
         1996                             93.22                  89.60             85.72          83.84
         1997                             96.43                  90.42             84.21          79.18
         1998                             85.87                  83.64             77.45
         1999                             66.11                  62.13
         2000                             70.20


-----------------------------------------------------------------------------

     The following table sets forth, for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998, and 1997, the cumulative loss ratio, gross of reinsurance, for each accident year or nine-month period and also shows the loss "development" for each of these accident periods' loss ratios.







                                       Cumulative



                                 -----------------------


                                       Loss Ratios                     Cumulative Loss Ratios
                                    Nine months ended                  Year ended December 31,
                                      September 30,

         Accident Year                    2000                   1999              1998           1997
         1995 and prior                    72.36%                 71.98%            73.54%         76.34%
         1996                             91.51                  88.41             83.98          82.32
         1997                             95.91                  90.08             84.42          81.32
         1998                             98.97                  92.08             83.45
         1999                            110.65                  96.48
         2000                            103.61


------------------------------------------------------------------------------

     The liabilities for losses and loss adjustment expense, which we refer to as LAE, are determined using loss evaluations and statistical projections and represent estimates of the ultimate net cost of all unpaid losses and LAE incurred through December 31 of each year. These estimates are subject to the effect of trends in claim severity and frequency and are continually reviewed and adjusted to reflect new experience and information, as it becomes known. Such adjustments, if any, are reflected in current operations. Notwithstanding the fact that the claims for which reserves are established may not be paid for many years, the reserves for losses and LAE payments are not discounted, except to calculate the liability for federal income taxes. The anticipated price or cost increases due to inflation are considered in estimating ultimate claim costs. Historical trends, adjusted to reflect anticipated changes in underwriting standards, policy provisions and general economic trends, provide the basis for predicting the severity of future claims. Actual developments are monitored and anticipated trends are modified, if necessary.

     The following table provides a reconciliation of beginning and ending liability balances for the nine months ended September 30, 2000 and 1999 and years ended December 31, 1999, 1998 and 1997.

        Reconciliation of Liability for Loss and Loss Adjustment Expenses

                                 (in thousands)



                                                    Nine months ended

                                                      September 30,        --------------------------------------------
                                                                                     Year ended December 31,
                                                     2000          1999          1999           1998          1997
Net Beginning Loss and LAE Reserve                 $134,305       $174,467      $174,467       $181,643      $172,100

Net Provision for Insured Events Incurred in:
      Current Year                                   63,843        36,061         51,540       103,990        102,302
      Prior Years                                    20,177        (1,248)         9,920        (9,643)        (8,970)
                                                     ------        -------         -----        -------        -------
  Total Net Provision                                84,020        34,813         61,460        94,347         93,332
                                                     ------        ------         ------        ------         ------

Net Payments for Loss and LAE
   Attributable to Insured Events Incurred

---------------------------------------------
    In:
      Current Year                                   15,763         12,836        21,206         29,591        26,812
      Prior Years                                    49,893         64,668        80,416         71,932        56,977
                                                     ------         ------      --------       --------       -------
  Total Net Payments                                 65,656         77,504       101,622        101,523        83,789
                                                     ------         ------       -------        -------       -------

Net Ending Loss and LAE Reserve                     152,669        131,776       134,305        174,467       181,643
Reinsurance Recoverable                             189,233         81,367       110,089         37,797        21,056
                                                    -------       --------       -------       --------      --------

Gross Ending Loss and LAE Reserve                  $341,902       $213,143      $244,394       $212,264      $202,699
                                                   ========       ========      ========       ========      ========



     We recognized favorable loss development as our losses were lower than projected in calendar years 1997 and 1998 of $9.0 million and $9.6 million, respectively. This favorable loss development reduced our incurred losses reported in those calendar years and was mainly attributable to lower actual paid claims than were previously reserved on accident years prior to 1995. In
calendar  years  1991  and  1992,  we  experienced   significant   adverse  loss
development on prior accident years and recorded reserve increases of $16.2 million and $28.1 million, respectively. The adverse development occurred primarily on the 1990 and 1991 accident years and was attributable to what we referred to as "stress and strain" claims, which were primarily psychological or mental claims and were usually unaccompanied by any outward display of a physical injury. The economic recession in California during this period resulted in a significant increase in workers' compensation reported claims. Benefits paid to a claimant were not subject to income taxes whereas unemployment benefits were subject to income taxes. In establishing reserves in 1992 and subsequent periods, we tried to factor in this adverse development trend. In 1993, California enacted workers' compensation reform laws, which, along with an improving economy, substantially eliminated stress and strain claims. We did not reduce our prior accident year reserves until we and our actuary were satisfied that the claims payment trend was fully substantiated.

     In calendar year 1999, we had adverse loss development of $9.9 million which, as discussed above, was primarily due to higher average claims in California on accident years 1996 to 1998. For the nine months ended September 30, 2000, we had additional adverse loss development of $20.2 million. This too, as discussed above, was due to continuing higher average claims on accident years 1996 to 1999.

     The following table discloses our development of the liability for losses and LAE for the nine months ended September 30, 2000 and the ten years ended December 31, 1999.


                            ANALYSIS OF LOSSES AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT

                                 (in thousands)




                               Sept. 30,                                         Year ended December 31,


                            2000      1999      1998      1997      1996      1995      1994      1993      1992      1991    1990



Losses and LAE Reserve...$341,902   $244,394  $212,264  $202,699 $187,776  $182,318  $190,962 $200,356 $178,460 $112,749 $ 67,593
Less Reinsurance
-------------------------
Recoverables (1)..........189,233    110,089    37,797    21,056   15,676    25,871    29,342   25,841   20,207
                          -------  ---------  ---------  -------  ---------   ------    -------  ------

Net Loss and LAE
Reserves............      152,669    134,305   174,467   181,643  172,100   156,447   161,620  174,515  158,253


Net Reserve Re-estimated
   as of (2)
1 Year Later..............           154,482   184,386   172,000  163,130   141,163   139,741  160,562  154,388  140,815   83,841
2 Years Later.............                     201,265   173,596  146,987   132,193   125,279  141,100  147,167  142,447   96,011
3 Years Later.............                               187,491  140,563   113,766   117,792  126,483  134,747  143,433   97,142
4 Years Later.............                                        146,692   102,652   102,955  122,517  132,193  137,143   97,942
5 Years Later.............                                                  104,400    95,997  114,443  131,112  135,249   94,852
6 Years Later.............                                                             96,530  112,284  127,258  135,299   93,561
7 Years Later.............                                                                     112,506  125,936  133,729   93,672
8 Years Later.............                                                                              126,163  132,696   92,851
9 Years Later.............                                                                                       132,906   92,104
10 Years Later............                                                                                                 92,226

Cumulative Net Paid as of

   (2):

1 Year Later..............           49,893     80,416    71,933   56,977    45,731    44,519    50,210   50,360  57,611   39,118
2 Years Later.............                     115,256   117,794   91,765    70,854    68,619    79,788   84,465  89,177   65,165
3 Years Later.............                              137,737   113,054    83,674    80,645    94,865  104,569 108,849   76,988
4 Years Later.............                                        122,386    91,115    86,381   102,395  114,293 120,539   83,822
5 Years Later.............                                                   94,557    89,601   106,012  119,462 126,100   87,618
6 Years Later.............                                                             91,074   107,850  122,000 129,060   89,607
7 Years Later.............                                                                      108,785  123,291 130,649   90,721
8 Years Later.............                                                                               123,956 131,346   91,354
9 Years Later.............                                                                                       131,744   91,598
10 Years Later............                                                                                                 91,745


Cumulative (Deficiency)
   Redundancy (2).........         (20,177)  (26,799)   (5,848)    25,408    52,047    65,090     62,009  32,090 (20,157) (24,633)


Net Reserve...............152,669   134,305   174,467   181,643   172,100   156,447   161,620    174,515
Reins. Recoverables.......189,233   110,089    37,797    21,056    15,676    25,871    29,342     25,841
                          -------  --------- -- ------ -- ------ -- ------ -- ------ -- ------ -- ------
Gross Reserve.............$341,902  $244,394  $212,264  $202,699  $187,776 $182,318  $190,962   $200,356
                          ========   ========  ========  ========  ========  ========  ========  ========




Net Re-estimated Reserve..           154,482   201,265   187,491   146,692  104,400    96,530    112,506
Re-estimated Reins.
   Recoverables...........           135,654    45,866    21,487    16,049   26,712    29,874     26,180
                                      ------- -- ------ -- ------ -- ------ -- ------ -- ------ -- ------
Gross Re-estimated

   Reserve................           290,136   247,131   208,978   162,741  131,112   126,404    138,686
                                      --------  --------  --------  -------  -------  -------    -------
Gross Cumulative
   (Deficiency)

   Redundancy.............          $(45,742) $(34,867) $ (6,279) $ 25,035  $51,206  $ 64,558   $ 61,670
                                     ========= ========= =========  ========   =======  ========  ========




(1) Amounts reflect reinsurance recoverable under prospective reinsurance contracts and the cumulative amortization of retroactive reinsurance recoverable. Unamortized retroactive reinsurance recoverable is excluded as it does not reduce incurred losses under generally accepted accounting principles. Reinsurance recoverables on unpaid losses and LAE are shown as an asset on the balance sheets at September 30, 2000 and December 31, 1999 and 1998.



(2) The last amount in each column and the cumulative (deficiency) redundancy represent development through nine months ended September 30, 2000.

     Our average cost per claim has increased each year since 1995. The majority of our claims occur in California. The entire California workers' compensation industry has been adversely affected by higher claim severity. The average ultimate loss per indemnity claim for California increased 58% from accident year 1995 to accident year 1999, according to a published estimate of the California Workers Compensation Insurance Rating Bureau in October 2000. Two of the factors influencing this increase are medical inflation and adverse court decisions related to medical control of claimant's treatment.

-------------------------------------------------------------------------------

     Unallocated loss adjustment expense reserves are established for the estimated costs related to the general administration of the claims adjustment process. We review the adequacy of our reserves on a periodic basis and consider external forces such as changes in the rate of inflation, the regulatory environment, the judicial administration of claims, medical costs and other factors that could cause actual losses and loss adjustment expenses to change. Reserves are reviewed with our independent actuary at least annually. The actuarial projections include a range of estimates reflecting the uncertainty of projections. Management evaluates the reserves in the aggregate, based upon the actuarial indications, and makes adjustments where appropriate. Our financial statements provide for reserves based on the anticipated ultimate cost of losses.

Investments



     As of September 30, 2000, our bond and preferred stock portfolio is invested primarily in high quality investment grade securities, which represent approximately 98% of total bond and preferred stock investments. The total bond and preferred stock portfolio is comprised of approximately 28% in U.S. Treasury securities; approximately 34% in U.S. Government-sponsored Agency securities; approximately 12% in AAA-rated corporate bonds; approximately 20% in AA-rated corporate bonds; approximately 4% in A-rated corporate bonds; and approximately 2% in BAA-rated or lower corporate bonds. As of September 30, 2000, there has been no significant change in the composition of our bond and preferred stock portfolio when compared to the portfolio at December 31, 1999.

     In addition to our cash and cash equivalents, preferred stocks, and fixed income bond portfolio, other investments include mortgage loans with a book value of $16.5 million and a real estate limited partnership with a book value of $7.1 million. The mortgage loan investments are comprised of approximately $10.3 million in two commercial mortgages extended to Sierra and a subsidiary of Sierra; approximately $4.6 million in relocation mortgages extended to our current and former employees prior to the 1995 merger of Sierra and us; and approximately $1.6 million in commercial mortgages extended to third parties. While mortgages and mortgage-backed securities usually have a higher rate of return than rated corporate and government bonds, we do face the potential risk associated with having to reinvest these funds if interest rates drop and the mortgages are prepaid. Since these mortgages are typically prepaid when rates are lower we would probably have to reinvest in other securities with a lower rate of return. The real estate limited partnership represents our interest in the partnership which owns our Las Vegas headquarters. As of December 31, 2000, the real estate of the limited partnership was sold to an unaffiliated third party.



     Approximately $22 million of our investment assets as of September 30, 2000 are booked as "assets held to maturity" according to FAS 115. Assets held to maturity are carried at amortized cost; changes in the market value of these assets do not affect their book value for reporting purposes under accounting principles generally accepted in the United States of America.



     We manage our investment portfolio to provide liquidity for claims and other liabilities and to maximize total return within the financial constraints of applicable regulatory guidelines and requirements. We manage liquidity by estimating the timing of claims and operating expense payments and premium revenues received as well as the timing of payments to and from our reinsurers. During 2000, we had to reduce our estimates of premiums receipts and increase our estimates of claims payments during the year This was primarily due to negative cash flow resulting from paying more ceded premiums to our reinsurers than had previously been projected. We successfully met these revised estimates by selling a portion of our investment portfolio while trying to minimize net realized capital losses.

     The following table reflects investments, interest earned thereon and the average annual yield on investments for the periods indicated:



                                                    Nine Months Ended

                                                      September 30,               Years Ended December 31,
                                                          2000                1999          1998           1997
                                                                                   (dollars in thousands)
Total cash, cash equivalents and invested
  assets at end of period                                $231,604           $226,572       $283,509      $278,479
Net investment income including net
  realized gains and losses before taxes                   10,757             15,395         20,229        17,361
Average annual yield on investment
-----------------------------------------------
  portfolio (before realized gains and
  losses and taxes)                                          6.5%               6.2%           6.5%          6.2%

     The following table sets forth information concerning the composition of our investment portfolio at December 31, 1999:



                                                                                    Percent of

                                                               Amount                Portfolio

Fixed maturities, at fair value:                                   (dollars in thousands)



U.S. government and government agencies                      $114,358                     54.7
AAA                                                            14,380                      6.9
AA                                                             43,145                     20.7
A                                                              13,395                      6.4
Less than A                                                     4,107                    2.0
                                                          -----------  ---               ---
     Total fixed maturities, at fair value                    189,325                     90.7

Equity securities, at fair value                                3,486                      1.7
Mortgage loans receivable                                       9,375                      4.5
Real estate partnership                                         6,559                      3.1
                                                         ------------                  -------
     Total investments                                       $208,745                    100.0
                                                             ========                    =====




       Except for mortgage loans receivable, there were no significant changes in the composition of the investment portfolio when compared to the portfolio at September 30, 2000. Mortgage loans receivable increased by $7.2 million and were due to a new loan of $7.4 million that we made to Sierra in the first quarter of 2000. The details of this loan are discussed below in the section "Certain Transactions".

     The following table sets forth the contractual maturity profile of our debt and mortgage loan investments at September 30, 2000:





                                                            Fair Value              Percent of
Maturity                                                        Amount               Portfolio
--------                                                        ------               ---------
                                                                   (dollars in thousands)

One year or less                                              $14,441                     7.3
More than one year, through five years                         51,085                    25.7
More than five years, through ten years                        15,112                     7.6
More than ten years, through fifteen years                     18,408                     9.3
More than fifteen years                                        99,654                    50.1



     Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. There were no significant changes in the composition of maturity values when compared to the portfolio at September 30, 2000.



Reinsurance



     Our insurance subsidiaries purchase reinsurance to reduce our liability on individual policies and claims and catastrophic losses. However, we are still responsible for the direct payment of all policy benefits and claims. We pay our reinsurers a ceded premium, which is a reduction of our revenues, and the amount is primarily calculated as a percentage of our earned premiums. Ceded incurred losses are determined in a manner that is consistent with how we determine our gross incurred losses and reduce the amount of our gross incurred losses and loss adjustment expenses. Under generally accepted accounting principles, ceded unpaid losses are recorded as a reinsurance recoverable asset. Our reinsurers do not have to pay us for ceded losses until we have made payments on a claim and our payment may have to exceed certain pre-determined levels before our reinsurers become obligated to pay us. As of September 30, 2000 we had over $211 million of reinsurance recoverables from our reinsurers. A single reinsurer, Travelers Indemnity Company of Illinois, which is rated A+ by the A.M. Best Company, accounts for approximately 87% of this amount. Substantially all of the recoverables are due from reinsurers rated A+ by the A.M. Best Company and all reinsurance recoverables are considered to be collectible.

     We historically and currently have excess of loss reinsurance agreements at pre-determined amounts or retention levels that have varied throughout the years depending on our statutory capital and the protection we believed to be prudent. Prior to 2000, the non-catastrophic excess of loss layer, which we define to be below $10 million per occurrence, was placed with General Reinsurance Corporation, which is rated A+ by the A.M. Best Company. At September 30, 2000, reinsurance recoverable balances due from this reinsurer represented approximately 11% of the total.

     Effective July 1, 1998, all claims with dates of injury occurring on or after that date are reinsured under a quota share and excess of loss agreement, which we refer to as "low level" reinsurance, with Travelers Indemnity Company of Illinois . The low level reinsurance provides quota share protection for 30% of the first $10,000 of each loss, and excess of loss protection of 75% of the next $40,000 of each loss, and 100% of the next $450,000 on a per occurrence basis. The maximum net loss retained on any one claim ceded under this treaty is $17,000. This agreement continued until June 30, 2000, when we executed an option for a twelve month extension relating to the run-off of policies in force as of June 30, 2000, which covers claims arising under such policies during the term of the extension.

     In addition to the low level reinsurance, effective January 1, 2000 we entered into a reinsurance contract that provides statutory (unlimited) coverage for workers' compensation claims in excess of $500,000 per occurrence. The contract is in effect for claims occurring on or after January 1, 2000 through December 31, 2003. The reinsurer, National Union Fire Insurance Company, which is rated A+ by the A.M. Best Company, has a limited ability to cancel this treaty on each anniversary of inception during that period.

     When the low level reinsurance agreement expired on June 30, 2000, as a result of a general tightening of the reinsurance market as well as the impact of the increased loss experience in California, a comparable type of reinsurance program was unavailable in the market and those reinsurers which were offering other forms of lower retention programs were charging premiums that we believed were not cost justified. Therefore, effective July 1, 2000, we entered into a reinsurance contract that provides $250,000 of coverage for workers' compensation claims in excess of $250,000 per occurrence. The contract is in effect for claims occurring on policies with effective dates beginning July 1, 2000 and thereafter. The reinsurer, also National Union Fire Insurance Company, has the ability to cancel the treaty if written notice is provided 90 days prior to each anniversary of inception. In total, reinsurance recoverable balances due from this reinsurer at September 30, 2000 represented approximately 2% of the total.



Marketing

     Our insurance policies are sold primarily through independent insurance agents and brokers, who may also represent other insurance companies. We believe that independent insurance agents and brokers choose to market our insurance policies because of the quality of service that we provide, the commissions we pay and the price of the insurance product. We employ full-time employees as marketing representatives to make personal contacts with agents and brokers, to maintain regular communication with them, to advise them of our services and products, and to recruit additional agents and brokers. We currently have relationships with approximately 900 agents and brokers and pay our agents and brokers commissions based on a percentage of the gross written premium produced by such agents and brokers. In 2001, we anticipate a reduction in the number of agents resulting from more stringent volume and profitability standards we imposed.

     We maintain standard commission plans that vary by state for our agents and brokers. In addition to the standard commission plans, agents and brokers may be eligible to receive additional commissions in certain instances. Commissions, including additional commissions if any, are negotiated on an individual policy basis. No one agent or broker accounted for more than 1.7% of our total premiums in force on September 30, 2000, and no one policy accounted for more than 0.6% of our total premiums in force on September 30, 2000. Our top 10 agents and brokers accounted for 12.2% of our total premiums in force September 30, 2000. From time to time, we advertise and participate in insurance trade association functions to maintain existing relationships and develop new ones.

Geographic Distribution of Premiums and Policy

     The following tables set forth information concerning the percentages of premiums and policies in force with us by geographic area as of September 30, 2000, and as of December 31, 1999, 1998 and 1997. In force premiums are the total estimated annual premiums of all policies in force at a point in time.



                                                      September 30,                December 31,
                                                          2000            1999         1998         1997
                                                          ----            ----         ----         ----
Percent of premiums in force:
    California                                              77%              80%          83%          83%
    Nevada                                                   8                4            0            0
    Colorado                                                 8                8            8           10
    Other States                                             7                8            9            7
                                                    ------------------ ------------ ------------ ------------
                                                    ------------------ ------------ ------------ ------------

            Total                                          100%             100%         100%         100%
                                                    ================== ============ ============ ============
                                                    ================== ============ ============ ============

Total premiums in force (in thousands):                $189,557        $154,963     $132,789     $128,840

Percent of policies in force:
    California                                              74%              79%          80%          84%
    Nevada                                                   7                3            0            0
    Colorado                                                 7                6            6            6
    Other States                                            12               12           14           10
                                                    ------------------ ------------ ------------ ------------
                                                    ------------------ ------------ ------------ ------------

            Total                                          100%             100%         100%         100%
                                                    ================== ============ ============ ============
                                                    ================== ============ ============ ============

Total policies in force                                 16,155           15,485       12,624       11,779

-----------------------------------------------------------------------------

Government Regulation and Recent Legislation

     We are subject to extensive governmental regulation and supervision in each state in which we conduct workers' compensation business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders and injured workers rather than protect the interests of shareholders or creditors. The extent and form of the regulation may vary, but generally has its source in statutes that establish regulatory agencies and delegate to the regulatory agencies broad regulatory, supervisory and administrative authority. Typically, state regulations extend to such matters as licensing companies; restricting the types or quality of investments; requiring triennial financial examinations and market conduct surveys of insurance companies; licensing agents; regulating aspects of a company's relationship with its agents; restricting use of some underwriting criteria; regulating premium rates, forms and advertising; limiting the grounds for cancellation or nonrenewal of policies; solicitation and replacement practices; and specifying what might constitute unfair practices.

     In the normal course of business, we and the various state agencies that regulate our activities may disagree on interpretations of laws and regulations, policy wording and disclosures or other related issues. These disagreements, if left unresolved, could result in administrative hearings and/or litigation. We attempt to resolve all issues with the regulatory agencies, but are willing to litigate issues where we believe we have a strong position. The ultimate outcome of these disagreements could result in sanctions and/or penalties and fines assessed against us. Currently, there are no litigation matters pending with any department of insurance.

     State holding company acts also regulate changes in control of insurance holding companies, such as the transactions and dividends between an insurance company and its parent or affiliates. Although the specific provisions vary, holding company acts generally prohibit a person from acquiring a controlling interest in an insurer unless the insurance authority has approved the proposed acquisition pursuant to applicable regulations. In many states, including
California, where the insurance subsidiaries are incorporated, "control" is presumed to exist if 10% or more of the voting securities of the insurance holding company are owned or controlled by one person or entity. In addition, the insurance authority may find that "control" in fact does or does not exist where one person or entity owns or controls either a lesser or greater amount of securities. The holding company acts also impose standards on certain transactions with related companies and individuals which include, among other requirements, that all transactions are to be fair and reasonable and that transactions exceeding specified limits receive prior regulatory approval.

     Typically, states mandate participation in insurance guaranty associations, which assess solvent insurance companies in order to fund claims of policyholders of insolvent insurance companies. Under this arrangement, insurers can be assessed up to 1%, or 2% in certain states, of premiums written for workers' compensation insurance in that state each year to pay losses and LAE on covered claims of insolvent insurers. In California and certain other states, insurance companies are allowed to recoup such assessments from policyholders while several states allow an offset against premium taxes. The California Insurance Guarantee Association has issued an assessment as a result of the insolvency of the insurers owned by Superior National Insurance Group. The assessment is 1% of 1999 written premium to be paid in two installments on December 31, 2000 and June 30, 2001. The payments of approximately $1.2 million will be recouped during 2001 and 2002 through assessments to policyholders. It is likely that Guarantee Fund assessments related to this insolvency will continue.

     Besides state insurance laws, we are subject to general business and corporation laws, federal and state securities laws, consumer protection laws, fair credit reporting acts and other laws regulating the conduct and operation of our subsidiaries.

Dividends

     Our insurance subsidiaries are restricted by state law as to the amount of dividends that can be declared and paid to us.

     Moreover, insurance companies domiciled in California and Texas generally may not pay extraordinary dividends without providing the state insurance commissioner with 30 days' prior notice, during which period the commissioner may disapprove the payment. An "extraordinary dividend" is generally defined as a dividend whose fair market value together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of ten percent of the insurer's surplus as of the preceding December 31 or the income of such insurer for the 12-month period ending on the preceding December 31.

     In addition, our insurance subsidiaries may not pay a dividend without the prior approval of the state insurance commissioner to the extent the cumulative amount of dividends or distributions paid or proposed to be paid in any year exceeds the amount shown as unassigned funds (reduced by any unrealized gains included in such amount) on the insurer's statutory statement as of the previous December 31. California Indemnity, which is our only direct subsidiary, cannot currently pay any dividends to us without the prior approval of the California Department of Insurance. We are not in a position to assess the likelihood of obtaining future approval for the payment of dividends other than those specifically allowed by law in each of our subsidiaries' state of domicile.

     No prediction can be made as to whether any legislative proposals relating to dividend rules in the domiciliary states of our subsidiaries will be made or adopted in the future, whether the insurance departments of such states will impose either additional restrictions in the future or a prohibition on the ability of our regulated subsidiaries to declare and pay dividends or as to the effect of any such proposals or restrictions on our regulated subsidiaries.

Deposits and Other Requirements

     Our insurance subsidiaries are required by state regulatory agencies to maintain certain deposits for the benefit of policyholders or claimants and must also meet certain net worth and reserve requirements. Our insurance subsidiaries have assets on deposit for the benefit of policyholders in various states totaling $152,356,000 at September 30, 2000.

Legal Proceedings

     We are subject to various claims and other litigation in the ordinary course of our business. Such litigation includes workers' compensation claims by injured workers and by providers for payment for medical services rendered to injured workers. In the opinion of our management, the ultimate resolution of pending legal proceedings is not expected to have a material adverse effect on our financial condition.

Employees

     At September 30, 2000, we had a total of 404 full-time equivalent employees, which we refer to as FTE's, grouped into underwriting, claims, marketing and administrative functions. With the completion of our 1997-1998 restructuring and the commencement of Nevada operations in 1999, 157.5 of our FTE's are located at the headquarters in Las Vegas, while 143.3 work at the Pleasanton, California office, and 63 work at the Burbank, California office. In addition, we have full-service branch offices in Denver, Colorado and Dallas, Texas, which employ 20 and 16 FTE's respectively. We have two FTE's in Reno, Nevada and two FTE's in Gladstone, Missouri.

Facilities



     Our principal executive offices and the Las Vegas, Nevada branch office are comprised of 41,005 square feet of office space subleased from Sierra through December 31, 2001. We have an option to renew this sublease yearly for up to 14 more years. Our Northern California branch office, comprised of approximately 34,975 square feet of office space leased through October 31, 2002, is located in Pleasanton, California. Our Southern California branch office, comprised of 23,250 square feet of office space leased through September 30, 2003, is located in Burbank, California. We also lease space in other locations where we have operations and believe our facilities are adequate for our current needs.

                        SELECTED FINANCIAL AND OTHER DATA

     The table below presents our selected consolidated financial information for the periods indicated and at the end of these periods. The consolidated financial statement information as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 was derived from our consolidated financial statements included elsewhere in this prospectus. These financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and were audited by Deloitte & Touche LLP. The consolidated financial information at December 31, 1997 and for the year ended December 31, 1996 was derived from our unaudited consolidated financial statements for that year and the consolidated financial information for the year ended December 31, 1995 was derived from our audited consolidated financial statements for that year. The consolidated financial statement information at September 30, 2000 and for the nine months ended September 30, 2000 and 1999 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared by us on a basis consistent with the audited financial statements and included all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that will be achieved for future periods, including the entire year ending December 31, 2000.





                                      Nine Months Ended    ----------------------------------------------------------
                                        September 30,                       Year Ended December 31,


                                         (dollars in                         (dollars in thousands)
                                         thousands)
                                      2000        1999        1999        1998        1997        1996        1995
                                      ----        ----        ----        ----        ----        ----        ----
Income Statement Data:

Direct written premiums              $153,034    $106,291    $148,824    $153,914    $135,580    $126,724     $94,953

Net written premiums                  $93,857     $60,833     $85,097    $134,147    $130,597    $121,555     $90,926



Net earned premiums                   $90,951     $58,254     $82,955    $134,274    $129,197    $120,951     $90,584
Net investment income and net
  realized gains                    =========
                                       10,757      11,901      15,395      20,229      17,361      18,689      14,454


Other revenue                                0          0           0           0           0           0       3,547

   Total revenues                     101,708      70,155      98,350     154,503     146,558     139,640     108,585
Total costs and expenses              115,715      58,301      91,255     136,625     135,745     129,010      99,502



(Loss) income from continuing
  operations before federal         ---------
  income taxes, discontinued
  operations, and extraordinary
  gain
                                     (14,007)      11,854       7,095      17,878      10,813      10,630       9,083
Federal income tax (benefit)
  expense                           ---------
                                      (4,902)       4,815       3,602       4,166         272       (896)       (750)

(Loss) income from continuing
   operations before discontinued
   operations and extraordinary
   gain                               (9,105)       7,039       3,493      13,712      10,541      11,526       9,833
Net loss from discontinued
   operations                               0           0           0           0           0           0     (6,600)
Extraordinary gain from debt
   extinguishment, net of tax                                          ----------
                                    ---------                                      ----------
                                          654           0         111  48                   2          58           0

Net (loss) income                    $(8,451)      $7,039      $3,604     $13,760     $10,543     $11,584      $3,233


----------------------------------





                                      Nine Months Ended

                                        September 30,      ----------------------------------------------------------
                                                                            Year Ended December 31,
                                         (dollars in                         (dollars in thousands)
                                         thousands)
                                      2000        1999        1999        1998        1997        1996        1995
                                      ----        ----        ----        ----        ----        ----        ----

Combined Ratios:
GAAP Combined Ratio:

    Loss ratio                         92.38%      59.76%      74.08%      70.26%      72.24%      72.69%      59.72%
    Underwriting expense ratio(1)      28.59%      35.61%      31.45%      28.45%      29.67%      30.54%      44.75%
    Combined ratio                    120.97%      95.37%     105.53%      98.71%     101.91%     103.23%     104.47%

Statutory Combined Ratio:
    Loss ratio                         96.32%      61.07%      78.73%      71.03%      72.24%      72.69%      59.72%
    Underwriting expense ratio         30.10%      37.53%      32.48%      28.92%      29.56%      30.48%      40.89%
    Combined ratio                    126.42%      98.60%     111.21%      99.95%     101.80%     103.17%     100.61%


Balance Sheet Data:
Total cash, cash equivalents and
  invested assets                    $231,604    $238,864    $226,572    $283,509    $278,479    $261,846    $244,396



Total assets                          492,852     380,766     404,338     379,880     343,022     315,895     303,151
Total debt                             47,059      51,196      50,498      51,251      54,467      54,497      56,800
Total liabilities                     434,338     309,669     338,285     305,933     285,452     270,975     260,977
Total stockholder's equity             58,514      71,097      66,053      73,947      57,570      44,920      42,174

-----------------------------------

(1) Includes policyholders' dividend ratio of 1.83% for the nine months ended September 30, 2000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

------------------------------------------------------------------------------
     You should read the following discussion in conjunction with the consolidated financial statements of CII Financial and the related notes, which appear elsewhere in this prospectus and Annex 1 to this prospectus which contains a glossary of terms. Any forward-looking statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations and any other sections of this prospectus need to be considered in connection with the Risk Factors discussed earlier in this prospectus.

-------------------------------------------------------------------------------

     Our operating results are primarily the results of our workers' compensation insurance subsidiaries and consist of underwriting profit/loss, net investment income, net realized gains/losses, other income/expense, interest expense on the old junior subordinated debentures, and income taxes.

Results of Operations for the Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

     Our income before taxes decreased by $25.9 million for the nine months ended 2000 compared to 1999. The major components of the change were:

     o $32.7 million increase in net earned premiums; o $0.9 million decrease in investment income; o $49.2 million increase in loss and loss adjustment expenses; o $2.9 million increase in policy acquisition costs; and

     o  $2.4 million increase in general, administrative and other expenses.

Revenues:



     Our revenue is comprised of net earned premiums, net investment income and net realized gains/losses. Total revenue increased by 45% for the nine months ended September 30, 2000 compared to 1999. The increase was largely due to a larger amount of written premiums. The components increasing written premiums included a 17% composite increase in premium rates for all states and a 25% increase in production growth.

      Net earned premiums are the end result of direct written premiums, plus the change in unearned premiums, less premiums ceded to reinsurers. Our direct written premiums increased by 44% due primarily to growth in California and Nevada. Partially offsetting the growth in direct written premiums was an increase in premiums ceded to reinsurers, which increased by 30%. The growth in ceded reinsurance premiums was lower than the growth in direct written premiums primarily due to the expiration of our low level reinsurance agreement on June 30, 2000 and new lower cost reinsurance agreements, all of which reduced the percentage of premiums being ceded.

     As compared to the low level reinsurance agreement that expired on June 30, 2000, the new lower cost reinsurance agreements will result in higher net earned premium revenues, as we will be retaining more of the premium dollars, but also lead to our keeping more of the incurred losses. This may result in a higher loss and LAE ratio if the percentage increase in the additional incurred losses should be greater than the percentage increase in the additional premiums we retained. The effect on the balance sheet will result in a lower amount of reinsurance recoverables. However, due to the length of time that it typically takes to fully pay a claim, we should see an increase in cash flow and amounts available to be invested.



     The following table shows a comparison of direct written premiums, by state, for the nine months ended September 30, 2000 and 1999:



                         Nine Months Ended September 30,

                                2000      % of total      1999       % of total
                                            (dollars in millions)
California                      $117.6         76.9%     $  86.5         81.4%
Colorado                          12.4          8.1          9.1          8.6
Nevada                            11.3          7.4          0.8          0.7
Texas                              5.6          3.6          5.5          5.2
Other States                       6.1          4.0            4.4        4.1
                             ---------      -------      ---------     ------
   Total                        $153.0        100.0%      $106.3        100.0%
                                ======        =====       ======        =====

-------------------------------------------------------------------------------
     As shown in the preceding table, our largest premium state, California, had the largest increase in written premiums. For the nine months ended September 30, 2000, we have obtained an average premium rate increase on renewing policies of approximately 25%. The market-pricing environment in California has become more favorable since 1999 in reaction to industry-wide losses in the workers' compensation line, increased reinsurance costs and competitors retreating from the market. In Nevada, we began writing premiums on July 1, 1999, which was the first date private carriers were allowed to issue workers' compensation policies in the state.

     Premiums in force are an indicator of future written premium trends. Inforce premiums are the total estimated annual premiums of all policies in force at a point in time. Total inforce premiums increased by 36% to $189,557,000 at September 30, 2000. Total inforce premiums have dropped slightly (.05%) from its highest point in the last twelve months which was in August 2000. This indicates a potential slowing trend in premiums written, especially in California, due largely to business lost because of the higher premium rate increases we have been trying to obtain. The number of inforce policies at September 30, 2000 has also dropped by 1.3% from its highest point in the last twelve months, which was also August 2000.

     Effective July 1, 1998, we entered into what we refer to as a "low level" reinsurance agreement. See Losses and Loss Adjustment Expenses below for further details on this agreement. The favorable terms of the low level reinsurance agreement provided us with an improved loss ratio as we reinsured a significant amount of losses to the reinsurer. However, the ceded premiums we paid the reinsurer reduced the cash available for investment and temporarily created negative cash flow for us. The $900,000 or 7% reduction in net investment income for the nine months ended September 30, 2000, compared to the prior period, is due to a reduction in investments primarily because of higher ceded premiums paid to reinsurers in 2000.

     We had net realized losses of $460,000 for the nine months ended September 30, 2000 compared to net realized losses of $174,000 for the prior period. We have tried to manage our investment portfolio to minimize unplanned sales of our available-for-sale investments.

Losses and Loss Adjustment Expenses:

     The $49.2 million increase in losses and loss adjustment expenses, which we refer to as LAE, is attributable to the following reasons:

o Approximately $19.5 million of the increase is related to our premium growth.



o We recorded $20.2 million of net adverse loss development for prior accident years. The net adverse development recorded in 2000 for the prior accident years, primarily 1996 to 1999, was largely attributable to higher costs per claim, or claim severity, in California. Higher claim severity has had a negative impact on the entire California workers' compensation industry. See our discussion above in "Business
          - Losses and Loss Adjustment Expenses."

o We are establishing a higher loss and LAE ratio for the 2000 accident year, which has resulted in an increase of approximately $8.3 million. In light of the net adverse loss development we recorded in the fourth quarter of 1999 of $9.9 million and the lower premium rates on policies written in o 1999, we believed it prudent to establish the 2000 accident year reserves at a higher rate.



o The remaining difference is due to the expiration of the low level reinsurance policy on June 30, 2000. We have a higher risk exposure on policies effective after that date, which results in a higher amount of net incurred loss and LAE.

     Under our low level reinsurance agreement, we reinsure 30% of the first $10,000 of each claim, 75% of the next $40,000 and 100% of the next $450,000. The maximum net loss retained on any one claim ceded under this agreement is $17,000. This agreement covered all policies in force at July 1, 1998 and continued until June 30, 2000 when we executed an option to extend coverage to all policies in force as of June 30, 2000. For policies effective from July 1, 2000, we obtained excess of loss reinsurance for 100% of the losses above $250,000 and less than $500,000. We already had an existing excess of loss reinsurance agreement that covered 100% of the losses above $500,000.

     As a percentage of net earned premiums, the loss and LAE ratio for the nine months ended September 30, 2000 was 92.4% compared to 59.8% for 1999. The 2000 loss ratio was significantly impacted by the $20.2 million net adverse development, which represents 22.2% of net earned premiums. In addition, the expiration of the low level reinsurance agreement is resulting in a higher loss and LAE ratio on policies effective after June 30, 2000 as we are keeping more of the losses.

Underwriting Expenses:

     Underwriting expenses consist of policy acquisition costs and other underwriting costs. Policy acquisition costs are those expenses that are directly related to, and vary with, written premiums. Examples of policy acquisition costs are commissions and allowances paid to agents and brokers, premium taxes, boards and bureau fees and certain operating expenses primarily related to our underwriting and marketing departments. The increase in policy acquisition costs of $2.9 million for the nine months ended September 30, 2000 compared to 1999 is primarily attributable to the increase in net earned premiums. Other underwriting expenses increased by $0.7 million for the nine months ended September 30, 2000 compared to 1999 due to higher personnel costs to service the increase in premium growth. As a percentage of net earned premiums, the underwriting expense ratio was 28.6% in 2000 compared to 35.6% in 1999. The improvement in the expense ratio was due in part to higher net earned premiums, which provides a larger base to spread our fixed costs, smaller growth in personnel expenses and lower agents' commissions and allowances.

General, Administrative and Other Expenses:

     Included in this income statement line item are other underwriting expenses of $15.7 million for the nine months ended September 30, 2000 compared to $15.0
million for the prior year period. Also included are policyholders' dividends of $1.7 million for the nine months ended September 30, 2000 compared to nil in 1999. The majority of the dividends are for Nevada participating policies and represent 1.8% of net earned premiums. In addition, in 2000, we wrote-off capitalized costs of $3.0 million on an information system software project that was cancelled because the vendor was unable to fulfill its contractual obligations.

Combined Ratio:

     The combined ratio is a measurement of underwriting profit or loss and is the sum of the loss and LAE ratio, underwriting expense ratio and policyholders' dividend ratio. A combined ratio of less than 100% indicates an underwriting profit. Our combined ratio was 121.0% for the nine months ended September 30, 2000 compared to 95.4% for the same period in 1999. The increase was primarily due to a higher loss and LAE ratio of 32.6 percentage points, offset slightly by a decrease in the underwriting expense ratio of 8.8 percentage points and a new policyholders' dividends ratio of 1.8 percentage points. The increase in the loss and LAE ratio was due to:

o net adverse loss development of $20.2 million, which represents 22.2% of net earned premiums, on prior accident years recorded in 2000 compared to no loss development for the nine months ended 1999; and

o higher loss and LAE ratio on the 2000 accident year, which represents 9.1% of net earned premiums. The higher loss and LAE ratio is due in part to the net adverse loss development we recorded in the fourth quarter of 1999 of $9.9 million and to the lower premium rates on policies written in 1999.

Income Taxes:

     For the nine months ended September 30, 2000, we recorded a tax benefit of $4.9 million compared to a tax provision of $4.8 million in the prior year period. The effective tax rate was 35% for the 2000 period compared to 41% for the 1999 period. The decrease in the effective tax rate was due to deferred income tax valuation allowances recorded in 1999.

Results of Operations for the Year ended December 31, 1999 Compared to the Year Ended December 31, 1998

     Our income before taxes decreased by $10.8 million for the year ended December 31, 1999 compared to 1998. The major components of the change were:

     o $51.3 million decrease in net earned premiums; o $2.5 million decrease in investment income; o $2.4 million decrease in net realized gains;

     o $32.9 million decrease in loss and loss adjustment expenses; and o $12.9 million decrease in policy acquisition costs.

Revenues:

     Our revenue is comprised of net earned premiums, net investment income and net realized gains/losses. Total revenue decreased by 36% for the year ended December 31, 1999 compared to 1998 and was due to a significant reduction in net earned premiums. In addition, negative cash flows from operations resulted in lower net investment income.

     Net earned premiums are the end result of direct written premiums, plus the change in unearned premiums, less premiums ceded to reinsurers. Our direct written premiums decreased by $5.1 million or 3% due primarily to lower prices for workers' compensation insurance in California. The increase in ceded reinsurance premiums of $44.0 million was primarily due to the low level reinsurance agreement, which is discussed below.

     The following table shows a comparison of direct written premiums, by state, for the year ended December 31, 1999 and 1998:



                             Year Ended December 31,

                                1999      % of total      1998       % of total
                                            (dollars in millions)
California                       $120.5       80.9%       $129.3         84.0%
Colorado                           12.3        8.3          12.0          7.8
Texas                               7.2        4.8           8.1          5.3
Nevada                              2.6        1.8           0.0          0.0
Other States                        6.2        4.2           4.5          2.9
                               --------    -------       -------      -------
   Total                         $148.8      100.0%       $153.9        100.0%
                                 ======      ======       ======        =====

     Our largest premium state, California, also had the largest decrease in written premiums due in large part to increasing price competition. The market-pricing environment in California became less favorable at the end of 1998 due to some competitors using reinsurance as a way of reducing premium rates to gain market share. We began writing workers' compensation insurance in Nevada on July 1, 1999, the first date private insurance carriers were allowed to issue workers' compensation policies in the state.

------------------------------------------------------------------------------

     Premiums in force are an indicator of future written premium trends. Inforce premiums are the total estimated annual premiums of all policies in force at a point in time. Although direct premium writings decreased for the year ended December 31, 1999 compared to 1998, total inforce premiums at December 31, 1999 increased by 17% to $155.0 million. This indicates an upward trend in premium growth, especially in California, in the latter part of 1999. The number of inforce policies at December 31, 1999 also increased by 23% to 15,485.

     Effective July 1, 1998, we entered into what we refer to as a "low level" reinsurance agreement. See Losses and Loss Adjustment Expenses below for further details on this agreement. The favorable terms of the low level reinsurance agreement provided us with an improved loss ratio as we reinsured a significant amount of losses to the reinsurer. However, the ceded premiums we paid the reinsurer reduced the cash available for investment and temporarily created negative cash flow for us. The negative cash flow created by the low level reinsurance agreement was the primary reason for the lower net investment income of $2.5 million.

     We had net realized losses of $381,000 for the year ended December 31, 1999 compared to net realized gains of $2.0 million in 1998. We try to manage our investment portfolio to minimize unplanned sales of our available-for-sale investments. In 1998, we sold some of our investments in debt securities and realized some gains.

Losses and Loss Adjustment Expenses:

     The $32.9 million decrease in the losses and LAE is attributable to the following reasons:

o Due to the low level reinsurance agreement, our reinsurer is at risk for more of our losses and LAE on policies in force at July 1, 1998. This agreement reduced the dollar amount of losses and LAE for the year ended December 31, 1999 by approximately $70 million.



o We recorded $9.9 million of net adverse loss development for prior accident years in the fourth quarter of 1999 compared to net favorable loss development of $9.6 million in 1998. The net adverse development recorded in 1999 was primarily attributable to higher costs per claim, or claim severity, in California on accident years 1996 to 1998. The entire California workers' compensation industry has been adversely affected by higher claim severity. See our discussion above in "Business - Losses and Loss Adjustment
Expenses." The number of reported claims per $1 million of earned premium, or claims frequency, did not significantly change when compared to our historical patterns. The net favorable loss development recorded in 1998 was due to lower than expected loss and LAE payments, primarily on accident years 1992 to 1995. Due to adverse reserve trends that we experienced in calendar years 1991 and 1992, we established reserves on accident years 1992 through 1995 at higher levels so as to avoid future adverse development. Actual loss payments have come in at levels below our projections and this favorable development was taken into income only after we and our outside actuary were satisfied that the development was substantially complete.



o The amount of direct losses and LAE reserves (i.e., before deducting reinsurance recoveries) recorded in 1999 were higher by approximately $22 million due to the trend in higher claim severity. This was partially offset by an increase in excess reinsurance recoverable of $4.5 million. In 1998, we recorded favorable loss development and this trend was factored into the loss ratio to record the 1999 accident year reserves.

     Under our low level reinsurance agreement, we reinsure 30% of the first $10,000 of each claim, 75% of the next $40,000 and 100% of the next $450,000. The maximum net loss retained on any one claim ceded under this agreement is $17,000. This agreement covered all policies in force at July 1, 1998. We also had excess of loss reinsurance agreements that covered 100% of the losses above $500,000 to $100 million.

     As a percentage of net earned premiums, the loss and LAE ratio for year ended December 31, 1999 was 74.1% compared to 70.3% for 1998. The increase is due to the following:

o The $9.9 million of net adverse loss development for prior accident years recorded in the fourth quarter of 1999 compared to favorable loss development of $9.6 million in 1998 accounts for an increase in the loss and LAE ratio of approximately 19 percentage points.

o The additional amounts of ceded losses and LAE due to the low level reinsurance agreement have reduced the net loss and LAE ratio by approximately 11 percentage points.

     o The remainder of the difference is due to the lower direct reserves that were established on the 1999 accident year.

Underwriting Expenses:

     Underwriting expenses consist of policy acquisition costs and other underwriting costs. Policy acquisition costs are those expenses that are directly related to, and vary with, written premiums. Examples of policy acquisition costs are commissions and allowances paid to agents and brokers, premium taxes, boards and bureau fees and certain operating expenses primarily related to underwriting and marketing departments. Policy acquisition costs decreased by $12.9 million or 67% for the year ended December 31, 1999 compared to 1998. The decrease was all due to a ceding commission of $14.7 million received on the low level reinsurance agreement as a partial reimbursement of our expenses. Partially offsetting the ceding commissions were higher commissions paid to agents and brokers in order to remain competitive in the market place. Other underwriting expenses increased by $.6 million in 1999 compared to 1998 due to higher personnel costs to service the increase in premium growth. As a percentage of net earned premiums, the underwriting expense ratio was 31.5% in 1999 compared to 28.4% in 1998. The improvement in the expense ratio was largely due to the ceding commissions.

General, Administrative and Other Expenses:

     The increase in this income statement line item was primarily due to other underwriting expenses of $19.6 million for the year ended December 31, 1999 compared to $19.0 million for 1998.

Combined Ratio:

     The combined ratio is a measurement of underwriting profit or loss and is the sum of the loss and LAE ratio, underwriting expense ratio and policyholders' dividend ratio. A combined ratio of less than 100% indicates an underwriting profit. Our combined ratio was 105.5% for the year ended December 31, 1999 compared to 98.7% for 1998. The increase was due to a higher loss and LAE ratio of 3.8 percentage points and a higher underwriting expense ratio of 3.1 percentage points. The increase in the 1999 year loss and LAE ratio was primarily due to net adverse loss development of $9.9 million, which represents 11.9% of 1999 net earned premiums, whereas the 1998 year had favorable loss development of $9.6 million, which represented 7.1% of 1998 net earned premiums. The change in loss development was partially offset by additional amounts of ceded losses and LAE under the low level reinsurance agreement. The increase in the underwriting expense ratio was primarily due to the lower net earned premium base in 1999.

Income Taxes:



     For the year ended December 31, 1999, we recorded a tax provision of $3.6 million compared to a tax provision of $4.2 million in 1998. The effective tax rate was 50% for 1999 compared to 23% for 1998. The increase in the effective tax rate for 1999 was due to the fact that all of the California Indemnity net operating losses, or NOLs, which had been fully reserved were utilized during 1998 and the accompanying valuation allowances were reversed. As a result of these valuation allowance reversals the tax expense and effective tax rate were reduced in 1998. On a separate return basis, CII Financial has historically recorded NOLs, including the three years ended December 31, 1999 for which valuation allowances have been recorded due to CII Financial's inability to generate significant earnings on its own.



Results of Operations for the Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

     Our income before taxes increased by $7.1 million for the year ended December 31, 1998 compared to 1997. The major components of the change were:

     o $5.1 million increase in net earned premiums; o $1.5 million increase in investment income; o $1.4 million increase in net realized gains; and o $1.0 million increase in loss and loss adjustment expenses.

Revenues:

     Our revenue is comprised of net earned premiums, net investment income and net realized gains/losses. Total revenue increased by $7.9 million or 5% for the year ended December 31, 1998 compared to 1997. The increase was largely due to higher net earned premiums of $5.1 million.

     Net earned premiums are the end result of direct written premiums, plus the change in unearned premiums, less premiums ceded to reinsurers. Our direct written premiums increased by $18.3 million or14% due primarily to increased premium growth in California. Ceded reinsurance premiums also increased by $14.8 million and were primarily due to the low level reinsurance agreement, which is discussed below.

     The following table shows a comparison of direct written premiums, by state, for the year ended December 31, 1998 and 1997:



                             Year Ended December 31,

                                1998      % of total      1997       % of total
                                            (dollars in millions)
California                      $129.3         84.0%      $113.1         83.4%
Colorado                          12.0          7.8         12.8          9.4
Texas                              8.1          5.3          6.3          4.6
Other States                       4.5          2.9          3.4          2.6
   Total                        $153.9        100.0%      $135.6        100.0%

==============================================================================

     Our largest premium state, California, had the largest increase in written premiums due in large part to premium growth from writing more policies that occurred in the first half of 1998. The market-pricing environment in California became less favorable at the end of 1998 due to some competitors using reinsurance as a way of reducing premium rates to gain market share.

     Premiums in force are an indicator of future written premium trends. Inforce premiums are the total estimated annual premiums of all policies in force at a point in time. Although total inforce premiums at December 31, 1998 increased by 3% to $132.8 million from December 31, 1997, there was a downward trend in the last half of 1998. Total inforce premiums increased in the first half of 1998 from $128.8 million at January 1, 1998 to a high of $142.8 million in July 1998 and declined in the last half of 1998 due to escalating price competition in California.

     Effective July 1, 1998, we entered into what we refer to as a "low level" reinsurance agreement. See Losses and Loss Adjustment Expenses below for further details on this agreement. The favorable terms of the low level reinsurance agreement provided us with an improved loss ratio as we reinsured a significant amount of losses to the reinsurer. However, the ceded premiums we paid the reinsurer reduced the cash available for investment and temporarily created negative cash flow for us. Our first payment to the reinsurer was not made until the end of December 1998. Thus, the timing of this payment did not reduce our net investment income in 1998 the increase in our investment income was related to the increase in our investment portfolio throughout most of 1998.

     In 1998, we had net realized gains of $2.0 million for the year ended December 31, 1998 compared to net realized gains of $.6 million in 1997. We try to manage our investment portfolio to minimize unplanned sales of our available-for-sale investments. In 1998 and 1997, we sold some of our investments in debt securities and realized some gains.

Losses and Loss Adjustment Expenses:

     The $1.0 million net increase in the losses and LAE was primarily attributable to premium growth, which increased losses and LAE by $16.2 million. This increase was substantially reduced by the effects of the low level reinsurance agreement which reduced the dollar amount of losses and LAE in 1998 by approximately $21.0 million. Changes in excess reinsurance resulted in an increase in losses and LAE of $5.9 million.

     Under our low level reinsurance agreement, we reinsure 30% of the first $10,000 of each claim, 75% of the next $40,000 and 100% of the next $450,000. The maximum net loss retained on any one claim ceded under this agreement is $17,000. This agreement covered all policies in force at July 1, 1998. We also had excess of loss reinsurance agreements that covered 100% of the losses above $500,000 to $100 million.

     As a percentage of net earned premiums, the loss and LAE ratio for year ended December 31, 1998 was 70.3% compared to 72.2% for 1997. The reduction was primarily due to the effects of the low level reinsurance agreement. In addition, we also had net favorable loss development on prior accident years of $9.6 million compared to net favorable loss development of $9.0 million in 1997. The net favorable loss developments were primarily attributable to lower than expected loss and LAE payments.

Underwriting Expenses:

     Underwriting expenses consist of policy acquisition costs and other underwriting costs. Policy acquisition costs are those expenses that are directly related to, and vary with, written premiums. Examples of policy acquisition costs are commissions and allowances paid to agents and brokers, premium taxes, boards and bureau fees and certain operating expenses primarily related to underwriting and marketing departments. Policy acquisition costs decreased by $.6 million. The increase in policy acquisition costs that would normally accompany an increase in related premium revenues was substantially offset by a ceding commission of approximately $3.9 million. We received a ceding commission on the low level reinsurance agreement as a partial reimbursement of our expenses. Other underwriting expenses increased by $0.5 million or 3% for the year ended December 31, 1998 compared to 1997. As a percentage of net earned premiums, the underwriting expense ratio was 28.4% in 1998 compared to 29.7% in 1997. The decrease in the expense ratio was largely due to the ceding commission received on the low level reinsurance agreement.

General, Administrative and Other Expenses:

     The increase in this income statement line item was primarily due to other underwriting expenses of $19.0 million for the year ended December 31, 1998 compared to $18.5 million for 1997.

Combined Ratio:

     The combined ratio is a measurement of underwriting profit or loss and is the sum of the loss and LAE ratio, underwriting expense ratio and policyholders' dividend ratio. A combined ratio of less than 100% indicates an underwriting profit. Our combined ratio was 98.7% for the year ended December 31, 1998 compared to 101.9% for 1997. The decrease was primarily due to a lower loss and LAE ratio of 2.0 percentage points and a lower underwriting expense ratio of 1.2 percentage points. The decrease in the 1998 year loss and LAE ratio was primarily due to the low level reinsurance agreement and net favorable loss development of $9.6 million, which represents 7.1% of 1998 net earned premiums. The 1997 year had net favorable loss development of $9.0 million, which represented 7.0% of 1997 net earned premiums. The decrease in the underwriting expense ratio was primarily due to the ceding commission received on the low level reinsurance agreement of $3.9 million.

Income Taxes:

     For the year ended December 31, 1998, we recorded a tax provision of $4.2 million compared to a tax provision of $0.3 million in 1997. The effective tax rate was 23% for 1998 compared to 2% for 1997. Both the 1998 and 1997 effective tax rates were less than the statutory rate primarily due to reductions in the deferred income tax valuation allowance from the use of net operating loss carryforwards of California Indemnity.

Liquidity and Capital Resources



     Our insurance subsidiaries require liquidity to pay policy claims and benefits, for operating expenses, income taxes and to purchase fixed assets to maintain and enhance their operations. The source of our insurance subsidiaries' funds come from the premiums we collect, the investment income we earn and receipts from our reinsurers. The liquidity needs of our non-insurance operations, which are essentially the holding company, CII Financial, are substantially all related to the servicing of interest payments on the old junior subordinated debentures and, eventually, the payment of these debentures at maturity.

     Our insurance subsidiaries are required to maintain sufficient liquid assets to pay claims and other policy obligations. Workers' compensation insurance is referred to as "long-tail" business because of the length of time that typically occurs between when the premium is collected and when a claim is fully paid and settled due to life-time benefits that could be provided to a claimant. The excess of premiums collected over claims and expenses paid are invested until needed. State regulations dictate the kinds of investments we can have and we try to match the maturity of our investments with expected future cash needs.

     Our only significant short-term non-insurance liquidity need is the repayment of the $47 million in old junior subordinated debentures, which are due on September 15, 2001, and is discussed further below. If our proposed exchange offer for the old junior subordinated debentures is successful and we issue new senior subordinated debentures with a maturity date of September 15, 2006, then our long-term non-insurance liquidity needs will be to service this new debt. We expect to service this new debt from future cash flows, primarily from dividends that will be paid by our insurance subsidiaries from their future earnings.



     We had negative cash flows from operating activities of $2.3 million for the nine months ended September 30, 2000 and $29.5 million for the year ended December 31, 1999. Our negative cash flow for the 2000 period was largely due to a net loss of $8.5 million and an increase in reinsurance recoverable on paid and unpaid losses of $79.7 million, which were partially offset by an increase in loss and LAE reserves of $97.5 million. Our negative cash flow for the 1999 year was primarily due to a net increase in reinsurance recoverable on paid and unpaid losses of $73.4 million offset by an increase in loss and LAE reserves of $32.1 million, an increase in deferred income taxes of $5.9 million and net income of $3.6 million. The increases in reinsurance recoverable were primarily due to the low level reinsurance agreement. The increases in the loss and LAE reserves were due to premium growth as well as adjustments related to net adverse development on prior accident years recorded in 2000 of $20.2 million and $9.9 million in 1999.



     Our net cash provided by investing activities was $9.9 million for the nine month 2000 period and $24.8 million for the year ended 1999. Capital expenditures in 2000 were $0.8 million and $4.2 million in the year ended 1999. Our insurance subsidiaries anticipate their capital expenditures to approximate $2 to $4 million per year over the next several years. Due to the negative cash flows from operations, we had to sell some of our investments.



     Our net cash flows from financing activities were a negative $5.1 million for the nine month 2000 period and negative $0.6 million for the year 1999. The negative cash flows from financing activities for both periods were a result of our repurchase of old junior subordinated debentures in the open market.



     In September 1991, CII Financial, the holding company, issued the old junior subordinated debentures. The old junior subordinated debentures bear interest at 7 1/2% per annum, which is due semi-annually on March 15 and September 15. Each $1,000 in principal is convertible into 25.382 shares of common stock of our ultimate parent company, Sierra Health Services, at a conversion price of $39.398 per share. The old junior subordinated debentures have no financial ratio covenants. The primary covenants include the timely payment of principal, premium, interest and taxes. Other covenants include our agreement to maintain our existence, business properties and an office where the old junior subordinated debentures can be surrendered for payment, transfer or conversion. There are also covenants regarding our offering to purchase the old junior subordinated debentures upon specified non-approved mergers and changes in control. Since Sierra's acquisition of us was approved by our board of directors and our shareholders, we were not required to offer to purchase the old junior subordinated debentures. The new senior subordinated debentures will have covenants similar to the old junior subordinated debentures. Unamortized issuance costs of $362,000 are included in other assets on the balance sheet and are being amortized over the life of the old junior subordinated debentures. The old junior subordinated debentures are junior subordinated obligations of CII Financial only and are not guaranteed by Sierra.

     Sierra has a bank credit facility with outstanding borrowings of $185 million at September 30, 2000. Sierra was in breach of its financial covenants (leverage ratio, consolidated net worth and fixed charges coverage ratio) at June 30, 2000. In consideration of the banks granting a waiver of compliance, in August 2000, CII Financial became a guarantor of the Sierra credit facility debt. The guaranty of the bank debt ranks senior to the old junior subordinated debentures. The waivers expired on October 31, 2000 and Sierra received a notice of default from the banks on November 8, 2000. The credit facility was amended and restated on December 15, 2000.

     The new credit agreement currently provides Sierra with a revolving credit facility of $135 million. The available amounts, which Sierra can borrow under the credit facility, will be reduced by amounts ranging from $2.0 million to $10.0 million every six months starting in June 2001. This may necessitate a loan paydown of the amount of outstanding loans in excess of the reduced commitments, if any. In addition, under certain circumstances, Sierra would be required to make prepayments of the loans, and the amount available to Sierra under the revolving credit facility would be reduced. For example, 80% of any excess cash flow that Sierra has in each year must be applied to a repayment of the credit facility. In addition, if Sierra or a subsidiary of Sierra (other than a regulated subsidiary and other specified subsidiaries) engages in an asset sale or a sale-leaseback transaction (with the exception of specified assets in the new credit agreement), 80% of the net cash proceeds must be applied to a repayment of the loans and a reduction of the amount available under the revolving credit facility. In addition, 100% of the net cash proceeds of a debt issuance (excluding issuances by CII Financial) must be applied to a repayment of the loans and a reduction in the amount available under the revolving credit facility. Subject to normal qualifications and exceptions, Sierra has covenants that, among other things, will restrict the ability of Sierra and its subsidiaries, including CII Financial, to dispose of assets, incur indebtedness, pay dividends, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, or make capital expenditures and which otherwise restrict certain corporate activities. In addition, Sierra is required to comply with specified financial ratios, as defined in the new credit agreement, including minimum interest coverage ratios and leverage ratios. Since December 15, 2000, Sierra has been in compliance with the financial covenants of the new credit agreement.



     CII Financial is a holding company and its only significant assets are its investment in California Indemnity Insurance Company. Of the cash and cash equivalents held at September 30, 2000, approximately $231 million were designated for use only by the regulated insurance companies.



     CII Financial has limited sources of cash and is dependent upon dividends paid by California Indemnity. The payment of stockholders' dividends by California Indemnity is regulated by the California Insurance Code and, at a minimum, requires a 10 work day prior notice to the California Department of Insurance. If a payment of a dividend or distribution whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of ten percent of the insurer's surplus or its net income for the preceding year end, then the insurance commissioner has up to 30 days to disapprove it. The California Insurance Department will not allow a payment of a dividend or distribution if it will cause an insurer's policyholders' surplus to be unreasonable in relation to the insurer's liabilities and the adequacy of the insurer's financial needs. In making this determination, the Department of Insurance considers a variety of factors including, but not limited to, the size of the insurer, the amount, type and geographic concentration of insurance it writes, the quality of its assets and reinsurance programs, and operating trends.

     In addition, California law provides that an insurer may not pay a dividend without the prior approval of the state insurance commissioner to the extent the cumulative amount of dividends or distributions paid or proposed to be paid in any year exceeds the amount shown as unassigned funds (reduced by any unrealized gains included in such amount) on the insurer's statutory statement as of the previous December 31. As of September 30, 2000, California Indemnity Insurance Company, which is our only direct insurance subsidiary, did not have any unassigned funds from which it could pay a dividend without prior approval.

     California Indemnity Insurance Company declared and paid no dividends to CII Financial in 1998 but paid $6.0 million of dividends to it in 1999 and $6.7 million in 2000.

     Sierra advanced $365,000 to us in order to enable us to make our September 15, 2001 interest payment on the old junior subordinated debentures. Sierra's amended and restated bank credit facility will limit Sierra's ability to make any future advances to us. Since we do not believe that we will have sufficient sources of cash to pay the maturing old junior subordinated debentures, we are proposing to exchange the old junior subordinated debentures for a combination of cash and/or new senior subordinated debentures. The sources for the cash portion of the proposed exchange offer are dependent upon our receiving approval from the California Department of Insurance to allow California Indemnity Insurance Company to pay a dividend to CII Financial and upon loans from Sierra and/or other affiliates. However, these types of loans are limited by Sierra's credit facility. In addition, in order to issue the new senior subordinated debentures in the proposed exchange offer, we will need the consent of a two-thirds majority in principal amount of the lenders under Sierra's credit facility.

     If the proposed exchange offer is unsuccessful and we were to default on the payment of the old junior subordinated debentures when they mature, then there will be a cross default on Sierra's credit facility debt and the banks may demand that CII Financial perform on its payment guaranty. If we then had to sell our insurance subsidiaries, our net cash proceeds would probably be substantially less than if the sale were to occur when we were not in a default situation. Under such circumstances, the California Department of Insurance could, among other things, exercise its oversight powers to preserve the assets of the insurance companies for the benefit of the policyholders and claimants and could prevent or significantly delay a possible sale of our insurance subsidiaries.

     Since our acquisition by Sierra in October 1995, we have paid dividends to Sierra totaling $2.6 million. Since the acquisition, Sierra has contributed $3.7 million to us by purchasing in the open market old junior subordinated debentures and contributing them to us for retirement.



Inflation

     Inflation can be expected to affect our operating performance and financial condition in several aspects. Inflation can reduce the market value of our investment portfolio; however, we try to manage our investment portfolio to minimize unplanned sales. Inflation can adversely affect the portion of loss and LAE reserves that relate to hospital and medical expenses, although some medical expenses are established by statute. Loss reserves related to indemnity benefits for lost wages are not directly affected by inflation as these amounts are established by statute. We do not believe that inflation has had a material effect on our results of operations.

Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 clarifies existing accounting principles related to revenue recognition in financial statements. We are required to comply with the provisions of SAB 101 in the quarter ending December 31, 2000. Based upon the current nature of our operations, we do not believe that SAB 101 will have any impact on our results of operations.

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes additional accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position. This statement also defines and allows companies to apply hedge accounting to its designated derivatives under certain instances. It also requires that all derivatives be marked to market on an ongoing basis. This applies whether the derivatives are stand-alone instruments, such as warrants or interest rate swaps, or embedded derivatives, such as call options contained in convertible debt investments. Along with derivatives, in the case of qualifying hedges, the underlying hedge items are also to be marked to market. These market value adjustments are to be included either in the income statement or other comprehensive income, depending on the nature of the hedged transaction. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over the counter market. In cases where derivatives relate to financial instruments of non-public companies, or where quoted market prices are otherwise not available, such as for derivative financial instruments, fair value is based on estimates using present value or other valuation techniques. Based on our understanding of SFAS 133, we do not believe that we have any derivative instruments and do not have any hedging activities. The majority of our investments are held by our insurance subsidiaries, which are regulated as to the types of investments they may hold.

Quantitative and Qualitative Disclosures About Market Risk



     At December 31, 1999, we had $217.1 million in cash, cash equivalents and invested assets of which $215.5 million is designated for use only by our regulated insurance subsidiaries. Our invested assets consist of debt securities of $190.3 million, of which $165.3 million were classified as available-for-sale and $25.0 million was classified as held-to-maturity. These investments are substantially investment grade securities. Our investment policies emphasize return of principal and liquidity and are focused on fixed returns that limit volatility and risk of principal. Our primary market risk associated with our investment portfolio is interest rate risk.



     Assuming interest rates were to increase by a factor of 1.1, the net hypothetical loss in fair value of shareholder's equity related to financial instruments would approximately be $6.1 million after tax. This would represent approximately 9% of shareholder's equity. We believe that if interest rates were to increase by this amount, it would not have a material impact on our future earnings or cash flows as it is unlikely that we would need or choose to substantially liquidate our investment portfolio.



     At September 30, 2000, we had $214.2 million in cash, cash equivalents and invested assets of which $213.4 million is designated for use only by our regulated insurance subsidiaries. Our invested assets consisted of debt securities of $186.8 million, of which $164.7 million were classified as available-for-sale and $22.1 million were classified as held-to-maturity. The composition of our investments and our investment policies have not materially changed when compared to December 31, 1999. We believe that if interest rates were to increase as described above, it would not have a material impact on our future earnings or cash flows as it is unlikely that we would need or choose to substantially liquidate our investment portfolio.



     The effect of interest rate risk on potential near-term net income, cash flow and fair value was determined based on commonly used sensitivity analyses. The models project the impact of interest rate changes on a wide range of factors, including duration and prepayment. Fair value was estimated based on the net present value of cash flows or duration estimates, assuming an immediate 10% increase in interest rates.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth information concerning our directors and executive officers.


------------------------------------------------------------------------------


Name                                 Position                                                      Age


-----------------------------------------------------------------------------
Paul H. Palmer                    Director                                                          39
Frank E. Collins                  Director                                                          46
Kathleen M. Marlon                President, Chief Executive Officer, Chairman and Director         42
John F. Okita                     Chief Financial Officer                                           52
Robert G. Riordan                 Vice President, Region II                                         48
Robert L. Selli                   Vice President, Region I                                          59
David M. Sonenstein               General Counsel and Secretary                                     53
-------------------------------------------------------------------------------

     Paul H. Palmer, Director. Mr. Palmer is the vice president of finance, chief financial officer and treasurer of Sierra. He was promoted to these offices in 1998. Prior to this, he was assistant vice president of Sierra from May 1996, corporate controller from November 1994 and director of finance when he joined Sierra in 1993. Prior to joining Sierra, Mr. Palmer was an audit manager at Deloitte & Touche LLP (formerly Touche Ross) in Las Vegas and California from 1988 to 1993. Mr. Palmer is a certified public accountant with an MBA and masters in accounting from Brigham Young University. He is a member of the American Institute of Certified Public Accountants, the Nevada State Society of Certified Public Accountants and the California State Society of Certified Public Accountants.

     Frank E. Collins, Director. Mr. Collins joined Sierra in 1986 as general counsel and secretary. In 1997 he was appointed executive vice president. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as staff legal counsel and in early 1986 as associate general counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance- and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City school of law and is a member of the Missouri Bar Association.

     Kathleen M. Marlon, President, Chief Executive Officer, Chairman and Director. Ms. Marlon joined Sierra in March 1986. In 1990, she became president and chief operating officer of Sierra Healthcare Options, Inc., a start-up subsidiary of Sierra. In February 1996, Ms. Marlon became our president and chief executive officer. In December 2000, Ms. Marlon became our chairman. Prior to joining Sierra, Ms. Marlon held technical and management positions for six years with Delphi Systems and Quality Systems. Ms. Marlon received her Bachelor of Science in Accounting from the University of Southern California in 1980. Ms. Marlon has successfully completed the CPA exam and Property & Casualty and Health licensing exams and holds a F.L.M.I. designation. Ms. Marlon is married to Anthony M. Marlon's nephew. Anthony M. Marlon is the chairman and chief executive officer of Sierra.

     John F. Okita, Chief Financial Officer. Mr. Okita has served in this capacity since he started his employment with us in April 1992 until September 1999 and from June 2000 to present. In September 1999, Mr. Okita left us to become the corporate controller of Sierra, a position he still holds. In June 2000 he returned to us as our chief financial officer. Mr. Okita is a certified public accountant and a licensed attorney and has over twenty years of property-casualty insurance industry experience. Prior to joining us, Mr. Okita was in private tax and financial consulting practice. Mr. Okita served in several financial executive capacities at Fremont Insurance Group between 1980 and 1990. Prior to that, Mr. Okita was employed by Coopers & Lybrand from 1975 and audited both property-casualty and life insurance companies. Mr. Okita received his Bachelor of Science in Business Administration from California State University at Los Angeles and his Juris Doctorate from Loyola Law School.



     Robert G. Riordan, Senior Vice President, Field Operations. Mr. Riordan was promoted to this position in May 1997 after having served as director of field operations since November 1993. He was vice president of Northern California operations for USA Casualty Company from November 1991 until joining Sierra in 1993. Prior to USA Casualty, Mr. Riordan had held various underwriting, marketing and financial reporting positions with Fireman's Fund Insurance Companies since 1976. Mr. Riordan attended Steubenville College where he received a Bachelor of Science degree in Business Administration.


     Robert L. Selli, Vice President, Underwriting. Mr. Selli was promoted in November 1997 after serving as director of underwriting since December 1996. Mr. Selli has served as Northern California Underwriting Manager and key member of our California Open Rating Task Force since he joined us in January 1994. Prior to that time, Mr. Selli held various underwriting management and marketing positions with Fireman's Fund Insurance Company and Zurich American since entering the industry in 1967. Mr. Selli attended San Francisco State University where he received a Bachelor of Arts degree in economics.

     David M. Sonenstein, General Counsel and Secretary. Mr. Sonenstein has served as general counsel since joining us in August 1997 and as secretary since early 1999. Mr. Sonenstein served as vice president and associate general counsel of Fireman's Fund Insurance Company, from 1991 to 1997. He started his employment with Fireman's Fund as Associate Counsel in 1979. Mr. Sonenstein was in private practice from 1972 to 1979. Mr. Sonenstein graduated from Claremont Men's College with a Bachelor of Arts degree and received his Juris Doctorate in 1972 from Hastings College of Law.

Executive Compensation

     The following table sets forth information with respect to the compensation paid by us for the year ended December 31, 1999 to our chief executive officer and to each of our four next most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE



Name of Individual

Or Number Of Persons In     Capacities in            Cash Compensation                              All Other
             -----------                                  ------------
Group                       Which Served                                         Bonus             Compensation

Kathleen M. Marlon          President, Chief              $214,291              $78,733              $25,457 (1)
                            Executive Officer

Richard E. Dobson           Chief Legal Officer           225,715               47,800                13,115

John F. Okita               Chief Financial               126,912               66,698                21,487
                            Officer

Robert G. Riordan           Senior Vice                   139,445               30,047                10,907
                            President, Field
                            Operations

David M. Sonenstein         General Counsel               124,214               27,583                13,342

--------------
(1) Includes $15,451 of compensation resulting from split-dollar insurance policies purchased in 1997, calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by us represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher only in the late years.

Compensation of Directors

     The directors are our employees or employees of Sierra and receive no additional compensation for their service on our board.

Employment Agreements

         Our subsidiary, California Indemnity Insurance Company, has entered into a three-year employment agreement with Kathleen M. Marlon, its chief executive officer. Under the agreement, Ms. Marlon may voluntarily terminate employment upon 60 days' notice. California Indemnity may terminate her employment, with or without cause, in accordance with California Indemnity's usual policies and procedures. The employment agreement provides that, in the event of a termination by California Indemnity without cause, a severance payment will be paid in the amount of 12 months' salary to Ms. Marlon. The agreement also provides that, a disability must continue for at least six months before California Indemnity may terminate her employment. In the event of a change in control not approved by the board of directors of California Indemnity, or if a change in control is approved by the board but within two years thereafter Ms. Marlon is terminated without cause, demoted, provided reduced compensation or required to relocate, Ms. Marlon will be entitled to receive a payment equal to a multiple of two times her salary and target annual incentive. In addition, if "golden parachute" excise taxes apply to compensation paid by California Indemnity, California Indemnity will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to Ms. Marlon to be the same as if no such excise had applied. The employment agreement contemplates annual adjustments in compensation based on job duties, performance goals and objectives and other reasonable standards deemed appropriate by California Indemnity. The agreement restricts Ms. Marlon's use and disclosure of confidential information, interference with California Indemnity's business relationships, and competition with California Indemnity, including a prohibition, for a one-year period following any termination of employment, on her working for a competitor which operates in California, Nevada, or Texas.

Stock Options

     Our executive officers participate in Sierra's stock option plan. The following table contains information concerning the grants by Sierra of stock options to acquire Sierra common stock to the named executives during fiscal year 1999:



                                             OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                                     Individual Grants (1)



                                    Number of       % of Total     --------------                Potential Realizable
                                   Securities      Options/SARs                                    Value at Assumed
                                   Underlying       Granted to      Exercise or                  Annual Rates of Stock

                                  Options/SARs     Employees in      Base Price    Expiration   Price Appreciation for
                                   Granted (#)         1999          ($/Share)        Date           Option Terms


                                                                                                  5% ($)      10% ($)
Kathleen M. Marlon                 75,000 (2)(3)        47%              8.00       10/12/05     $204,057    $462,937
Richard E. Dobson                      -0-              N/A               N/A          N/A         N/A          N/A
John F. Okita                      10,000 (2)(3)        6%               8.00       10/12/05      27,208      61,725
Robert G. Riordan                   7,500 (3)(4)        5%               6.6875     12/30/05      31,543      79,936
David M. Sonenstein                 7,500 (3)(4)        5%               6.6875     12/30/05      31,543      79,936

-------------
------------------------------------------------------------------------------

(1) All options were granted at an exercise price equal to the fair market value of Sierra common stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that Sierra's stock plan committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of Sierra common stock (at their fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

(2) These options were granted on October 13, 1999 and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and will expire not later than six years after grant.

(3) All awards were non-qualified stock options granted pursuant to Sierra's 1995 long-term incentive plan. No stock appreciation rights were granted with the above awards. Upon a change of control of Sierra, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated, provided, however, that Sierra's stock plan committee may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or director of Sierra or one of its affiliates, except certain post-termination exercise periods are permitted in the case of death, disability, or other involuntary termination except for a termination for "cause." The options together with certain gains realized upon exercise of the options during a specified period will be subject to forfeiture if the optionee engages in certain acts in competition with Sierra or one of its affiliates, misuses proprietary information of Sierra or one of its affiliates,  or  fails  to  assist  Sierra  or  one of  its  affiliates  in litigation. Cashless withholding to satisfy tax obligations may be permitted by Sierra's stock plan committee.

(4) These options were granted on December 31, 1999 and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and will expire not later than six years after grant.

Option Exercises and Holdings

     The following table provides information with respect to the named executives concerning the exercise of Sierra stock options during the fiscal year ended December 31, 1999 and unexercised Sierra stock options held as of December 31, 1999:



                   Aggregated Option/SAR Exercises in Fiscal 1999 and Year-End Option Values



                                       ------------------                         Number of
                                                                                  Securities           Value of
                                                                                  Underlying         Unexercised

                                                                                 Unexercised         In-the-Money
                                                                               Options/SARs at     Options/SARs at

                                             Shares                               FY-End (#)          FY-End ($)
                                          Acquired on            Value           Exercisable/        Exercisable/
                                          Exercise (#)       Realized ($)       Unexercisable     Unexercisable (1)


Kathleen M. Marlon                            -0-                 -0-          46,963 / 105,537       -0- / -0-
Richard E. Dobson (2)                         -0-                 -0-           36,825 / 5,675        -0- / -0-
John F. Okita                                 -0-                 -0-          43,215 / 15,625        -0- / -0-
Robert G. Riordan                             -0-                 -0-          11,671 / 21,234        -0- / -0-
David M. Sonenstein                           -0-                 -0-           1,700 / 10,550        -0- / -0-

--------------

(1) Based on the closing price of Sierra common stock on December 31, 1999, which was $6.6875, minus the exercise price of the option.

(2) Mr. Dobson's right to acquire stock pursuant to his options terminated on August 28, 2000.

CII Financial's Supplemental Executive Retirement Plans

     Certain of our executive officers were participants in the CII Financial, Inc. Supplemental Executive Retirement Plan, or the SERP Plan, and the CII Financial, Inc. Supplemental Senior Executive Retirement Plan, or the Senior SERP Plan. These plans were effective as of January 1, 1990 and the SERP Plan was amended and restated April 24, 1993. When we were acquired by Sierra in October 1995, both plans were frozen as to any new contributions, participants, and accrued benefits. The Senior SERP Plan had only one participant, Mr. Joseph
G. Havlick, who at that time was our chief executive officer. Of the eight participants in the SERP Plan, only Mr. Okita remains an officer of CII Financial.

     Our Board of Directors appoints a committee to administer both plans. Participation in both plans was limited to the executives, officers and employees selected by our chief executive officer and approved by our board of directors. The criteria used to determine participation in either plan was the participant's position, past contributions and anticipated contributions to our future success.

     The committee determined the benefit amount that would be paid at the participant's normal retirement age. The initial benefit amount was discretionary and was adjusted based on the participant's employment service years from the date of participation. Participants were given credit for employment prior to the plans' effective date of January 1, 1990. Under the SERP Plan, the benefit amount was also adjusted based on whether a participant retired at, prior to, or after, normal retirement age. Benefit amounts under both plans are paid in equal monthly installments over a 10-year period. Both plans also provide for a benefit payable over a 10-year period if a participant dies while still employed by us. Mr. Okita's annual benefits under the SERP Plan are $300.

Sierra's Supplemental Executive Retirement Plan

         Ms. Kathleen Marlon participates in Sierra's Supplemental Executive Retirement Plan II (the "Supplemental Plan II"), which provides retirement benefits for selected executive officers. Under the Supplemental Plan II, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, and certain other terminations of employment, for a 15-year period, equal to 2.5% of their "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan (but not reduced for social security payments or other offsets). An executive's right to benefits under the Supplemental Plan II vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 and ten years of credited service, or a termination due to disability, and benefits will begin, in the case of other terminations (except a termination for "cause," as defined) prior to a change in control, at the later of termination or the date the executive would have completed ten years of service but for the termination.

         The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Plan II to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:



                             Estimated Annual Benefits Based on Credited Years of Service



               Final Average
                Compensation  ---------------
                ------------
                                      5 Years        10 Years        15 Years        20 Years        30 Years
                                      -------        --------        --------        --------        --------


                    $200,000          $23,366         $46,732         $70,099         $92,465         $93,465
                     400,000           45,225          90,450         135,675         180,900         180,900
                     600,000           67,837         135,675         203,512         271,350         271,350

-------------------------------------------------------------------------------
         Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

         Ms. Marlon has 14 years of credited service under the Supplemental Plan
II. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

         No  other   executives  of  CII  Financial   participate   in  Sierra's
Supplemental Executive Retirement Plan II.

                              CERTAIN TRANSACTIONS

     We intend to finance all or a portion of the cash consideration in the exchange offer, together with interest and expenses, with a loan from one of our affiliates. We will not be able to determine the amount of cash needed until the expiration of the exchange offer. Our affiliates have no obligation to advance these funds to us. However, in the event the loan is made, the indebtedness will be represented by a demand promissory note issued to the affiliate bearing interest at a rate equal to the then current interest rate on Sierra's credit facility. This affiliate note will rank senior to both the old junior subordinated debentures and the new senior subordinated debentures.

     In August 2000, we, and some other subsidiaries of Sierra, became a guarantor of Sierra's obligations under its senior secured credit facility. For more information concerning this guaranty, see "Description of Other Indebtedness."



     In order to make the September 15, 2000 interest payment on the old junior subordinated debentures, Sierra advanced $365,000 to us.



     Effective January 1, 1999, Sierra entered into separate but similar investment services agreements with California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company. Under these agreements Sierra manages the investments of the insurers. The management is, however, subject to the insurers' investment guidelines and the ultimate control of each insurer's board of directors. The management fee is a percentage of the total amount under management. The annual investment fees paid by the insurance companies in 1999 were approximately $335,000 and in 2000 were approximately $400,000.

     Effective  January  1,  1999,  Sierra and  California  Indemnity  Insurance
Company agreed that Sierra would furnish it services, including accounting, human resources, systems and other administrative services. The fee for the services is based on the lower of actual cost or fair market value. The services are subject to the ultimate control of California Indemnity Insurance Company's board of directors. The annual fees for these services were approximately $1,003,000 in 1999 and $1,200,000 in 2000.



     On March 31, 2000, California Indemnity Insurance Company loaned $7.4 million to Sierra, its ultimate parent. The loan was secured by a first trust deed mortgage on property at 4475 South Eastern Avenue in Las Vegas, Nevada. The loan is due April 1, 2005 with a right to accelerate on the part of the lender on or after April 1, 2001. The interest rate for the loan is 8% per annum and the loan to value was approximately 60%. Sierra Health Services has paid $441,000 as of November 30, 2000 in interest from the date of the loan. A sale of the 4475 South Eastern property to a non-affiliated real estate partnership closed December 28, 2000. Under the terms of the purchase and sale agreement, the purchaser assumed the first trust deed mortgage with amended terms. The interest rate was increased and the acceleration clause was eliminated by payment of additional fees, and the loan's maturity was set at December 31, 2001 with the ability of the borrower to extend for two periods of six months, subject to notice before the extension and payment to California Indemnity Insurance Company of additional fees.

     Sierra, California Indemnity Insurance Company and Commercial Casualty Insurance Company are partners in a limited partnership called 2716 North Tenaya Way Limited Partnership. This partnership owns the building located at that address in Las Vegas, Nevada. The two insurers are limited partners in the partnership whereas Sierra Health Services is the general partner. The two limited partners own approximately 13.5% of the partnership each. They also lease a portion of the building from the partnership. The lease payments during 1999 for both companies were $1,168,000 and for this year to date were $1,160,000 as of November 30, 2000. A sale of the partnership's building to a third party closed on December 28, 2000. At closing, the net proceeds to the two limited partners were approximately $8 million in total and the original lease was canceled effective December 28, 2000. Sierra entered into a 15 year master lease with the new owner of the property. Sierra and California Indemnity Insurance Company have entered into a new one-year sublease, for the space occupied by California Indemnity Insurance Company, effective January 1, 2001. The total amount of rent under the sublease will be approximately equivalent to that under the former lease with the partnership and will be determined based upon the new lease costs of Sierra under the master lease. The sublease is subject to the provisions of the master lease. It will automatically renew from year to year unless California Indemnity Insurance Company gives notice to cease renewing on or before December 1 in any year. The renewal can not extend beyond the length of the master lease.



     Effective January 1, 1996, federal income taxes are calculated pursuant to a tax allocation agreement between Sierra and CII Financial. Income taxes are allocated on a separate return basis for each company and tax benefits are recorded only to the extent that an entity could recoup taxes paid in prior years.

     All of our directors are also executive officers of Sierra.

                                                 PRINCIPAL STOCKHOLDERS

     Sierra owns 100% of our issued and outstanding capital stock.

                        DESCRIPTION OF OTHER INDEBTEDNESS



     Sierra's credit facility is governed by an Amended and Restated Credit Agreement entered into by Sierra on December 15, 2000 with a syndicate of banks for which Bank of America, N.A., is the Administrative Agent and Issuing Bank. Other lenders include First Union National Bank, Deutsche Bank, AG, Credit Lyonnais, Bank One, N.A., Wells Fargo Bank, N.A., and Union Bank of California, N.A. Bank of America, N.A. is an affiliate of Banc of America Securities LLC, the dealer manager for the exchange offer. The new credit agreement amended Sierra's preceding credit agreement, which Sierra entered into in 1998. Sierra was not in compliance with the terms of the financial covenants in the preceding credit agreement and received a notice of default from its lenders on November 8, 2000 with respect to this non-compliance. Since December 15, 2000, Sierra has been in compliance with the covenants under the Amended and Restated Credit Agreement.



     We have irrevocably and unconditionally guaranteed all obligations under this credit facility.

Revolving Loans



     The new credit agreement currently provides Sierra with a revolving credit facility of $135 million. The proceeds from revolving loans under the revolving credit facility may be used for general working capital and general corporate purposes. As of December 31, 2000, the facility was fully drawn with an outstanding balance of $135 million.



     The available amounts which Sierra can borrow under the credit facility will be reduced by specified amounts, on certain dates. If the total amount of outstanding loans exceeds the availability under the credit facility, as reduced, Sierra will be required to immediately prepay 100% of the excess amount.



     Under certain additional circumstances, Sierra would be required to make prepayments of the loans, and the amount available to Sierra under the revolving credit facility would be reduced. For example, 80% of any excess cash flow that Sierra has in each year must be applied to a repayment of the loans and a reduction of the amount available under the revolving credit facility. In addition, if Sierra or a subsidiary of Sierra (other than an HMO subsidiary and certain other subsidiaries) engages in an asset sale or a sale-leaseback transaction (with the exception of certain assets specified in the new credit agreement), 80% of the cash proceeds (net of certain expenses) must be applied to a repayment of the loans and a reduction of the amount available under the revolving credit facility. Similarly, 80% of the cash proceeds (net of certain expenses) of certain equity issuances by us or any of our subsidiaries and 100% of the cash proceeds (net of certain expenses) of a debt issuance by Sierra (excluding us) must be applied to a repayment of the loans and a reduction in the amount available under the revolving credit facility.



     The credit facility terminates on September 30, 2003. On that date, Sierra will be required to repay the aggregate principal amount of the revolving loans outstanding.

Interest

     Under the credit facility, revolving loans bear interest at the applicable margin plus the greater of:

o        0.5% per annum above the latest federal funds rate; or

o        the per annum prime lending rate of Bank of America, N.A.

     The applicable margin is initially 1.75%. However, the applicable margin may be increased or decreased in certain circumstances.

Fees

     In connection with the credit facility, Sierra will pay certain customary fees, including agents' fees, commitment fees, and amendment fees.

Covenants

     Subject to normal qualifications and exceptions, Sierra has certain covenants that, among other things, will restrict the ability of Sierra and its subsidiaries, including CII Financial, to dispose of assets, incur indebtedness, pay dividends, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, or make capital expenditures and which otherwise restrict certain corporate activities. In addition, under the senior credit facility Sierra will be required to comply with specified financial ratios, as defined in the credit agreement, including minimum interest coverage ratios and leverage ratios.

Events of Default

     The credit facility may be terminated before September 30, 2003 upon the occurrence of any event of default. Upon the occurrence of an event of default, with certain limitations, Sierra's obligations under the new credit agreement which are at that time outstanding may become accelerated. Events of default under the credit facility consist of customary specified events. A default in payment on our debentures would constitute an event of default. A bankruptcy proceeding or other similar event involving us would also constitute an event of default.

Security

     The payment and performance of Sierra's obligations under the credit facility are secured by:

o liens on substantially all of Sierra's assets and the assets of Sierra's subsidiaries, other than CII
          Financial and Sierra's other regulated subsidiaries;

o a guaranty of Sierra's obligations thereunder by each of Sierra's subsidiaries, including CII Financial, but excluding our insurance subsidiaries and Sierra's other regulated subsidiaries; and

o other collateral arrangements, subject to pledge agreements, the security agreements, deeds of trust, and similar arrangements between Sierra, Sierra's subsidiaries, and the lending banks.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     We have set out below our unaudited pro forma consolidated financial statements.



     Due to the possibility of different outcomes to the exchange offer based upon the elections made by tendering holders, we are demonstrating three different presentations of pro forma financial information as illustrations of the range of potential results.

     Presentation one assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $10,237,500 in cash and $27,559,000 in principal amount of new 9% senior subordinated debentures.

     Presentation two assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $5,250,000 in cash and $37,059,000 in principal amount of new 9% senior subordinated debentures.

       Presentation three assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $47,059,000 in principal amount of new 9% senior subordinated debentures.

     Each of the unaudited pro forma consolidated balance sheets as of September 30, 2000 have been prepared on the basis that the exchange offer as described above had occurred on September 30, 2000. Each of the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been prepared as if the exchange offer had occurred on January 1, 1999.



     You should read this information with the accompanying notes and our consolidated financial statements, which are included in this prospectus. The accompanying pro forma consolidated financial statements do not purport to represent what our results of operations would have been had such transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data.

                                                    PRESENTATION ONE


             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                   SEPTEMBER 30, 2000



         Presentation one assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $10,237,500 in cash and $27,559,000 in principal amount of new 9% senior subordinated debentures.



         The  accompanying   unaudited  pro  forma  consolidated  balance  sheet
reflects the following adjustments:

         (a) Payment of the outstanding accrued interest on the old junior subordinated debentures as of September 30, 2000 of $145,000.



         (b) Payment of $1,600,000 in debt issuance costs to be recognized as expense in the period incurred. This amount is reflected in equity net of tax expense and as a deferred tax asset.



         (c) A $5,000,000 loan from Sierra to the CII Financial evidenced by the affiliate note.



         (d) An exchange of $27,559,000 aggregate principal amount of the old junior subordinated debentures for new senior subordinated debentures in the aggregate principal amount of $27,559,000 and a deferred gain of $9,262,500 to be amortized over the term of the new senior subordinated debentures.

         (e) $19,500,000 aggregate principal amount of old junior subordinated debentures retired in exchange for a $10,237,500 cash payment.

                      CII FINANCIAL, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000

                      (In thousands, except for share data)



                                                            Historical      Adjustments                    Pro forma


ASSETS

Invested assets:

    Debt securities, available for sale, at fair value       $164,660                                       $164,660
    Debt securities, held-to-maturity, at amortized cost       22,154                                         22,154
    Preferred stock, at fair value                              1,732                                          1,732

    Mortgage loans on non-affiliated real estate                6,281                                          6,281
                                                                ------                                         -----


---------------------------------------------------------


Total invested assets                                         194,827                                        194,827

Cash and cash equivalents                                      19,408          $(6,983)     (a),(b),(c),(e)   12,425
Reinsurance recoverable                                       211,594                                        211,594
Premiums receivable (net of allowance of $1,134)               13,402                                         13,402
Investment income receivable                                    2,406                                          2,406
Deferred policy acquisition costs                               2,732                                          2,732
Mortgage loans on affiliated real estate                       10,261                                         10,261
Real estate limited partnership                                 7,108                                          7,108
Federal income taxes receivable                                 9,478                                          9,478
Deferred income taxes                                          15,984              560            (b)         16,544
Property and equipment, net                                     5,097                                          5,097
Other assets                                                      555                                            555


---------------------------------------------------------  -------------  ----------------                ------------


     TOTAL ASSETS                                            $492,852          $(6,423)                     $486,429


LIABILITIES



Reserve for losses and loss adjustment expenses              $341,902                                       $341,902
Unearned premiums                                              16,206                                         16,206
Ceded reinsurance premiums payable                              7,424                                          7,424
Old junior subordinated debentures                             47,059         $(47,059)       (d),(e)              0
New senior subordinated debentures                                              36,821            (d)         36,821
Accounts payable and other accrued expenses                    15,969             (145)           (a)         15,824
Affiliate note                                                                   5,000            (c)          5,000
Payable to affiliates                                           2,487                                          2,487
Deferred tax liability                                          3,291                                          3,291


---------------------------------------------------------  -------------  ----------------                ------------


      TOTAL LIABILITIES                                       434,338           (5,383)                      428,955


COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common Stock, no par value, 1,000 shares

    Authorized; shares issued and outstanding - 100             3,604                                          3,604
Additional paid - in capital                                   64,450                                         64,450
Accumulated other comprehensive loss:


    Unrealized holding loss on available-for


sale-investments                                               (8,651)                                        (8,651)
Accumulated deficit                                              (889)          (1,040)           (b)         (1,929)


---------------------------------------------------------  -------------  ----------------                ------------


      TOTAL STOCKHOLDER'S EQUITY                               58,514           (1,040)                       57,474
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY             $492,852          $(6,423)                     $486,429


==============================================================================



See the accompanying notes on page 70

                                PRESENTATION ONE



        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



      NINE MONTHS ENDED SEPTEMBER 30, 2000 AND YEAR ENDED DECEMBER 31, 1999



         Presentation one assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $10,237,500 in cash and $27,559,000 in principal amount of new 9% senior subordinated debentures.



         The  accompanying   unaudited  pro  forma  consolidated   statement  of
operations reflects the following adjustments:



         (f) Decrease in investment income as a result of less cash available during the period for investments. Amount is calculated based on net cash used for the transaction and the average investment yield during the period of approximately 6.5%.

         (g) Recognition of the $1,600,000 in debt issuance costs as incurred.

         (h) Adjustment of interest expense based on a reduction in the outstanding principal balance and an increase in the interest rate of the outstanding debentures as a result of the exchange. Historical figures are based on a weighted average of $48,302,000 and $50,875,000 in outstanding junior subordinated debentures during the periods ending September 30, 2000 and December 31, 1999, respectively, at a 7.5% interest rate. Pro forma figures are based on $27,559,000 in outstanding senior subordinated debentures at a 9% interest rate.

         (i) Interest expense on the $5,000,000 affiliate note based on a 9% rate of interest.

         (j) Reduction of interest expense for the amortization of the deferred gain on the restructuring of the old junior subordinated debentures. The deferred gain of $9,262,500 will be amortized over the life of the new senior subordinated debentures using the effective interest rate method.

         (k) A reduction of income taxes as a result of the pro forma adjustments at an assumed effective tax rate of 35%.

                                PRESENTATION ONE


                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                 (In thousands)



                                                              Historical            Adjustments              Pro forma
REVENUES

  Direct written premiums                                     $153,034                                      $153,034
  Changes in direct unearned premiums                           (2,906)                                       (2,906)

  Direct earned premiums                                       150,128                                       150,128
  Less:  premiums ceded                                         59,177                                        59,177



  Net earned premiums                                           90,951                                        90,951
  Net investment income                                         11,217               $(340) (f)         10,877
  Net realized investment losses                                  (460)                                   (460)

  Total revenues                                               101,708                (340)            101,368


COSTS AND EXPENSES
  Losses and loss adjustment expenses                          207,323                                 207,323
  Reinsurance recoveries                                      (123,303)                               (123,303)



  Net loss and loss adjustment expenses                         84,020                                  84,020
  Policy acquisition costs                                       8,606                                   8,606
  General and administrative and other                          17,372                                  17,372
  Asset impairment                                               3,000                                   3,000
  Interest expense                                               2,717        (1,335) (h), (i),(j)       1,382


     Total costs and expenses                                  115,715              (1,335)            114,380

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                         (14,007)                995             (13,012)

Federal income tax benefit                                      (4,902)                348 (k)          (4,554)

(LOSS) INCOME FROM CONTINUING OPERATIONS                       $(9,105)               $647                   $(8,458)


===============================================================================


See the accompanying notes on page 72

                                PRESENTATION ONE

                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                 (In thousands)







                                                              Historical            Adjustments          Pro forma
REVENUES

  Direct written premiums                                     $148,824                                     $148,824
  Changes in direct unearned premiums                           (2,142)                                      (2,142)

  Direct earned premiums                                       146,682                                      146,682
  Less:  premiums ceded                                         63,727                                       63,727

  Net earned premiums                                           82,955                                       82,955
  Net investment income                                         15,776               $(454) (f)              15,322
  Net realized investment losses                                  (381)                                        (381)

  Total revenues                                                98,350                (454)                  97,896

COSTS AND EXPENSES
  Losses and loss adjustment expenses                          157,424                                      157,424
  Reinsurance recoveries                                       (95,963)                                     (95,963)

  Net loss and loss adjustment expenses                         61,461                                       61,461
  Policy acquisition costs                                       6,339                                        6,339
  General and administrative and other                          19,749               1,600 (g)               21,349
  Interest expense                                               3,706              (1,866) (h), (i), (j)     1,840

     Total costs and expenses                                   91,255                (266)                  90,989

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                           7,095                (188)                   6,907

Federal income tax benefit                                       3,602                 (66) (k)               3,536

INCOME (LOSS) FROM CONTINUING OPERATIONS                        $3,493               $(122)                  $3,371


==============================================================================



See the accompanying notes on page 72

                                PRESENTATION TWO

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000

         Presentation two assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $5,250,000 in cash and $37,059,000 in principal amount of new 9% senior subordinated debentures.

         The  accompanying   unaudited  pro  forma  consolidated  balance  sheet
reflects the following adjustments:

         (l) Payment of the outstanding accrued interest on the old junior subordinated debentures as of September 30, 2000 of $145,000.

         (m) Payment of $1,600,000 in debt issuance costs to be recognized as expense in the period incurred. This amount is reflected in equity net of tax expense and as a deferred tax asset.

         (n) An exchange of $37,059,000 aggregate principal amount of the old junior subordinated debentures for new senior subordinated debentures in the aggregate principal amount of $37,059,000 and a deferred gain of $4,750,000 to be amortized over the term of the new senior subordinated debentures.

         (o) $10,000,000 aggregate principal amount of old junior subordinated debentures retired in exchange for a $5,250,000 cash payment.

                                PRESENTATION TWO

                      CII FINANCIAL, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000

                      (In thousands, except for share data)






                                                            Historical      Adjustments                    Pro forma
ASSETS
Invested assets:

    Debt securities, available for sale, at fair value       $164,660                                       $164,660
    Debt securities, held-to-maturity, at amortized cost       22,154                                         22,154
    Preferred stock, at fair value                              1,732                                          1,732
    Mortgage loans on non-affiliated real estate                6,281                                          6,281


                                                           --------------                                 -------------


Total invested assets                                         194,827                                        194,827


                                                           --------------                                 -------------



Cash and cash equivalents                                      19,408          $(6,995)     (l),(m),(o)       12,413
Reinsurance recoverable                                       211,594                                        211,594
Premiums receivable (net of allowance of $1,134)               13,402                                         13,402
Investment income receivable                                    2,406                                          2,406
Deferred policy acquisition costs                               2,732                                          2,732
Mortgage loans on affiliated real estate                       10,261                                         10,261
Real estate limited partnership                                 7,108                                          7,108
Federal income taxes receivable                                 9,478                                          9,478
Deferred income taxes                                          15,984              560            (m)         16,544
Property and equipment, net                                     5,097                                          5,097
Other assets                                                      555                                            555
     TOTAL ASSETS                                          -------------  ----------------                ------------
                                                             $492,852          $(6,435)                     $486,417

LIABILITIES

Reserve for losses and loss adjustment expenses              $341,902                                       $341,902
Unearned premiums                                              16,206                                         16,206
Ceded reinsurance premiums payable                              7,424                                          7,424
Old junior subordinated debentures                             47,059         $(47,059)       (n),(o)              0
New senior subordinated debentures                                              41,809            (n)         41,809
Accounts payable and other accrued expenses                    15,969             (145)           (l)         15,824
Payable to affiliates                                           2,487                                          2,487
Deferred tax liability                                          3,291                                          3,291
      TOTAL LIABILITIES                                    -------------  ----------------                ------------
                                                              434,338           (5,395)                      428,943

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common Stock, no par value, 1,000 shares
    authorized; shares issued and outstanding - 100             3,604                                          3,604
Additional paid - in capital                                   64,450                                         64,450
Accumulated other comprehensive loss:
    Unrealized holding loss on available-for                   (8,651)                                        (8,651)
sale-investments
Accumulated deficit                                              (889)          (1,040)           (m)         (1,929)
      TOTAL STOCKHOLDER'S EQUITY                           -------------  ----------------                ------------
                                                               58,514           (1,040)                       57,474
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY             $492,852          $(6,435)                     $486,417


=============================================================================



See the accompanying notes on page 75

                                PRESENTATION TWO

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 2000 AND YEAR ENDED DECEMBER 31, 1999



         Presentation two assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $5,250,000 in cash and $37,059,000 in principal amount of new 9% senior subordinated debentures.

         The  accompanying   unaudited  pro  forma  consolidated   statement  of
operations reflects the following adjustments:

         (p) Decrease in investment income as a result of less cash available during the period for investments. Amount is calculated based on net cash used for the transaction and the average investment yield during the period of approximately 6.5%.

         (q) Recognition of the $1,600,000 in debt issuance costs as incurred.

         (r) Adjustment of interest expense based on a reduction in the outstanding principal balance and an increase in the interest rate of the outstanding debentures as a result of the exchange. Historical figures are based on a weighted average of $48,302,000 and $50,875,000 in outstanding junior subordinated debentures during the periods ending September 30, 2000 and December 31, 1999, respectively, at a 7.5% interest rate. Pro forma figures are based on $37,059,000 in outstanding senior subordinated debentures at a 9% interest rate.

         (s) Reduction of interest expense for the amortization of the deferred gain on the restructuring of the old junior subordinated debentures. The deferred gain of $5,750,000 will be amortized over the life of the new senior subordinated debentures using the effective interest rate method.

         (t) A reduction of income taxes as a result of the pro forma adjustments at an assumed effective tax rate of 35%.

                                PRESENTATION TWO

                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                 (In thousands)







                                                              Historical         Adjustments          Pro forma
REVENUES

  Direct written premiums                                     $153,034                                $153,034
  Changes in direct unearned premiums                           (2,906)                                 (2,906)

  Direct earned premiums                                       150,128                                 150,128
  Less:  premiums ceded                                         59,177                                  59,177

  Net earned premiums                                           90,951                                  90,951
  Net investment income                                         11,217               $(341) (p)         10,876
  Net realized investment losses                                  (460)                                   (460)


                                                                              -------------------



  Total revenues                                               101,708                (341)            101,367


                                                                              -------------------



COSTS AND EXPENSES
  Losses and loss adjustment expenses                          207,323                                 207,323
  Reinsurance recoveries                                      (123,303)                               (123,303)

  Net loss and loss adjustment expenses                         84,020                                  84,020
  Policy acquisition costs                                       8,606                                   8,606
  General and administrative and other                          17,372                                  17,372
  Asset impairment                                               3,000                                   3,000
  Interest expense                                               2,717                (601) (r),(s)      2,116

     Total costs and expenses                                  115,715                (601)            115,114

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                         (14,007)                260             (13,747)

Federal income tax benefit                                      (4,902)                 91 (t)          (4,811)

(LOSS) INCOME FROM CONTINUING OPERATIONS                       $(9,105)               $169             $(8,936)


==============================================================================



See the accompanying notes on page 77

                                PRESENTATION TWO

                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                 (In thousands)







                                                              Historical         Adjustments          Pro forma
REVENUES

  Direct written premiums                                     $148,824                                $148,824
  Changes in direct unearned premiums                           (2,142)                                 (2,142)

  Direct earned premiums                                       146,682                                 146,682
  Less:  premiums ceded                                         63,727                                  63,727

  Net earned premiums                                           82,955                                  82,955
  Net investment income                                         15,776               $(454) (p)         15,322
  Net realized investment losses                                  (381)                                   (381)


                                                                              -------------------



  Total revenues                                                98,350                (459)             97,896


                                                                              -------------------



COSTS AND EXPENSES
  Losses and loss adjustment expenses                          157,424                                 157,424
  Reinsurance recoveries                                       (95,963)                                (95,963)

  Net loss and loss adjustment expenses                         61,461                                  61,461
  Policy acquisition costs                                       6,339                                   6,339
  General and administrative and other                          19,749               1,600 (q)          21,349
  Interest expense                                               3,706                (934) (r),(s)      2,772

     Total costs and expenses                                   91,255                 666              91,921

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                           7,095              (1,120)              5,975

Federal income tax benefit                                       3,602                (392) (t)          3,210

INCOME (LOSS) FROM CONTINUING OPERATIONS                        $3,493               $(728)             $2,765


==============================================================================



See the accompanying notes on page 77

                               PRESENTATION THREE

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000

         Presentation three assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $47,059,000 in principal amount of new 9% senior subordinated debentures.

         The  accompanying   unaudited  pro  forma  consolidated  balance  sheet
reflects the following adjustments:

         (u) Payment of the outstanding accrued interest on the old junior subordinated debentures as of September 30, 2000 of $145,000.

         (v) Payment of $1,600,000 in debt issuance costs to be recognized as expense in the period incurred. This amount is refleced as an after tax expense and a deferred tax asset.

         (w) An exchange of $47,059,000 aggregate principal amount of the old junior subordinated debentures for new senior subordinated debentures in the aggregate principal amount of $47,059,000.

                               PRESENTATION THREE

                      CII FINANCIAL, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2000

                      (In thousands, except for share data)






                                                            Historical      Adjustments                    Pro forma
ASSETS
Invested assets:

    Debt securities, available for sale, at fair value       $164,660                                       $164,660
    Debt securities, held-to-maturity, at amortized cost       22,154                                         22,154
    Preferred stock, at fair value                              1,732                                          1,732
    Mortgage loans on non-affiliated real estate                6,281                                          6,281


                                                           --------------                                 -------------


Total invested assets                                         194,827                                        194,827


                                                           --------------                                 -------------



Cash and cash equivalent                                       19,408          $(1,745)       (u),(v)         17,663
Reinsurance recoverable                                       211,594                                        211,594
Premiums receivable (net of allowance of $1,134)               13,402                                         13,402
Investment income receivable                                    2,406                                          2,406
Deferred policy acquisition costs                               2,732                                          2,732
Mortgage loans on affiliated real estate                       10,261                                         10,261
Real estate limited partnership                                 7,108                                          7,108
Federal income taxes receivable                                 9,478                                          9,478
Deferred income taxes                                          15,984              560            (v)         16,544
Property and equipment, net                                     5,097                                          5,097
Other assets                                                      555                                            555
     TOTAL ASSETS                                          -------------  ----------------                ------------
                                                             $492,852          $(1,185)                     $491,667

LIABILITIES

Reserve for losses and loss adjustment expenses              $341,902                                       $341,902
Unearned premiums                                              16,206                                         16,206
Ceded reinsurance premiums payable                              7,424                                          7,424
Old junior subordinated debentures                             47,059         $(47,059)           (w)              0
New senior subordinated debentures                                              47,059            (w)         47,059
Accounts payable and other accrued expenses                    15,969             (145)           (u)         15,824
Payable to affiliates                                           2,487                                          2,487
Deferred tax liability                                          3,291                                          3,291
      TOTAL LIABILITIES                                    -------------  ----------------                ------------
                                                              434,338             (145)                      434,193

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common Stock, no par value, 1,000 shares
    Authorized; shares issued and outstanding - 100             3,604                                          3,604
Additional paid - in capital                                   64,450                                         64,450
Accumulated other comprehensive loss:
    Unrealized holding loss on available-for                   (8,651)                                        (8,651)
sale-investments
Accumulated deficit                                              (889)          (1,040)           (v)         (1,929)
      TOTAL STOCKHOLDER'S EQUITY                           -------------  ----------------                ------------
                                                               58,514           (1,040)                       57,474
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY             $492,852          $(1,185)                     $491,667
See the accompanying notes on page 80


===================================================================================================================

                               PRESENTATION THREE

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 2000 AND YEAR ENDED DECEMBER 31, 1999



         Presentation three assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $47,059,000 in principal amount of new 9% senior subordinated debentures.

         The  accompanying   unaudited  pro  forma  consolidated   statement  of
operations reflects the following adjustments:

         (x) Decrease in investment income as a result of less cash available during the period for investments. Amount is calculated based on net cash used for the transaction and the average investment yield during the period of approximately 6.5%.

         (y)Recognition of the $1,600,000 in debt issuance costs as incurred.

         (z)Adjustment of interest expense based on a reduction in the outstanding principal balance and an increase in the interest rate of the outstanding debentures as a result of the exchange. Historical figures are based on a weighted average of $48,302,000 and $50,875,000 in outstanding junior subordinated debentures during the periods ending September 30, 2000 and December 31, 1999, respectively, at a 7.5% interest rate. Pro forma figures are based on $47,059,000 in outstanding senior subordinated debentures at a 9% interest rate.

          (A) A reduction of income taxes as a result of the pro forma adjustments at an assumed effective tax rate of 35%.

                               PRESENTATION THREE

                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                 (In thousands)







                                                              Historical         Adjustments          Pro forma
REVENUES

  Direct written premiums                                     $153,034                                $153,034
  Changes in direct unearned premiums                           (2,906)                                 (2,906)

  Direct earned premiums                                       150,128                                 150,128
  Less:  premiums ceded                                         59,177                                  59,177

  Net earned premiums                                           90,951                                  90,951
  Net investment income                                         11,217                $(85) (x)         11,132
  Net realized investment losses                                  (460)                                   (460)


                                                                              -------------------



  Total revenues                                               101,708                 (85)            101,623


                                                                              -------------------



COSTS AND EXPENSES
  Losses and loss adjustment expenses                          207,323                                 207,323
  Reinsurance recoveries                                      (123,303)                               (123,303)

  Net loss and loss adjustment expenses                         84,020                                  84,020
  Policy acquisition costs                                       8,606                                   8,606
  General and administrative and other                          17,372                                  17,372
  Asset impairment                                               3,000                                   3,000
  Interest expense                                               2,717                 459 (z)           3,176

     Total costs and expenses                                  115,715                 459             116,174

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                         (14,007)               (544)            (14,551)

Federal income tax benefit                                      (4,902)               (191) (z)         (5,093)

(LOSS) INCOME FROM CONTINUING OPERATIONS                       $(9,105)              $(353)            $(9,458)


==============================================================================



See the accompanying notes on page 82

                               PRESENTATION THREE

                      CII FINANCIAL, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                 (In thousands)







                                                              Historical         Adjustments          Pro forma
REVENUES

  Direct written premiums                                     $148,824                                $148,824
  Changes in direct unearned premiums                           (2,142)                                 (2,142)

  Direct earned premiums                                       146,682                                 146,682
  Less:  premiums ceded                                         63,727                                  63,727

  Net earned premiums                                           82,955                                  82,955
  Net investment income                                         15,776               $(113) (x)         15,663
  Net realized investment losses                                  (381)                                   (381)


                                                                              -------------------



  Total revenues                                                98,350                (113)             98,237


                                                                              -------------------



COSTS AND EXPENSES
  Losses and loss adjustment expenses                          157,424                                 157,424
  Reinsurance recoveries                                       (95,963)                                (95,963)

  Net loss and loss adjustment expenses                         61,461                                  61,461
  Policy acquisition costs                                       6,339                                   6,339
  General and administrative and other                          19,749               1,600 (y)          21,349
  Interest expense                                               3,706                 420 (z)           4,126

     Total costs and expenses                                   91,255               2,020              93,275

LOSS BEFORE FEDERAL INCOME TAX BENEFIT                           7,095              (2,133)              4,962

Federal income tax benefit                                       3,602                (747) (A)          2,855

INCOME (LOSS) FROM CONTINUING OPERATIONS                        $3,493             $(1,386)             $2,107


============================================================================



See the accompanying notes on page 82

                            DESCRIPTION OF DEBENTURES



Principal Differences Between Old Junior Subordinated Debentures and New Senior Subordinated Debentures

     The terms of the new senior subordinated debentures and the related indenture are identical in all material respects to the terms of the old junior subordinated debentures and the related indenture, except for:

o The new senior subordinated debentures will rank senior in right of payment to any old junior subordinated debentures which are not tendered.

o You will receive a higher rate of interest on the new senior subordinated debentures, which will pay 9% per annum, than on the old junior subordinated debentures, which pay 7 1/2% per annum.

o The scheduled maturity date of the new senior subordinated debentures is September 15, 2006, which is five years later than September 15, 2001, the scheduled maturity date of the old junior subordinated debentures.

o The new senior subordinated debentures will not be convertible into Sierra common stock. The old junior subordinated debentures are convertible into Sierra common stock at $39.398 per share.

New Senior Subordinated Debentures

     We will issue the new senior subordinated debentures under an indenture between us and Wells Fargo Bank Minnesota, N.A., as trustee. A copy of the indenture substantially in the form in which it is to be executed is filed as an exhibit to the registration statement of which this prospectus is a part.

     The following description is a summary of the material provisions of the indenture relating to the new senior subordinated debentures and does not describe the indenture in its entirety. This summary is subject to and qualified by reference to all of the provisions in the indenture, including definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not the summary description below, defines your rights. Copies of the indenture will be available for inspection at the Corporate Trust Offices of the trustee in Minneapolis, Minnesota.

     General. The new senior subordinated debentures will be limited to $47,059,000 aggregate principal amount. The new senior subordinated debentures will be subordinated obligations of CII Financial and will not be guaranteed by Sierra. The new senior subordinated debentures will be subordinate to all our senior indebtedness, including our guaranty of Sierra's credit facility and the affiliate note. However, the new senior subordinated debentures will rank senior to the old junior subordinated debentures. We are required to repay the principal amount of the new senior subordinated debentures in full on September 15, 2006.

     The new senior subordinated debentures will bear interest from the date of issuance, at the rate per annum of 9%. We will pay interest on the new senior subordinated debentures on March 15 and September 15 of each year, commencing on March 15, 2001, to the person in whose name the new debenture (or any predecessor debenture) is registered, subject to certain exceptions, at the close of business on March 1 or September 1, as the case may be, before each interest payment date. Principal and interest on the new senior subordinated debentures will be payable and transfers will be registrable, at an office of the trustee or our office or agency maintained for such purpose in Minneapolis, Minnesota, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debenture register.

     Subordination of Debentures. The payment of principal, any premium and interest on the new senior subordinated debentures, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all our senior debt. The new senior subordinated debentures will rank senior to the old junior subordinated debentures. Senior debt is defined in the indenture as the principal of, and interest on all our debt, whether outstanding on the date of the indenture or thereafter created, incurred, guaranteed or assumed, other than

o        the new senior subordinated debentures;

o        the old junior subordinated debentures; and

o any debt which provides, or in respect of which any instrument creating or evidencing such debt or pursuant to which the same is outstanding provides, that such debt is not superior in right of payment to the new senior subordinated debentures.

     Debt is defined in the indenture to mean:

o all debt which is (a) for money borrowed, (b) evidenced by a note, bond or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, but excluding any other trade accounts payable or accrued liabilities arising in the ordinary course of business or (c) purchase money indebtedness with respect to the purchase of any real or personal property or any interest therein;

o        obligations under certain leases;

o amendments, renewals, extensions, modifications and refundings of any debt or obligations referred to above; and

o any debt or obligations referred to above in respect of which we are liable, contingently or otherwise, to pay or advance money or property as a guarantor, endorser or otherwise.



     In August 2000, we became a guarantor of Sierra's revolving credit facility, which at December 31, 2000 was fully drawn and had an outstanding balance of $135 million. The new senior subordinated debentures are subordinated to this guaranty of the credit facility debt. Our senior debt will also include the affiliate note. The terms of our debentures do not limit our ability to incur additional senior debt. As of December 31, 2000, other than debt incurred in the ordinary course of business, we had $182,059,000 of indebtedness, consisting of the old junior subordinated debentures and the credit facility guaranty.



     Upon any payment or distribution of assets to creditors as a result of a liquidation, dissolution, winding up, reorganization for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings involving us, the holders of all senior debt will first be entitled to receive payment in full before you will be entitled to receive any payment on the new senior subordinated debentures. No such payment in respect of the new senior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to any senior debt, or an event of default in respect to any senior debt resulting in acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. If the new senior subordinated debentures are declared due and payable before their stated maturity, no payment may be made in respect of the new senior subordinated debentures unless and until all senior debt shall have been paid in full.

     By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt may recover more ratably than you will. The new senior subordinated debentures will be senior to the old junior subordinated debentures.

     The indenture will permit the trustee to become our creditor and to enforce its rights as a creditor, including rights as a holder of senior debt.

     Redemption. The new senior subordinated debentures will be redeemable upon not less than 25 nor more than 60 days' notice by mail at any time, in whole or in part, at our election, on or prior to September 15, 2001 at a redemption price equal to 100.75% of the principal amount together with accrued interest to the redemption date, or after September 15, 2001 at a redemption price equal to 100% of the principal amount together with accrued interest to the redemption date, subject to the right of holders of record on regular record dates to receive interest due on an interest payment date.



     Repurchase at Option of Holders Upon Change in Control. If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase for cash all of your new senior subordinated debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the new senior subordinated debentures to be repurchased, together with accrued interest to the repurchase date. Such right may not be waived by our board of directors. Within 30 days after the occurrence of a change in control, we are obligated to mail to you notice of such change in control and of the repurchase right arising as a result thereof. We must also deliver a copy of this notice to the trustee and cause a copy of such notice to be published in a newspaper of general circulation in Los Angeles, California and in the Borough of Manhattan, The City of New York. To exercise the repurchase right, you must deliver to the trustee the new senior subordinated debentures with respect to which the repurchase right is being exercised, duly endorsed for transfer to us. We are required to repurchase the new senior subordinated debentures on the date that is 45 days after the date of our notice, which we refer to as the repurchase date.



     A change in control will be deemed to have occurred at the time after the new senior subordinated debentures are issued that any person, including any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling such person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote in elections of directors. For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule l3d-3 promulgated by the SEC under the Exchange Act as in effect on the date of execution of the indenture.

     Merger and Consolidation. The indenture will provide that we may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case:

     o the successor corporation assumes by a supplemental indenture our obligations under the indenture;

     o immediately after giving effect to such transaction, no default will have occurred and be continuing; and

o we deliver to the trustee an officer's certificate and an opinion of counsel stating that the terms of the indenture with respect to such event have been complied with.

     Upon compliance with these provisions by a successor corporation, we, except in the case of a lease, would be relieved of our obligations under the indenture and the new senior subordinated debentures.

     Modification of the Indenture. Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, none of the following modifications or amendments may be made without your consent:

     o change the stated maturity date of the principal of, or any installment of interest on, the new senior subordinated debentures;



     o reduce the principal amount of, any interest on, or premium payable on redemption of, any new debenture;


     o change the place or currency of payment on the new senior subordinated debentures;

     o impair your right to institute suit for the enforcement of any payment on the new senior subordinated debentures when due;

     o modify the provisions of the indenture with respect to the subordination of the new senior subordinated debentures in a manner adverse to you; or

o reduce the percentage in principal amount of new senior subordinated debentures the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     Events of Default, Notice and Waiver. The following are events of default under the indenture:

     o we fail to make a payment of interest on the new senior subordinated debentures when due, and this failure continues for 30 days;

     o we fail to make the payment of principal on the new senior subordinated debentures, when due;

     o we fail in the performance of any other covenant and this failure continues for 60 days after written notice, as provided in the indenture;

o we default in respect of our indebtedness for money borrowed which results in acceleration of the maturity of $1,000,000 or more of indebtedness, if such acceleration is not rescinded or indebtedness discharged within 10 days after written notice to us, as provided in the indenture; and

o       certain events in bankruptcy, insolvency or reorganization involving us.



If any event of default shall happen and be continuing, the trustee or the holders of 25% in principal amount of the outstanding new senior subordinated debentures may declare the debentures due and payable. However, after a declaration of acceleration has been made with respect to the new senior subordinated debentures, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debentures may, under certain circumstances, rescind and annul such acceleration. An event of default under the new senior subordinated debentures may result in a cross default under Sierra's credit facility. In the event of a default under Sierra's credit facility, Sierra's lenders may, at their option, require us to perform on our guaranty of the credit facility. Our obligations under the credit facility guaranty will rank senior to our obligations under the new senior subordinated debentures.



     The indenture will provide that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of all new senior subordinated debentures waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of new senior subordinated debentures waive certain past defaults except a default in payment of the principal of, or premium, if any, or interest on any new debenture or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture affected thereby.

     We will be required to furnish the trustee annually a statement as to any default by it in the performance of certain covenants in the indenture.

     Concerning the Trustee. The trustee may act as a depository for funds of, make loans, which may constitute senior debt, to and perform other commercial banking services for us in the ordinary course of business. Neither the trustee nor any of its affiliates currently performs any commercial banking services for us.

Old Junior Subordinated Debentures

     The old junior subordinated debentures were issued under an indenture dated September 15, 1991. The indenture is a contract between us and Chase Manhattan Bank and Trust Company, National Association (as successor to Manufacturers Hanover Trust Company) as trustee.

     The following description is a summary of the material provisions of the indenture relating to the old junior subordinated debentures and does not describe the indenture in its entirety. This summary is subject to and qualified by reference to all of the provisions in the indenture, including definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not the summary description below, defines your rights. Copies of the indenture will be available for inspection at the Corporate Trust Offices of the trustee in San Francisco, California.

     General. The old junior subordinated debentures are subordinated obligations of CII Financial and are not guaranteed by Sierra. The old junior subordinated debentures are subordinate to all our senior indebtedness, including the new senior subordinated debentures, our guaranty of Sierra's credit facility and the affiliate note. We are required to repay the principal amount of the old junior subordinated debentures in full to you on September 15, 2001.

     The old junior subordinated debentures bear interest, at the rate per annum of 7 1/2%. We pay interest on the old junior subordinated debentures on March 15 and September 15 of each year, to the person in whose name the old junior subordinated debenture (or any predecessor debenture) is registered, subject to certain exceptions, at the close of business on March 1 or September 1, as the case may be, before each interest payment date. Principal of, and premium, if any, and interest on the old junior subordinated debentures are payable and the old junior subordinated debentures are convertible and exchangeable and transfers are registrable, at an office of the trustee or our office or agency maintained for such purpose in San Francisco, California, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debenture register.

     Conversion Rights. You may, at your option, convert any portion of the principal amount of any old junior subordinated debenture that is an integral multiple of $1,000 into shares of Sierra common stock at any time prior to redemption, repurchase or maturity of the old junior subordinated debentures, at the conversion price of $39.398 per share. Your right to convert any old junior subordinated debentures called for redemption or to be repurchased will terminate at the close of business on the redemption date or the repurchase date, as the case may be, and will be lost if not exercised prior to that time.

     The conversion price is subject to adjustment in certain events, including:

     o dividends, and other distributions, payable in Sierra common stock on shares of Sierra capital stock;

o the issuance to all stockholders of Sierra common stock of certain rights, options or warrants entitling them to subscribe for or purchase Sierra common stock at less than the then current market price per share;

o        subdivisions and combinations of Sierra common stock;

o the distribution to all holders of Sierra common stock of evidences of debt securities of Sierra or of CII Financial, shares of any class of capital stock, cash or assets, including securities, but excluding any rights, options or warrants referred to above, excluding any dividend or distribution paid exclusively in cash, and excluding any dividend or distribution in Sierra common stock;

o distributions to all holders of Sierra common stock of cash, excluding any cash that is distributed as part of a distribution referred to above, in an aggregate amount that together with the aggregate amount of certain other distributions, exceeds 10% of our market capitalization, being the product of the current market price per share of the Sierra common stock on the date fixed for shareholders entitled to receive such distribution and the number of shares of Sierra common stock outstanding on such date; and

o tender offers made by us or any of our subsidiaries for all or any portion of Sierra common stock involving an aggregate consideration having a fair market value on the last time, which we refer to as the expiration time, tenders may be made pursuant to such tender offer that, together with the aggregate amount of certain other distributions, exceeds 5% of Sierra market capitalization on the expiration time, being the product of the current market price per share of the Sierra common stock on the expiration time and the number of shares of Sierra common stock outstanding, including any tendered shares, on the expiration time.

     In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make adjustments in the conversion price of less than 1% of such price, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment.

     In the case of certain consolidations or mergers to which we are a party or the transfer of substantially all of our assets, each old junior subordinated debenture then outstanding would, without your consent, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger or transfer by a holder of the number of shares of Sierra common stock into which such old junior subordinated debenture was convertible immediately prior to such consolidation, merger or transfer, assuming such holder of Sierra common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of the non-electing shares.

     Other than as set forth above, the conversion price is not subject to adjustment in the event of the sale of Sierra common stock at less than market value. If any such sale negatively affects the market price for Sierra common stock, the value of the old junior subordinated debentures may also be adversely affected.

     Fractional shares of Sierra common stock will not be issued upon conversion, and, in lieu thereof, we will pay cash to you based upon the market price of the Sierra common stock. At the close of business on a record date you will be entitled to receive the interest payable on the old junior subordinated debentures on the corresponding interest payment date notwithstanding the subsequent conversion thereof or our default in payment of the interest due on such interest payment date, subject to certain provisions applicable to defaulted interest. No payment or adjustment will be made upon conversion for interest accrued on the old junior subordinated debentures or for dividends on Sierra common stock issued on conversion. Therefore, old junior subordinated debentures surrendered for conversion during the period from the close of business on any record date to the opening of business on the corresponding interest payment date, except old junior subordinated debentures called for redemption, or to be repurchased, on such interest payment date or on a redemption date or a repurchase date within such period, must be accompanied by payment of an amount equal to the interest payable on the interest payment date. The holder of old junior subordinated debentures on a record date who converts old junior subordinated debentures on an interest payment date will receive the interest and need not include a payment for any such interest upon surrender of old junior subordinated debentures for conversion.

     Subordination of Debentures. The payment of principal, any premium and interest on the old junior subordinated debentures, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all our senior debt. Senior debt is defined in the indenture as the principal of, and premium, if any, and interest on all our debt, whether outstanding on the date of the indenture or thereafter created, incurred, guaranteed or assumed, other than:

o        the old junior subordinated debentures; and

o any debt which provides, or in respect of which any instrument creating or evidencing such debt or pursuant to which the same is outstanding provides, that such debt is not superior in right of payment to the new debentures.

     Debt is defined in the indenture to mean:

o all debt which is (a) for money borrowed, (b) evidenced by a note, bond or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, but excluding any other trade accounts payable or accrued liabilities arising in the ordinary course of business or (c) purchase money indebtedness with respect to the purchase of any real or personal property or any interest therein;

o        obligations under certain leases;

     o amendments, renewals, extensions, modifications and refundings of any debt or obligations referred to above; and

o any debt or obligations referred to above in respect of which we are liable, contingently or otherwise, to pay or advance money or property as a guarantor, endorser or otherwise.



     In August 2000, we became a guarantor of Sierra's revolving credit facility, which at December 31, 2000 was fully drawn and had an outstanding balance of $135 million. The old junior subordinated debentures are subordinated to this guaranty of the credit facility debt. Our senior debt will also include the new senior subordinated debentures to be issued in the exchange offer and the affiliate note. The terms of our debentures do not limit our ability to incur additional senior debt.



     Upon any payment or distribution of assets to creditors as a result of a liquidation, dissolution, winding up, reorganization for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings involving us, the holders of all senior debt will first be entitled to receive payment in full before you will be entitled to receive any payment on the old junior subordinated debentures. No such payment in respect of the old junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to any senior debt, or an event of default in respect to any senior debt resulting in acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. If the old junior subordinated debentures are declared due and payable before their stated maturity, no payment may be made in respect of the old junior subordinated debentures unless and until all senior debt shall have been paid in full. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities, other than our stock and certain subordinated securities, upon conversion of an old junior subordinated debenture, will be deemed to constitute payment on account of the principal of such old junior subordinated debentures.

     By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt may recover more ratably than you will. The old junior subordinated debentures are subordinate to the new senior subordinated debentures.

     The indenture permits the trustee to become our creditor and to enforce its rights as a creditor, including rights as a holder of senior debt.

     Redemption. The old junior subordinated debentures are currently redeemable upon not less than 25 nor more than 60 days' notice by mail at any time, in whole or in part, at our election, are currently at a redemption price equal to 100.75% of the principal amount together with accrued interest to the redemption date, subject to the right of holders of record on regular record dates to receive interest due on an interest payment date.

     Repurchase at Option of Holders Upon Change in Control. If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your old junior subordinated debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the old junior subordinated debentures to be repurchased, together with accrued interest to the repurchase date. Such right may not be waived by our board of directors or by the board of directors of Sierra.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in Sierra common stock valued at 95% of the average of the closing prices of Sierra common stock for the five trading days ending on the third trading day preceding the repurchase date. We may only pay the repurchase price in Sierra common stock if such Sierra common stock is listed on a national securities exchange or quoted on the NASDAQ National Market System at the time of payment. Sierra has no obligation to issue shares in this event.

     Within 30 days after the occurrence of a change in control, we are obligated to mail to you notice of such change in control and of the repurchase right arising as a result thereof. We must also deliver a copy of this notice to the trustee and cause a copy of such notice to be published in a newspaper of general circulation in Los Angeles, California and in the Borough of Manhattan, The City of New York. To exercise the repurchase right, you must deliver to the trustee the old junior subordinated debentures with respect to which the repurchase right is being exercised, duly endorsed for transfer to us. We are required to repurchase the old junior subordinated debentures on the date that is 45 days after the date of our notice, which we refer to as the repurchase date. At least two trading days prior to the repurchase date, we must publish a notice in the manner described above specifying whether we will pay the repurchase price in cash or in Sierra common stock.

     A change in control will be deemed to have occurred at the time after the old junior subordinated debentures are issued that any person, including any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling such person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote in elections of directors. For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule l3d-3 promulgated by the SEC under the Exchange Act as in effect on the date of execution of the indenture.

     However,  a change in control will not be deemed to have occurred if either
(a) the closing price per share of Sierra common stock for any five trading days within a period of 10 consecutive trading days ending immediately before the change in control shall equal or exceed 105% of the conversion price in effect on each of those trading days, or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change in control consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market System and as a result of such transaction or transactions the old junior subordinated debentures become convertible solely into such common stock.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

     Merger and Consolidation. The indenture provides that we may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case:

     o the successor corporation assumes by a supplemental indenture our and Sierra's obligations under the indenture,

     o immediately after giving effect to such transaction, no default will have occurred and be continuing, and

o we deliver to the trustee an officer's certificate and an opinion of counsel stating that the terms of the indenture with respect to such event have been complied with.

     Upon compliance with these provisions by a successor corporation, we, except in the case of a lease, would be relieved of our obligations under the indenture and the old junior subordinated debentures.

     Modification of the Indenture. Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, none of the following modifications or amendments may be made without your consent:

     o change the stated maturity date of the principal of, or any installment of interest on, the old junior subordinated debentures;



     o reduce the principal amount of, any interest on, or premium payable on redemption of, any old junior subordinated debenture;


     o change the place or currency of payment on the old junior subordinated debentures;

     o impair your right to institute suit for the enforcement of any payment on the old junior subordinated debentures when due;

     o adversely affect your right to convert the old junior subordinated debentures into Sierra common stock;

     o modify the provisions of the indenture with respect to the subordination of the old junior subordinated debentures in a manner adverse to you; or

o reduce the percentage in principal amount of old junior subordinated debentures the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     Events of Default, Notice and Waiver. The following are events of default under the indenture:

     o we fail to make a payment of interest on the old junior subordinated debentures due, and this failure continues for 30 days;

     o we fail to make the payment of principal or premium, if any, on the old junior subordinated debentures, when due;

     o we fail in the performance of any other covenant and this failure continues for 60 days after written notice, as provided in the indenture;

o we default in respect of our indebtedness for money borrowed which results in acceleration of the maturity of $1,000,000 or more of indebtedness, if such acceleration is not rescinded or indebtedness discharged within 10 days after written notice to us, as provided in the indenture; and

o       certain events in bankruptcy, insolvency or reorganization involving us.

If any event of default shall happen and be continuing, the trustee or the holders of 25% in principal amount of the outstanding debentures may declare the old junior subordinated debentures due and payable. However, after a declaration of acceleration has been made with respect to the old junior subordinated debentures, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debentures may, under certain circumstances, rescind and annul such acceleration.

     The indenture will provide that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of all old junior subordinated debentures waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of old junior subordinated debentures waive certain past defaults except a default in payment of the principal of, or premium, if any, or interest on any old junior subordinated debenture or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture affected thereby.

     We will be required to furnish the trustee annually a statement as to any default by it in the performance of certain covenants in the indenture.

     Concerning the Trustee. The trustee may act as a depository for funds of, make loans, which may constitute senior debt, to and perform other commercial banking services for us or for us in the ordinary course of business. The trustee is one of the lenders under Sierra's credit facility.

                BOOK-ENTRY SYSTEM -- THE DEPOSITORY TRUST COMPANY

     The new senior subordinated debentures will be evidenced by a global security initially deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

     Holders of the new senior subordinated debentures may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC, called "participants". Transfers between participants will be affected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

     Holders that are not participants may beneficially own interests in the global security held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

o        be entitled to have certificates registered in their names;

     o be entitled to receive physical delivery of certificates in definitive form; and

o        be considered registered holders.

     We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for DTC, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

     o records or payments on beneficial ownership interests in the global security; or

     o maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We have been  informed  that  DTC's  practice  is to  credit  participants'
accounts  on  the  payment  date.   These  payments  will  be  made  in  amounts
proportionate to participants' beneficial interests in the new senior subordinated debentures. Payments by participants to owners of beneficial interests in the new senior subordinated debentures represented by the global security held through participants will be the responsibility of those participants.

     We will send any redemption notices to Cede & Co. We understand that if less than all of the new senior subordinated debentures are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new senior subordinated debentures. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

     A person having a beneficial interest in new senior subordinated debentures represented by the global security may be unable to pledge that interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

o        a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code, and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will cause new senior subordinated debentures to be issued in definitive form in exchange for the global security.



             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the material United States federal income tax consequences to us and to United States holders of the exchange offer and of the acquisition, ownership and disposition of the new senior subordinated debentures. A United States holder is (1) an individual citizen or resident of the United States or (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof.

     This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of old junior subordinated debentures. The following summary deals only with old junior subordinated debentures that are, and new senior subordinated debentures that will be, held as capital assets by United States holders, and does not deal with persons that are subject to special tax rules, such as:

o        dealers or traders in securities or currencies;

o financial institutions or other United States holders that treat income in respect of the old junior subordinated debentures or new senior subordinated debentures as financial services income;

o        insurance companies;

o        tax-exempt entities;

o         persons  holding  old  junior  subordinated  debentures  or new senior
          subordinated   debentures  as  a  part  of  a  straddles,   conversion
          transaction or other arrangement involving more than one position;

     o persons that have a principal place of business or "tax home" outside the United States; or

o        persons whose "functional currency" is not the U.S. dollar.



The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus; any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. The statements of law and legal conclusions set out below regarding material tax consequences to us and United States holders of the exchange offer are the opinion of Morgan, Lewis & Bockius LLP, our special United States tax counsel. However, opinions of tax counsel are not binding on United States tax authorities or courts.



     Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of the exchange offer and of the acquisition, ownership and disposition of new senior subordinated debentures. The statements of United States tax law set out below are based on the laws and interpretations in force as of the date of this prospectus, and are subject to any changes occurring after that date.

Tax Consequences to Us

     A corporation will recognize cancellation of indebtedness income upon the satisfaction of its indebtedness for an amount that is less than the amount of the indebtedness. If the exchange offer is consummated, then we will realize ordinary income from (1) the payment of cash in satisfaction of the old junior subordinated debentures to the extent that the adjusted issue price, which is the stated principal amount, of the old junior subordinated debentures extinguished exceeds the amount of cash paid and (2) the exchange of new senior subordinated debentures for old junior subordinated debentures to the extent that the adjusted issue price of the old junior subordinated debentures exceeds the issue price of the new senior subordinated debentures exchanged therefor. As discussed more fully below, the issue price of a new senior subordinated debenture probably will equal the stated principal amount of the new senior subordinated debenture, in which case no cancellation of indebtedness income will arise from the exchange of new senior subordinated debenture for the old junior subordinated debenture. No assurance can be given in this respect, however, and it is possible that the issue price will equal the fair market value of the new senior subordinated debenture or of the old junior subordinated debenture exchanged therefor, in which case we would probably recognize cancellation of indebtedness income with respect to the exchange of new senior subordinated debentures for old junior subordinated debentures (See paragraph 3. under --Tax Consequences to United States Holders of the Exchange Offer--Exchange of New Senior Subordinated Debentures for Old Junior Subordinated Debentures--The Exchange).

Tax Consequences to United States Holders of the Exchange Offer

     Your tax consequences will depend on the option that you select. The discussion under each of the headings below describes the tax consequences applicable to each option under the exchange offer: receiving cash in satisfaction of your old junior subordinated debentures, exchanging your old junior subordinated debentures for new senior subordinated debentures or continuing to hold your old junior subordinated debentures.

Receipt of Cash for Old Junior Subordinated Debentures

     A United States holder that receives cash under the exchange offer will recognize gain or loss in an amount equal to the difference between (1) the amount of cash received and (2) the adjusted tax basis of the old junior subordinated debentures in the hands of the United States holder. Except as discussed below, the gain or loss recognized by a United States holder will be treated as capital gain or loss and will be long-term capital gain or loss if the old junior subordinated debentures have been held for more than one year. Gain recognized by a United States holder will be treated as ordinary income, to the extent of any market discount on the old junior subordinated debentures that has accrued during the period that the United States holder held the old junior subordinated debentures and that has not previously been included in income by the United States holder. A United States holder also will recognize ordinary income in an amount equal to the cash payments received as payment of the interest that has accrued on the old junior subordinated debentures.

     Exchange of New Senior Subordinated Debentures for Old Junior Subordinated Debentures

     The Exchange

     The exchange of new senior subordinated debentures for old junior subordinated debentures pursuant to the exchange offer may be treated as a taxable exchange or as a reorganization and recapitalization, within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. An exchange of new senior subordinated debentures for old junior subordinated debentures will be treated as a recapitalization only if both the old junior subordinated debentures and the new senior subordinated debentures are treated as "securities" for purposes of the reorganization provisions of the Internal Revenue Code. The term "securities" is not defined in the Internal Revenue Code or in the regulations promulgated thereunder. Under applicable administrative pronouncements and judicial decisions, as a general proposition, the original term of a debt instrument is the most important factor in determining whether the debt instrument is a security: debt instruments with an original term of at least ten years usually being considered securities and debt instruments with a term of five years or less usually not being considered securities. However, (1) the term of a debt instrument is not necessarily determinative, and other factors such as the degree of participation and continuing interest associated with the debt instrument may be relevant, (2) even under this simplified original-term test, the status of debt instruments with an original term of between five and ten years, such as the new senior subordinated debentures, is not clear, and (3) in any event, the applicable judicial decisions are not entirely consistent. Accordingly, there can be no assurance that the Internal Revenue Service (IRS) or a court will agree that the new senior subordinated debentures properly are treated as securities. If the new senior subordinated debentures that a United States Holder receives are not treated as securities then the exchange will be treated as a taxable transaction, rather than as a recapitalization. You are encouraged to consult your own tax advisor as to whether an exchange of new senior subordinated debentures for old junior subordinated debentures will be treated as a recapitalization.

     The exchange should have the following United States federal income tax consequences:

     1. An exchanging United States holder of old junior subordinated debentures should realize gain or loss in an amount equal to the difference between (1) the issue price of the new senior subordinated debentures received and (2) the adjusted tax basis of the old junior subordinated debentures in the hands of the United States holder. The amount of gain or loss realized, as opposed to the amount of gain or loss recognized, does not depend on whether the exchange is treated as a taxable exchange or as a recapitalization. A United States holder also will recognize ordinary income in an amount equal to the cash payments received in satisfaction of interest that has accrued on the old junior subordinated debentures.



     2. The issue price of the new senior subordinated debentures will depend upon whether the new senior subordinated debentures or the old junior subordinated debentures are "traded on an established market" at any time within the 60-day period ending 30 days after the issue date of the new senior subordinated debentures. For this purpose, a debt instrument is considered to be traded on an established market, if (1) the debt instrument is listed on a national securities exchange, an interdealer quotation system sponsored by a national securities association or a designated foreign exchange or board of trade, (2) the debt instrument is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market, (3) the debt instrument appears on a "quotation medium,"which is a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions, or (4) price quotations for the debt instrument otherwise are readily available from dealers, brokers or traders. We do not believe that the old junior subordinated debentures have been traded on an established securities market. Because we will not list the new senior subordinated debentures on the New York Stock Exchange until after 30 days following the issue date of the new senior subordinated debentures, the new senior subordinated debentures should not be treated as traded on an established securities market within 30 days after their issue date, except in the unlikely event that a significant amount of trading takes place off the Exchange within this 30-day period.



     3. If neither the new senior subordinated debentures nor the old junior subordinated debentures are traded on an established market, then the issue price of the new senior subordinated debentures will be equal to their stated principal amount ($1000 per new senior subordinated debenture). If the new senior subordinated debentures are traded on an established market, then the issue price of the new senior subordinated debentures will be their fair market value on the issue date. If the old junior subordinated debentures are, and the new senior subordinated debentures are not, traded on an established market, then the issue price of the new senior subordinated debentures will be the fair market value on the issue date of the old junior subordinated debentures surrendered in exchange therefor.

     4. If the exchange made by an exchanging United States holder is treated as a recapitalization, then gain or loss, if any, realized by the United States holder will not be recognized.

     5. If the exchange made by an exchanging United States holder is treated as a taxable exchange, then gain, if any, realized by the United States holder will be recognized. Loss, if any, realized by the exchanging United States holder will be recognized only to the extent permitted under the wash sale rules of Section 1091 of the Internal Revenue Code. You are advised to consult your own tax advisor as to the potential application of the wash sale rules.

     6. Except as discussed below, gain or loss recognized by an exchanging United States holder of old junior subordinated debentures will be treated as capital gain or loss. Gain recognized by an exchanging United States holder will be treated as ordinary income, to the extent of any market discount on the old junior subordinated debentures that has accrued during the period that the exchanging United States holder held the old junior subordinated debentures and that has not previously been included in income by the United States holder. An old junior subordinated debenture generally will be considered to have been acquired with market discount if the issue price of the old junior subordinated debenture at the time of acquisition exceeded the initial tax basis of the old junior subordinated debenture in the hands of the United States holder by more than a specified de minimis amount. Market discount accrues on ratable basis, unless the United States holder elects to accrue the market discount using a constant-yield method. If the exchange made by an exchanging United States holder is treated as a recapitalization, then any accrued market discount on the old junior subordinated debentures that is not recognized on the exchange will be transferred to the new senior subordinated debentures received.

     7. If the exchange made by an exchanging United States holder is treated as a recapitalization, then the tax basis of the new senior subordinated debentures received in the hands of the United States holder will be equal to the adjusted tax basis of the old junior subordinated debentures transferred in the exchange. The holding period of the new senior subordinated debentures will include the holding period of the old junior subordinated debentures surrendered in the exchange.

     8. If the exchange made by an exchanging United States holder is treated as a taxable exchange, then the tax basis of the new senior subordinated debentures received in the hands of the United States holder will be equal to their issue price. The holding period of the new senior subordinated debentures will not include the holding period of the old junior subordinated debentures surrendered in the exchange.

     Tax Treatment of the New Senior Subordinated Debentures

     Stated Interest

     Interest on a new senior subordinated debenture, other than interest that is not "qualified stated interest," will be taxable to a United States holder as ordinary interest income at the time that the interest is received or is accrued, in accordance with the United States holder's method of accounting for federal income tax purposes. In general, qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate during the entire term of a debt obligation.

     Original Issue Discount



     General. Whether the new senior subordinated debentures are issued with original issue discount (OID) will depend upon whether the issue price of the new senior subordinated debentures is calculated with respect to their issue price or their fair market value. If, as discussed above, the issue price of the new senior subordinated debentures is equal to their principal amount, then the new senior subordinated debentures would not be treated as issued with OID and the rest of the discussion under this heading "--Original Issue Discount" would not be applicable to the new senior subordinated debentures. If, on the other hand, the issue price of the new senior subordinated debentures is based on the fair market value of the new senior subordinated debentures or the old junior subordinated debentures, then the new senior subordinated debentures probably would be treated as issued with OID. The amount of OID on a new senior subordinated debenture will be equal to the excess of (1) the stated redemption price at maturity of the new senior subordinated debenture over (2) the issue price of the new senior subordinated debenture, determined in the manner described above. The stated redemption price at maturity of a new senior subordinated debenture is the sum of all payments on the new senior subordinated debenture other than payments of qualified stated interest.



     Subject to the discussion below under "-Acquisition Premium," a United States holder of a new senior subordinated debenture issued with OID must include OID in income, as ordinary interest income, as it accrues, on a constant-yield basis, before the receipt of cash attributable to this income, and will be required to include in income increasingly greater amounts of OID over the life of the new senior subordinated debenture. The amount of OID includible in income by a United States holder is the sum of the daily portions of OID with respect to the new senior subordinated debenture for each day during the taxable year or portion of the taxable year on which the United States holder holds the new senior subordinated debenture, known as accrued OID. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a new senior subordinated debenture may be of any length selected by the United States holder and may vary in length over the term of the new senior subordinated debenture, so long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the new senior subordinated debenture occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of (1) the product of the adjusted issue price of the new senior subordinated debenture at the beginning of the accrual period and the yield to maturity of the new senior subordinated debenture, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (2) the sum of the payments of qualified stated interest on the new senior subordinated debenture that are allocable to the accrual period. The "adjusted issue price" of a new senior subordinated debenture at the beginning of any accrual period is the issue price of the new senior subordinated debenture, increased by the amount of accrued OID for all prior accrual periods and decreased by the amount of any payments previously made on the new senior subordinated debenture other than payments of qualified stated interest. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method, if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between the amount payable at the maturity of the new senior subordinated debenture and the new senior subordinated debenture's adjusted issue price as of the beginning of the final accrual period.

     In general, the effect of the OID provisions described above is that United States holders will realize interest income on the new senior subordinated debentures on a constant-yield basis over the term of the new senior subordinated debentures; United States holders generally will not realize additional income on the receipt of payments, other than payments of qualified stated interest, on the new senior subordinated debentures, even if those payments are denominated as interest.

     Acquisition Premium. A United States holder that acquires a new senior subordinated debenture for an amount less than or equal to the sum of all amounts payable on the new senior subordinated debenture after the acquisition date, other than payments of qualified stated interest, but in excess of its adjusted issue price (this excess being "acquisition premium") and that does not make the election described below under "Election To Treat All Interest As
Original Issue Discount," is permitted to reduce the daily portions of OID includible in its income. The amount of this reduction is calculated by multiplying the daily portion of OID by a fraction, the numerator of which is the excess of the United States holder's adjusted tax basis in the new senior subordinated debenture immediately after its acquisition over the adjusted issue price of the new senior subordinated debenture, and the denominator of which is the excess of the sum of all amounts payable on the new senior subordinated debenture after the acquisition date, other than payments of qualified stated interest, over the adjusted issue price of the new senior subordinated debenture. The ability to reduce OID inclusions to reflect acquisition premium in the manner described above is specifically available to a United States holder (1) that acquires new senior subordinated debentures with OID pursuant to the exchange offer in a transaction treated as a recapitalization and (2) that realizes a loss on the exchange that it is not permitted to recognize under the recapitalization rules, with the consequence that its initial tax basis in the new senior subordinated debentures exceeds the adjusted issue price of those debentures.

     Election To Treat All Interest as Original Issue Discount. A United States holder may elect to include in gross income all interest that accrues on a new senior subordinated debenture using the constant-yield method described above under the heading "Original Issue Discount -General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, market discount and de minimis market discount, as adjusted by any acquisition premium.

     In applying the constant-yield method to a new senior subordinated debenture with respect to which this election has been made, the issue price of the new senior subordinated debenture will equal the electing United States holder's adjusted basis in the new senior subordinated debenture immediately after its acquisition, the issue date of the new senior subordinated debenture will be the date of its acquisition by the electing United States holder and no payments on the new senior subordinated debenture will be treated as payments of qualified stated interest. This election generally will apply only to the new senior subordinated debenture with respect to which it is made and may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a new senior subordinated debenture is made with respect to a market discount debenture, then the electing United States holder will be treated as having made the election discussed below under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by the United States holder.

     Market Discount

     A new senior subordinated debenture will be considered to be a market discount debenture if the adjusted issue price of the new senior subordinated debenture at the time of acquisition exceeds the initial tax basis of the new senior subordinated debenture in the hands of the United States holder by more than a specified de minimis amount. If this excess is not sufficient to cause the new senior subordinated debenture to be a market discount debenture, this excess constitutes "de minimis market discount." In addition, as discussed above under "Exchange of New Senior Subordinated Debentures for Old Junior Subordinated Debentures-The Exchange," if a United States holder acquires new senior subordinated debentures pursuant to the exchange offer in an exchange treated as a recapitalization, then accrued market discount on an old junior subordinated debenture that is not taken into account in connection with the exchange will carry over to the new senior subordinated debenture received in exchange.

     Any gain recognized on the receipt of payments on or disposition of a market discount debenture will be treated as ordinary income to the extent that this gain does not exceed the accrued market discount on the new senior subordinated debenture. Alternatively, a United States holder of a market discount debenture may elect to include market discount in income currently over the life of the new senior subordinated debenture. This election shall apply to all debt instruments with market discount acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A United States holder that makes the election described under "Original Issue Discount-Election To Treat All Interest as Original Issue Discount" will be deemed to have elected to include market discount in income currently.

     Market discount on a market discount debenture will accrue on a ratable basis unless the United States holder elects to accrue this market discount using a constant-yield method. This election shall apply only to the new senior subordinated debenture with respect to which it is made and may not be revoked without the consent of the IRS. A United States holder of a market discount debenture that does not elect, and is not deemed to have elected, to include market discount in income currently generally will be required to defer deductions for net direct interest expense with respect to the new senior subordinated debenture (defined for each taxable year as the excess of interest expense allocable to the new senior subordinated debenture over interest, including OID, includible in income in respect of the new senior subordinated debenture) in an amount not exceeding the accrued market discount on the new senior subordinated debenture until the maturity or disposition of the new senior subordinated debenture.

     Purchase, Sale and Retirement of New Senior Subordinated Debentures

     A United States holder's initial tax basis in a new senior subordinated debenture, determined in the manner described above under "Exchange of New Senior Subordinated Debentures for Old Junior Subordinated Debentures-The Exchange," will be increased by the amount of any OID or market discount included in the United States holder's income with respect to the new senior subordinated debenture and reduced by the amount of any payments on the new senior subordinated debenture other than payments of qualified stated interest. A United States holder generally will recognize gain or loss on the sale or retirement of a new senior subordinated debenture in an amount equal to the difference between the amount realized on the sale or retirement, other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income, and the tax basis of the new senior subordinated debenture. Except to the extent described above under "-Market Discount," gain or loss recognized on the sale or retirement of a new senior subordinated debenture will be capital gain or loss and will be long-term capital gain or loss if the new senior subordinated debenture has been held for more than one year.

Nonparticipation in the Exchange Offer

     A United States holder that does not participate in the exchange offer and instead retains its old junior subordinated debentures will not recognize any gain or loss as a result of the consummation of the exchange offer.

                                  LEGAL MATTERS

     The validity of our new senior subordinated debentures offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

     The financial statements and related financial statement schedule of CII Financial, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     ANNEX I



GLOSSARY OF SELECTED INSURANCE TERMS

The following terms when used in this Prospectus have the following meanings:

Assume.............................. To receive from a ceding company,  all or a portion of a risk in  consideration
                                    of a premium.

Cede................................. To transfer to a reinsurer,  all or a portion of a risk in consideration of a premium.

Combined ratio.....................  The  sum  of the
                                    loss ratio, the  underwriting  expense ratio
                                    and  the   policyholders'   dividend  ratio,
                                    expressed as a percentage. A combined ratio less than 100% indicates an underwriting profit.

     Direct written premiums.........  Premiums written by an insurer before the assumption and cession of reinsurance.

     Loss ratio...........................  The ratio arrived at by dividing the amount of losses and loss adjustment expenses by net earned premiums.

     Losses  ...........................  For workers'  compensation  insurance, payments and reserves needed to provide indemnity, medical and rehabilitation costs to injured workers.

     Loss adjustment  expenses......  The expenses of settling claims, including legal, other fees and general expenses.

     Net earned  premiums............  The portion of premiums applicable to the expired period of policies after the assumption and cession of reinsurance.

     Net written premiums............  Premiums retained by an insurer after the assumption and cession of reinsurance.

     Participating   policy...............   An   insurance   policy  where  the
policyholders may receive a "dividend" which is a partial return of premium, after the policy period if, among other factors, the insured has had a favorable claims history during the period; that is, the policyholder "participates" in the savings resulting from a favorable claims history, among other factors.

     Policy acquisition costs......... Agents' and brokers' commissions, premium taxes, boards and bureau fees, marketing, underwriting and other direct expenses associated with acquiring and retaining business.

     Policyholders' dividend ratio... The ratio arrived at by dividing the amount of policyholders' dividends incurred by net earned premiums.

     Policyholders' surplus............  The sum remaining after all liabilities are subtracted from all assets, applying statutory accounting principles. This sum is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.

     Quota  share  reinsurance.........  A form  of  reinsurance  in  which  the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer up to a specified amount, and shares premiums and losses proportionately.

     Reinsurance........................   An  agreement   whereby  an  original
insurer remits a portion of the premium to a reinsurer as payment for the reinsurers assumption of a portion of the risk. Reinsurance can be effected by "treaties," where a reinsurance treaty automatically covers all risks of a defined category, amount and type, or by "facultative reinsurance." Facultative reinsurance is negotiated between an original insurer and the reinsurer on an individual, contract-by-contract basis.

     Reserves or loss  reserves.........  A balance  sheet  liability for unpaid losses representing estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses.

     Statutory  accounting...............  Recording  transactions and preparing financial statements in accordance with the rules and procedures adopted by regulatory authorities, generally reflecting a liquidating, rather than a going concern, concept of accounting.

     Treaty.............................. See Reinsurance.

     Unassigned funds..................... The cumulative amount of retained net profits from insurance operations, or earned surplus including investment income, as determined under statutory accounting principles.

     Underwriting.....................  The process  whereby an insurer  reviews applications submitted for insurance coverage and determines whether it will accept all or part, and at what premium, of the coverage being requested.

     Underwriting expenses............ The aggregate of policy acquisition costs and the portion of administrative, general and other expenses attributable to insurance operations.

     Underwriting   expense   ratio......   For  generally  accepted  accounting
principles ("GAAP"), the ratio arrived at by dividing the amount of GAAP underwriting expenses by net earned premiums. For statutory accounting basis, the ratio arrived at by dividing the amount of statutory underwriting expenses by net written premiums.

     Underwriting  profit  (loss)......  The  amount of net income  (loss)  from insurance operations, exclusive of net investment or other income.



                                       F-3



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CII Financial, Inc. and Subsidiaries                                 Page

Management Report on Consolidated Financial Statements               F-2
Report of Independent Auditors                                       F-3
Consolidated Financial Statements for the Nine Months
   Ended September 30, 2000 and 1999(unaudited), and the Years Ended December 31, 1999, 1998 and 1997:


Consolidated Balance Sheets                                          F-4
Consolidated Statements of Operations                                F-5
Consolidated Statements of Stockholder's Equity                      F-6
Consolidated Statements of Cash Flows                                F-7
Notes to Consolidated Financial Statements                           F-8
Supplemental Financial Statement Schedule                            F-24

MANAGEMENT REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The  management  of CII  Financial,  Inc. is  responsible  for the integrity and objectivity of the accompanying consolidated financial statements. The statements have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis and are not misstated due to fraud or material error. The statements include some amounts that are based upon the Company's best estimates and judgment.

The accounting systems and controls of the Company are designed to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the financial records are reliable for preparing financial statements and maintaining accountability for assets, and that assets are safeguarded against losses from unauthorized use or disposition. Management believes that for the year ended December 31, 1999, such systems and controls were adequate to meet the objectives discussed herein.

The accompanying consolidated financial statements have been audited by independent certified public accountants, whose audits thereof were made in accordance with auditing standards generally accepted in the United States of America and included a review of internal accounting controls to the extent necessary to design audit procedures aimed at gathering sufficient evidence to provide a reasonable basis for their opinion on the fairness of presentation of the consolidated financial statements taken as a whole.



Kathy Marlon,
Chairman and
    Chief Executive Officer


John F. Okita
Chief Financial Officer

Report of Independent Auditors




To the Board of Directors and Stockholder
CII Financial, Inc.
Las Vegas, Nevada


                  We have audited the accompanying consolidated balance sheets of CII Financial, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CII Financial, Inc. and Subsidiaries at December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

                  Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental schedule listed in the index to the consolidated financial statements is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements. This schedule is the responsibility of the management of CII Financial, Inc. Such schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP
Las Vegas, Nevada
December 21, 2000

(except for Note 12, as to which the date is December 28, 2000)

                      CII FINANCIAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands except for share data)

                                                                      September 30,                  December 31,
                                                                          2000                1999                1998
                                                                          ----                ----                ----
                                                                       (Unaudited)
ASSETS



Invested assets:

    Debt securities, available-for-sale, at fair value                  $164,660            $165,296              $185,644
    Debt securities, held-to-maturity, at amortized cost                  22,154              25,023                53,967
    Preferred stock, at fair value                                         1,732               3,486                   882



                                                                      ----------          ----------            ----------
    Mortgage loans on non-affiliated real estate                           6,281               6,416                11,635
                                                                     -----------         -----------             ---------



Total invested assets                                                    194,827             200,221               252,128
                                                                       ---------           ---------              --------

Cash and cash equivalents                                                 19,408              16,833                22,114
Reinsurance recoverable                                                  211,594             131,862                58,424
Premiums receivable (net of allowances of $1,134 (unaudited),
    $1,134 and 1,278)                                                     13,402               9,391                10,612
Investment income receivable                                               2,406               2,786                 2,782
Deferred policy acquisition costs                                          2,732               2,378                 1,804
Mortgage loans on affiliated real estate                                  10,261               2,959                 3,082
Real estate limited partnership                                            7,108               6,559                 6,185
Federal income taxes receivable                                            9,478               4,896                   492
Deferred income taxes                                                     15,984              17,344                15,929
Property and equipment, net                                                5,097               8,354                 5,253
Other assets                                                                 555                 755                 1,075
                                                                    ------------        ------------           -----------

           TOTAL ASSETS                                                 $492,852            $404,338              $379,880
                                                                        ========            ========              ========

LIABILITIES
Reserve for loss and loss adjustment expenses                           $341,902            $244,394              $212,264
Unearned premiums                                                         16,206              13,300                11,158
Ceded reinsurance premiums payable                                         7,424               9,321                 8,739
Convertible subordinated debentures                                       47,059              50,498                51,251
Accounts payable and other accrued expenses                               15,969              15,265                18,788
Payable to affiliates                                                      2,487               2,768                 2,105
Deferred tax liability                                                     3,291               2,739                 1,628
                                                                      ----------          ----------            ----------
            TOTAL LIABILITIES                                            434,338             338,285               305,933
                                                                        --------            --------              --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, no par value, 1,000 shares
    authorized; shares issued and outstanding - 100                        3,604               3,604                 3,604
Additional paid-in capital                                                64,450              64,450                64,450
Accumulated other comprehensive loss:
      Unrealized holding loss on available-for-sale investments           (8,651)            (12,200)                 (702)
(Accumulated deficit) retained earnings                                     (889)             10,199                 6,595
                                                                     -----------          ----------            ----------
            TOTAL STOCKHOLDER'S EQUITY                                    58,514              66,053                73,947
                                                                      ----------          ----------             ---------

            TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                  $492,852            $404,338              $379,880

                                                                        ========            ========              ========

        See the accompanying notes to consolidated financial statements.

                      CII FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                         Nine Months Ended                   Year Ended December 31,
                                                           September 30,
                                                       2000            1999            1999           1998           1997
                                                       ----            ----            ----           ----           ----
                                                   (Unaudited)      (Unaudited)
REVENUES
  Direct written premiums, gross                     $153,034        $106,291         $148,824       $153,914      $135,580
  Changes in direct unearned premiums                  (2,906)         (2,579)          (2,142)           127        (1,400)
                                                   ----------      ----------       ----------    -----------    ----------

  Direct earned premiums, gross                       150,128         103,712          146,682        154,041       134,180
  Less:  premiums ceded                                59,177          45,458           63,727         19,767         4,983
                                                    ---------       ---------        ---------      ---------    ----------

  Net earned premiums                                  90,951          58,254           82,955        134,274       129,197
  Net investment income                                11,217          12,075           15,776         18,241        16,781
  Net realized investment (losses) gains                 (460)           (174)            (381)         1,988           580
                                                   ----------      ----------       ----------     ----------   -----------

      Total revenues                                  101,708          70,155           98,350        154,503       146,558
                                                      -------        --------         --------       --------      --------

COSTS AND EXPENSES
  Loss and loss adjustment expenses                   207,323          94,815          157,424        115,759        99,553
  Reinsurance recoveries                             (123,303)        (60,002)         (95,963)       (21,412)       (6,221)
                                                     --------        --------        ---------      ---------    ----------

  Net loss and loss adjustment expenses                84,020          34,813           61,461         94,347        93,332
  Policy acquisition costs                              8,606           5,737            6,339         19,216        19,860
  General and administrative and other                 17,372          15,000           19,749         18,761        18,462
  Asset impairment                                      3,000
  Interest expense                                      2,717           2,751            3,706          4,301         4,091
                                                    ---------       ---------       ----------     ----------    ----------

     Total costs and expenses                         115,715          58,301           91,255        136,625       135,745
                                                     --------        --------        ---------       --------      --------

(LOSS) INCOME BEFORE FEDERAL INCOME TAX
(BENEFIT) EXPENSE AND EXTRAORDINARY GAIN              (14,007)         11,854            7,095         17,878        10,813

Federal income tax (benefit) expense                   (4,902)          4,815            3,602          4,166           272
                                                    ---------       ---------        ---------     ----------   -----------

(LOSS) INCOME BEFORE EXTRAORDINARY GAIN                (9,105)          7,039            3,493         13,712        10,541
                                                    ---------        --------        ---------      ---------     ---------







                                                                  -------------     ----------    ------------  -------------
Extraordinary gain from debt extinguishments
(net of income taxes of
$353 and $0 (unaudited), $59, $25, and $1)                654          _______             111              48              2
                                                   ----------                       ----------    ------------  -------------


NET (LOSS) INCOME                                    $ (8,451)        $ 7,039         $  3,604       $ 13,760      $ 10,543
                                                     ========         =======         ========       ========      ========



                             See  the   accompanying   notes   to   consolidated
financial statements.

                      CII FINANCIAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (In thousands)

                                      ------------ --------- -----------

                                           Common  Stock     Additional   Accumulated   Comprehensive   (Accumulated      Total
                                                             Paid-in         Other      Income (Loss)     Deficit)    Stockholder's
                                       Number of              Capital    Comprehensive                    Retained       Equity
                                        Shares      Amount               Income (Loss)                    Earnings

                                      ------------ --------- ----------- -------------- --------------- ------------- --------------

BALANCE, JANUARY 1, 1997                    100       $3,604   $58,630     $   303                       $ (17,708)      $44,829
Comprehensive income:
  Net income                                                                                $10,543         10,543        10,543
  Unrealized gain on
  available-for-sale
     investments, net of tax                                                   949              949                          949
  Reclassification adjustment for
     gains included in net income                                                (580)         (580)                        (580)
                                                                                         ----------
Comprehensive income                                                                        $10,912
                                                                                            =======
Stock option activity                                            1,737                                                     1,737
                                      ------------ -------------------   ------------                   ------------    --------

BALANCE, DECEMBER 31, 1997                  100        3,604    60,367         672                          (7,165)       57,478

Comprehensive income:
  Net income                                                                                 13,760         13,760        13,760
  Unrealized gain on
  available-for-sale
     investments, net of tax                                                   614              614                          614
  Reclassification adjustment for
     gains included in net income                                           (1,988)          (1,988)                      (1,988)
                                                                                          ---------
Comprehensive income                                                                        $12,386
                                                                                            =======
Capital contribution from parent                                 3,665                                                     3,665
Stock option activity                                               418                                                      418
                                      ------------ --------------------  ------------                   ------------   ---------

BALANCE, DECEMBER 31, 1998                  100        3,604    64,450        (702)                          6,595        73,947

Comprehensive income:
  Net income                                                                                  3,604          3,604         3,604
  Unrealized loss on
  available-for-sale
     investments, net of tax                                               (11,879)         (11,879)                     (11,879)
  Reclassification adjustment for
     losses included in net income                                             381              381                          381
                                                                                          ---------
Comprehensive income                                                                      $  (7,894)
                                      ------------ ----------------------------------     =========     ------------

BALANCE, DECEMBER 31, 1999                  100        3,604    64,450     (12,200)                         10,199        66,053

Comprehensive income:
  Net loss (unaudited)                                                                       (8,451)        (8,451)       (8,451)
  Unrealized gain on
  available-for-sale
     investments, net of tax
  (unaudited)                                                                3,089            3,089                        3,089
  Reclassification adjustment for
     losses included in net income
     (unaudited)                                                               460              460                          460
                                                                                          ---------
Comprehensive income (unaudited)                                                          $  (4,902)
                                                                                          =========
Dividend paid to parent (unaudited)                                                                         (2,637)       (2,637)

BALANCE, SEPTEMBER 30, 2000
(unaudited)                                 100       $3,604   $64,450    $ (8,651)                        $  (889)      $58,514
                                            ===       ======   =======    ========                         =======       =======

                   See the accompanying notes to consolidated financial statements.

                      CII FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                       Nine Months Ended              Year Ended December 31,
                                                                         September 30,
                                                                       2000           1999         1999         1998         1997
                                                                       ----           ----         ----         ----         ----
                                                                  (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                  $(8,451)         $7,039        $3,604     $13,760      $10,543
  Adjustments to reconcile net (loss) income to net
       cash provided by operating activities:
    Extraordinary gain                                                (1,007)                         (170)        (73)          (3)
    Depreciation and amortization                                      1,197             950         1,220       1,550          928
    Provision for asset impairment                                     3,000
    Provision for losses on premiums                                                    (144)         (144)
    Change in assets and liabilities:
       Premiums receivable                                            (4,011)          1,303         1,365       1,078          504
       Investment income receivable                                      380             238            (3)      1,768         (820)
       Deferred policy acquisition costs                                (354)           (773)         (574)         (3)          31
       Payable to affiliates                                            (281)          3,555           662      10,213          834
       Reinsurance recoverable                                       (79,732)        (39,471)      (73,438)    (37,011)      (5,634)
       Federal income taxes receivable                                (4,582)          2,650        (4,404)       (697)      (3,022)
       Deferred income taxes                                                                         5,887      (1,637)      (2,044)
       Reserve for loss and loss adjustment expense                   97,508             879        32,130       9,565       14,923
       Unearned premiums                                               2,906           2,579         2,142        (127)       1,400
       Accounts payable and other accrued expenses                       704          (2,130)       (3,523)      4,889          589
       Ceded reinsurance premiums payable
                                                                      (1,897)         (3,241)          582       7,843          (42)
       Other assets                                                   (7,633)          4,366         5,142     (13,988)        (807)
                                                                   ---------       ---------     ---------    --------    ----------
    Net cash (used in) provided by operating activities               (2,253)        (22,200)      (29,522)     (2,870)      17,380
                                                                   ---------        --------      --------   ---------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                  (820)         (4,011)       (4,176)     (4,395)     (10,419)
  Purchase of available-for-sale investments                        (111,727)       (159,576)     (291,863)   (682,334)    (512,653)
  Proceeds from sales/maturities of available-for-sale
      investments                                                    119,577         148,251       291,919     687,415      478,203

  Purchase of held-to-maturity investments                            (1,499)         (7,086)       (7,133)    (38,056)      (7,776)

  Proceeds from maturities of held-to-maturity
      investments                                                      4,366          30,980        36,077      18,087        4,872
                                                                       -----         -------       -------     -------        ------
    Net cash provided by (used in) investing activities                9,897           8,558        24,824     (19,283)     (47,773)
                                                                      ------           -----        ------     -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of convertible subordinated debentures
                                                                      (2,432)            (55)         (583)     (3,143)         (27)
  Dividend to Sierra                                                  (2,637)
  Capital contribution                                                                                           3,665
  Stock option activity
                                                                                 ------------
                                                                                                                   418        1,737
                                                                 --------------           --   -----------------------     ---------
    Net cash (used in) provided by financing activities               (5,069)             (55)        (583)        940        1,710
                                                                  ----------     ------------  -----------  ----------     ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                2,575         (13,697)       (5,281)    (21,213)     (28,683)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      16,833          22,114        22,114      43,327       72,010
                                                                    --------        --------      --------    --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $19,408        $  8,417       $16,833     $22,114      $43,327
                                                                     =======        ========       =======     =======       =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW DATA
  Cash paid during the year for interest (net of amount               $3,713          $3,712        $3,724      $4,380       $4,088
capitalized)
  Cash paid during the year for income taxes                               7           1,834         1,834       7,220        4,303

                             See  the   accompanying   notes   to   consolidated
financial statements.

1.    Business


     CII Financial, Inc. ("CII Financial") was incorporated in the State of California on September 15, 1988. On October 31, 1995 Sierra Health Services, Inc. ("Sierra") acquired CII Financial for approximately $76.3 million of common stock in a transaction accounted for as a pooling of interests. CII Financial is a holding company primarily engaging in writing workers' compensation insurance through its wholly-owned subsidiaries, California Indemnity Insurance Company ("California Indemnity"), Commercial Casualty Insurance Company ("Commercial Casualty"), CII Insurance Company ("CII Insurance") and Sierra Insurance Company of Texas ("Sierra Texas").

     As used herein, the term "the Company" means CII Financial, Inc. and its subsidiaries, and the term "CII Financial" means CII Financial, Inc., exclusive of such subsidiaries.


2.    Summary of Significant Accounting Policies


     Principles of Consolidation. All significant intercompany transactions and balances have been eliminated. The consolidated financial statements of CII Financial include the accounts of all of its wholly-owned subsidiaries, California Indemnity, Commercial Casualty, Sierra Texas, CII Insurance, Sierra Insurance Agency, CII Leasing, Inc., Financial Assurance Company, Ltd. and CII Premium Finance Company. CII Leasing, Inc. and CII Premium Finance Company are both inactive subsidiaries.


     Unaudited Financial Statements. The accompanying unaudited balance sheet, as of September 30, 2000 and the consolidated statements of operations, stockholder's equity and cash flows for the nine month periods ended September 30, 2000 and 1999, have been prepared in conformity with accounting principles generally accepted in the United States of America but do not contain all of the information and disclosures that would be required in a complete set of audited financial statements. They should, therefore, be read in conjunction with the audited consolidated financial statements and related notes thereto for the years ended December 31, 1999, 1998 and 1997. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial results for the interim periods presented.

     Premium Revenues. Revenue from workers' compensation premiums are calculated by formula such that the premium written is earned pro rata over the term of the policy. Premiums written in excess of premiums earned are recorded as unearned premium revenue. The premium for workers' compensation insurance is calculated as a factor of an insured's payroll dollars during the period of coverage. At the inception of the policy, annual payroll dollars are estimated and the policy is issued with estimated annual premiums which are billed based on this estimate. Actual premiums for past interim coverage periods are periodically determined through payroll reporting and interim premium audits. The final actual premium is not determined until a final premium audit is performed, which occurs after the policy has expired. Direct premiums earned but not billed at the end of each accounting period are estimated and accrued, based on historical premium audit trends. Differences between such estimates and final billings are included in current operations. Accrued earned but unbilled premiums are included with premiums receivable. The number and dollar amount of issued workers' compensation insurance policies that are subject to retrospective adjustments based on incurred or paid claims or experienced rated premiums are not significant. Premium revenue is shown net of premiums ceded to reinsurers.


     General  and   Administrative   Expenses.   Policyholder's   dividends  and
management fees are included in general and administrative expenses.

     Deferred Policy Acquisition Costs. Policy acquisition costs consist of commissions, premium taxes and other underwriting costs, which are directly related to the production and retention of new and renewal business and are deferred and amortized as the related premiums are earned. Should it be determined that future policy revenues and earnings on invested funds relating to existing insurance contracts will not be adequate to cover related costs and expenses, deferred costs are expensed.

     Cash and Cash Equivalents. The Company considers cash and cash equivalents as all highly liquid instruments with an original maturity of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments.

     Investments. Available-for-sale debt securities and preferred stocks are stated at fair value with unrealized gains and losses recorded as a separate component of other comprehensive income (loss), net of deferred income taxes. Held-to-maturity debt securities are carried at amortized cost.

     The insurance subsidiaries are required by state regulatory agencies to maintain certain deposits and must also meet certain net worth and reserve requirements. The Company, and its subsidiaries, are in compliance with the applicable minimum regulatory and capital requirements.

     Investment   income  is  recognized  when  earned.   Gains  and  losses  on
disposition are based on net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     The Company has an investment in a real estate limited partnership that is accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of earnings, losses and distributions.

     Property and Equipment. Property and equipment, consisting of buildings and leasehold improvements, furniture and fixtures, data processing equipment and vehicles, is stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over periods ranging from 5 to 10 years with leasehold improvements depreciated over the term of the lease.

     Reinsurance. In the normal course of business, insurance companies seek to reduce the effects of events that may cause unfavorable underwriting results by reinsuring certain levels of risk in various levels of exposure with reinsurers. Amounts recoverable from the reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance receivables, including amounts related to paid and unpaid losses, are reported as assets rather than a reduction of the related liabilities.

     Reserve for Loss and Loss Adjustment Expenses. The reserve for workers' compensation loss and loss adjustment expense ("loss and LAE") consists of estimated costs of each unpaid claim reported to the Company prior to the close of the accounting period as well as those incurred but not yet reported. The methods for establishing and reviewing such liabilities are continually reviewed and adjustments are reflected in current operations. The Company does not discount its loss and LAE reserves.

     Income Taxes. The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and the reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company's temporary differences arise principally from certain net operating losses, accrued expenses, reserves for loss and LAE and depreciation. Federal income taxes are calculated pursuant to a tax allocation agreement between Sierra and the Company. Income taxes are allocated on a separate return basis for each company and tax benefits are recorded only to the extent that an entity could recoup taxes paid in prior years.

     Concentration of Credit Risk. The Company's financial instruments that are exposed to credit risk consist primarily of investments and accounts receivable. The Company maintains cash and cash equivalents and investments with various financial institutions. These financial institutions are located in many different regions, and Company policy is designed to limit exposure with any one institution.

     Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries. These customers are primarily located in the states in which the Company operates principally California, Colorado, Nevada and Texas. However, the Company is licensed and does business in several other states. The Company also has receivables from certain reinsurers. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. All reinsurers that the Company has reinsurance contracts with are rated A- or better by the A.M. Best Company.

     Recently Issued Accounting Standards. In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes additional accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position. This statement also defines and allows companies to apply hedge accounting to its designated derivatives under certain instances. It also requires that all derivatives be marked to market on an ongoing basis. This applies whether the derivatives are stand-alone instruments, such as warrants or interest rate swaps, or embedded derivatives, such as call options contained in convertible debt investments. Along with the derivatives, in the case of qualifying hedges, the underlying hedged items are also to be marked to market. These market value adjustments are to be included either in the income statement or other comprehensive income, depending on the nature of the hedged transaction. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over the counter market. In cases where derivatives relate to financial instruments of non-public companies, or where quoted market prices are otherwise not available, such as for derivative financial instruments, fair value is based on estimates using present value or other valuation techniques. Based on management's understanding of SFAS 133, the Company does not believe that it has any derivative instruments and does not have any hedging activities. The majority of the Company's investments are held by insurance companies, which are regulated as to the types of investments they may hold.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 clarifies existing accounting principles related to revenue recognition in financial statements. The Company is required to comply with the provisions of SAB 101 in its quarter ending December 31, 2000. Based upon the current nature of the Company's operations, management does not believe that SAB 101 will have any impact on the Company's results of operations.

     Business Segment. As of December 31, 1999 the Company operated in a single business segment, workers' compensation insurance.

     Use of Estimates in the Preparation of Financial Statements. The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts of reported assets and liabilities, particularly loss and LAE reserves and incurred loss and LAE reported in the financial statements. Loss and LAE reserves have a significant degree of uncertainty when related to their subsequent payments. Although reserves are established on the basis of a reasonable estimate, it is not only possible but probable that reserves will differ from their related subsequent developments. Underlying causes for this uncertainty include, but are not limited to, uncertainty in development patterns and unanticipated inflationary trends affecting the services provided by the insurance contract. This uncertainty can result in both adverse as well as favorable development of actual subsequent activity when compared to the reserve established. Any subsequent change in loss and LAE reserves established in a prior year would be reflected in the current year's operating results.


3.   Property and Equipment


     Property and equipment at December 31, consists of the following (in thousands):

                                                                             1999           1998
                                                                           --------  --     ----
                Buildings and leasehold improvements                        $1,124        $   974
                Furniture, fixtures and equipment                            3,003          2,936
                Data processing equipment and software                       3,560          3,154
                Construction in progress                                     5,178          1,625
                Less:  accumulated depreciation                             (4,511)        (3,436)
                                                                            ------         ------
                  Net property and equipment                                $8,354         $5,253
                                                                            =======        ======

     Depreciation expense in 1999, 1998 and 1997 was $1,075,000,  $1,345,000 and
$722,000, respectively.


     During the second quarter of 2000 the Company wrote-off capitalized costs of $3.0 million related to the application development of an information system software project that was canceled because the vendor was unable to fulfill its contractual obligations. The amounts written off include software and consulting costs of $1,687,000 and capitalized internal personnel costs of

     $1,314,000.

4.    Investments


     The following table summarizes the Company's debt securities and preferred stock investments as of December 31, 1999 (in thousands):



                                                                     -----------



                                                                                          Gross        Gross
                                                                          -----------  Unrealized    Unrealized   Fair Value
                                                                           Amortized      Gains        Losses
                                                                             Cost

Available-for-Sale:
U.S. Government
    and its Agencies..........................................               $101,102         $122       $13,041    $ 88,183
Municipal Obligations.........................................                 31,818           20         1,236      30,602
Corporate Bonds...............................................                 32,907           45         1,730      31,222
Other.........................................................                 17,908                      2,619      15,289
Total Debt Securities.........................................                183,735          187        18,626     165,296
Preferred Stock...............................................                  3,817                        331       3,486
   Total Available-for-Sale...................................               $187,552         $187       $18,957    $168,782

Held-to-Maturity
U.S. Government
========================================================================
    and its Agencies..........................................                 $9,782         $341         $ 708     $ 9,415
Municipal Obligations.........................................                  5,558           64            55       5,567
Corporate Bonds...............................................                  5,738          115                     5,853
Other.........................................................                  3,945                        751       3,194
  Total Held-to-Maturity......................................                $25,023         $520        $1,514    $ 24,029


The following table summarizes the Company's debt securities and preferred stock investments as of December 31, 1998 (in thousands):



                                                                     -----------



                                                                                          Gross        Gross
                                                                          -----------  Unrealized    Unrealized   Fair Value
                                                                           Amortized      Gains        Losses
                                                                             Cost

Available-for-Sale:
U.S. Government                                                                                                   $
    and its Agencies..........................................                $78,071         $717        $1,189      77,599
Municipal Obligations.........................................                 23,585          145           227      23,503
Corporate Bonds...............................................                 76,479          596           823      76,252
Other.........................................................                  8,542           19           271       8,290
Total Debt Securities.........................................                186,677        1,477         2,510     185,644
Preferred Stock...............................................                    931            9            58         882
  Total Available-for-Sale....................................               $187,608       $1,486        $2,568    $186,526

Held-to-Maturity
U.S. Government
========================================================================
    and its Agencies..........................................                $15,492         $ 47         $ 483    $ 15,056
Municipal Obligations.........................................                  6,300          319                     6,619
Corporate Bonds...............................................                 11,909          557                    12,466
Other.........................................................                 20,266                        937      19,329
  Total Held-to-Maturity......................................                $53,967        $ 923        $1,420    $ 53,470

===============================================================================

The contractual maturities of available-for-sale debt securities at December 31, 1999 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


(in thousands)                                                               Amortized       Estimated
                                                                               Cost          Fair Value
Due in one year or less.......................................             $    8,492       $    8,485
Due after one year through five years.........................                 38,414           37,688
Due after five years through ten years........................                 13,909           13,298
Due after ten years through fifteen years.....................                 13,844           12,664
Due after fifteen years.......................................                109,076           93,161
                                                                            ---------        ---------
     Total....................................................               $183,735         $165,296
                                                                             ========         ========

-------------------------------------------------------------------------------
The contractual maturities of held-to-maturity debt securities at December 31, 1999 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations:

(in thousands)                                                               Amortized       Estimated
                                                                               Cost          Fair Value
Due in one year or less.......................................               $  2,580         $  2,611
Due after one year through five years.........................                  9,565            9,585
Due after five years through ten years........................                    776              775
Due after ten years through fifteen years.....................                  4,795            4,565
Due after fifteen years.......................................                  7,307            6,493
                                                                            ---------      -----------
     Total....................................................                $25,023         $ 24,029
                                                                              =======         ========

-------------------------------------------------------------------------------
     Gross realized gains on investments for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997 were $220,000 (unaudited), $261,000, $4,120,000 and $2,517,000, respectively. Gross realized losses on investments for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997 were $680,000 (unaudited), $642,000,
$2,132,000 and $1,937,000, respectively.

     Investment income, by major category of investments, is summarized as follows (in thousands):


                                                        Nine months ended
                                                        September 30,                     Year Ended December 31,
                                                    2000             1999             1999            1998            1997
                                                  --------      --   -----       --   -----         --------        ------
                                                (Unaudited)    (Unaudited)
Interest from debt securities                       $10,352   $10,962             $14,387            $17,175          $16,206
Dividend income from preferred stock                    280         328               411                511              358
Mortgage interest                                       592         928             1,130                734              397
Other                                                    42                        ______
                                                -----------    --------                         --------------
     Total investment income                         11,266      12,218            15,928             18,420           16,961
Investment expenses                                      49         143                152               179              180
                                                -----------   ---------         ----------        ----------       ----------
     Net investment income                          $11,217     $12,075           $15,776            $18,241          $16,781
                                                    =======     =======           =======            =======          =======

     Of the total debt securities and cash equivalents, $152,356,000, $171,639,000 and $179,878,000, at fair value, were on deposit with regulatory authorities in compliance with certain legal requirements related to the insurance operations at September 30, 2000, December 31, 1999 and 1998, respectively.


     The Company holds certain mortgage notes on residential and commercial real estate. In connection with CII Financial's relocation of its principal executive offices to Pleasanton, California in July 1992, to retain key officers and other employees, the Company extended mortgage loans for the purchase of such employees' principal residences. The interest rate was reduced to a fixed rate of 3% per annum; the maturity date was fixed to March 2009; and each loan can be assumed, one time, by a qualified purchaser of the employee's residence. The interest rate, upon assumption, increases to 3.5% per annum. As of December 31, 1999 and 1998, the outstanding balances on employee relocation loans were $4,764,000 and $4,949,000, respectively. The Company also holds commercial mortgage loans, the majority of which are with Sierra affiliates. These loans are also first trust deeds and earn between 7% and 11 1/2% per annum. The Company has one mortgage loan with a non-affiliated third party which is currently in default; the principle balance outstanding was $1,633,000 at September 30, 2000. The property has been appraised at a value that exceeds book value. Interest income has not been accrued since the default date. The Company is currently litigating the priority of its lien on the property. The Company has made demand under its title insurance policy and will foreclose pending the outcome of the litigation on its claim.

5.    Reinsurance

     The Company has reinsurance agreements or treaties in effect with unrelated entities. In 1999 and 1998, workers' compensation claims between $500,000 and $100,000,000 per occurrence are 100% reinsured. In 1997, workers' compensation claims between $350,000 and $60,000,000 per occurrence were 100% reinsured. In addition, effective July 1, 1998, workers' compensation claims below $500,000 per occurrence were reinsured under quota share and excess of loss reinsurance agreements (referred to as "low level reinsurance") with an A+ rated carrier. Under this agreement, the Company reinsures 30% of the first $10,000 of each loss, 75% of the next $40,000 and 100% of the next $450,000. The Company receives a 9.25% ceding commission from the reinsurer as a partial reimbursement of its operating expenses. The low level reinsurance agreement expired on June 30, 2000; however the Company opted to continue ceding premiums and losses under the low level agreement on a run off basis for all policies in force on June 30, 2000. Effective January 1, 2000 we entered into a reinsurance contract that provides statutory (unlimited) coverage for workers' compensation claims in excess of $500,000 per occurrence. The contract is in effect for claims occurring on or after January 1, 2000 through December 31, 2000. On July 1, 2000, the Company entered into a reinsurance agreement that covers losses on claims in excess of $250,000 to $500,000 for policies issued after June 30, 2000.

     The low level reinsurance agreement was consummated early in the fourth quarter of 1998 but coverage was made retroactive to July 1, 1998. Therefore, this agreement contained both retroactive (covering claims occurring in the third calendar quarter of 1998) and prospective reinsurance coverage (covering claims occurring after September 30, 1998) and, in accordance with Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS 113"), the Company has bifurcated the low level reinsurance agreement to account for the different accounting treatments. The amount by which the estimated ceded liabilities exceed the amount paid for the retroactive coverage is reported as a deferred gain and amortized to income as a reduction of incurred losses over the estimated remaining settlement period using the interest method. Any subsequent changes in estimated or actual cash flows related to the retroactive coverage are accounted for by adjusting the previously recorded deferred gain to the balance that would have existed had the revised estimate been available at the inception of the reinsurance transactions, with a corresponding charge or credit to income. During 1999, the Company recorded an adjustment to increase its deferred gain related to retroactive reinsurance coverage by $4,615,000. For the years ended December 31, 1999 and 1998, the Company amortized deferred gains of $3,850,000 and $1,038,000, respectively.

     In accordance with SFAS 113, losses ceded under prospective reinsurance reduce direct incurred losses and amounts recoverable are reported as an asset. At December 31, 1999 and 1998, the amount of reinsurance recoverable under prospective reinsurance contracts for unpaid loss and LAE was $110,089,000 and $37,797,000, respectively. At December 31, 1999 and 1998, the amount of reinsurance recoverable under the retroactive reinsurance contract was $14,842,000 and $18,710,000, respectively. The amount of reinsurance receivable for paid loss and LAE was $6,931,000 and $1,917,000 at December 31, 1999 and 1998, respectively. Such amortization is included in loss and loss adjustment expense on the accompanying consolidated statements of operations.

     Reinsurance contracts do not relieve the Company from its obligations to enrollees or policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Substantially all of the reinsurance recoverables are due from reinsurers rated A+ by the A.M. Best Company and all amounts are considered to be collectible.

     The following table provides workers' compensation prospective reinsurance information for the periods ended (in thousands):



                                                                                 Change in
                                                               Recoveries       Recoverable
                                                                on Paid          or Unpaid             Premiums
                                                               Loss / LAE        Loss / LAE              Ceded

Nine Months Ended September 30, 2000 (Unaudited):
             Low level reinsurance carrier                      $36,180             $79,170             $56,732
             Excess of loss reinsurance carriers                  1,678               6,275               2,445
                                                              ---------           ---------           ---------
      Total                                                     $37,858             $85,445             $59,177
                                                                =======             =======             =======

Nine Months Ended September 30, 1999 (Unaudited):
             Low level reinsurance carrier                      $14,088             $40,191             $43,264
             Excess of loss reinsurance carriers                  2,578               3,145               2,194
                                                              ---------           ---------           ---------
      Total                                                     $16,666             $43,336             $45,458
                                                                =======             =======             =======

Year Ended December 31, 1999:
             Low level reinsurance carrier                      $21,941             $69,104             $60,702
             Excess of loss reinsurance carriers                  1,730               3,188               3,025
                                                              ---------           ---------           ---------
      Total                                                     $23,671             $72,292             $63,727
                                                                =======             =======             =======

Year Ended December 31, 1998:
             Low level reinsurance carrier                      $ 1,379             $19,664             $16,095
             Excess of loss reinsurance carriers                  3,292              (2,923)              3,672
                                                               --------            --------           ---------
      Total                                                     $ 4,671             $16,741             $19,767
                                                                =======             =======             =======

Year Ended December 31, 1997:
             Excess of loss reinsurance carriers               $    841            $  5,380            $  4,983
                                                               ========            ========            ========


6.    Loss and Loss Adjustment Expenses


     The following table provides a reconciliation of the beginning and ending reserve balances for unpaid loss and LAE. The loss estimates are subject to change in subsequent accounting periods and any change to the current reserve estimates would be accounted for in future results of operations.

     While management of the Company believes that current estimates are reasonable, significant adverse or favorable loss development could occur in the future.

                                                     Nine Months Ended
(In thousands)                                          September 30,             Year Ended December 31,
                                                2000              1999          1999            1998
                                          ----  --------     ---- -------   ------------   ---- -------
                                             (Unaudited)      (Unaudited)                                  1997
Net beginning loss and LAE reserve             $134,305         $174,467      $174,467         $181,643     $172,100
                                               --------         --------      --------         --------     --------

Net provision for insured events incurred in:
      Current year                               63,843           36,061        51,541          103,990      102,302
      Prior years                                20,177           (1,248)        9,920           (9,643)      (8,970)
                                              ---------        ---------    ----------      -----------    ---------
  Total net provision                            84,020           34,813        61,461           94,347       93,332
                                              ---------        ---------     ---------       ----------    ---------


Net payments for loss and LAE Attributable to insured events incurred in:

      Current year                               15,763          12,836         21,207           29,591       26,812
      Prior years                                49,893          64,668         80,416           71,932       56,977
                                              ---------        --------      ---------        ---------    ---------
  Total net payments                             65,656          77,504        101,623          101,523       83,789
                                              ---------        --------       --------         --------    ---------

Net ending loss and LAE reserve                 152,669         131,776        134,305          174,467      181,643
Reinsurance recoverable                         189,233          81,367        110,089           37,797       21,056
                                              ---------       ---------       --------        ---------   ----------

Gross ending loss and LAE reserve              $341,902        $213,143       $244,394         $212,264     $202,699
                                               ========        ========       ========         ========     ========


      During the nine months ended September 30, 2000, the Company experienced net adverse development related to accident years 1999 and prior. Estimated loss and LAE incurred in accident years 1996 to 1998 have developed significantly in response to the continuation of increasing claim severity patterns on the Company's California book of business. Many workers' compensation insurance carriers in California are also experiencing high claim severity. For claims occurring on and after July 1, 1998, the Company has reinsured a percentage of the higher claim severity to its reinsurer under the Company's low level reinsurance agreement. The low level reinsurance agreement expired on June 30, 2000; however the Company opted to continue ceding premiums and losses under the low level agreement on a run off basis for all policies in force on June 30, 2000. Effective January 1, 2000 we entered into a reinsurance contract that provides statutory (unlimited) coverage for workers' compensation claims in excess of $500,000 per occurrence. The contract is in effect for claims occurring on or after January 1, 2000 through December 31, 2000. On July 1, 2000, the Company entered into a reinsurance agreement that covers losses on claims in excess of $250,000 to $500,000 for policies issued after June 30, 2000.



7.    Long Term Debt

     7 1/2% Convertible Subordinated Debentures. The Company's long-term debt at September 30, 2000 and December 31, 1999 and 1998 consists of convertible subordinated debentures with an outstanding balance of $47,059,000, $50,498,000 and $51,251,000 respectively. In September 1991, the Company issued convertible subordinated debentures (the "Debentures") due September 15, 2001. The Debentures bear interest at 7 1/2% which is due semi-annually on March 15 and September 15. Each $1,000 in principal is convertible into 25.382 shares of Sierra common stock at a conversion price of $39.398 per share. Unamortized issuance costs of $111,000, $362,000 and $509,000 at September 30, 2000 and December 31, 1999 and 1998, are included in other assets on the consolidated balance sheets and are being amortized over the life of the Debentures. Accrued interest on the Debentures as of September 30, 2000 and December 31, 1999 and 1998 was $111,000, $1,099,000 and $1,117,000, respectively. The Debentures are redeemable in whole or in part, at a redemption price of 100.75% plus accrued interest. The Debentures are subordinated obligations of CII Financial only and were not assumed or guaranteed by Sierra. During the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997, the Company and/or Sierra repurchased $3,457,000, $753,000, $3,216,000 and $30,000 respectively, of the debentures on the open market resulting in extraordinary gains of $1,007,000, $170,000, $73,000 and $3,000 and a corresponding tax provision of $353,000,  $59,000, $25,000 and $1,000 in 2000, 1999, 1998 and 1997
respectively.

     Sale and purchase activity for the Debentures, to parties other than the Company or Sierra, is believed to be minimal and there is no known market quotation system for the Debentures. The fair value of the Debentures at September 30, 2000 and December 31, 1999 was $23,530,000 and $35,601,000,
respectively, which was determined based on purchases made by the Company during September 2000 and the estimated market price on December 31, 1999. The September 30, 2000 price is based on $18,000 stated value debentures purchased for $9,000 and may not be indicative of the actual market value. The Debentures are scheduled to mature on September 15, 2001.

     CII  Financial  has  limited  sources  of cash and  borrowed  approximately
$365,000 from Sierra to make the September 15, 2000 interest payment. CII Financial is dependent upon dividends from its subsidiary, California Indemnity Insurance Company, to meet its debt payment obligations. Currently, California Indemnity cannot pay any dividends without prior approval by the California Department of Insurance as it has no earned surplus and it may not have sufficient earned surplus from which to pay a dividend to CII Financial when the Debentures mature in 2001. Sierra has no obligation to lend any or enough funds to CII Financial to pay the Debentures when they mature. Accordingly, CII Financial does not expect to have readily available funds to pay the Debentures when they mature. The Company is exploring strategies regarding refinancing of the 7 1/2% subordinated convertible debentures including refinancing, extending the maturity date or exchanging the Debentures. There can be no assurances that CII Financial or Sierra will have the cash resources required to meet the obligations under the Debentures or that the Company will be able to successfully implement a strategy for refinancing of the Debentures. In December 2000, CII Financial commenced a proposed exchange offer to the holders of the 7 1/2% debentures to restructure the debt, extend the maturity date and reduce the overall debt of the Company. The offering proposed to exchange an amount of cash plus new subordinated debentures with a later maturity date.

8.    Commitments and Contingencies


      Leases. The Company is the lessee under several operating leases most of which relate to office facilities and equipment. The rentals on these leases are charged to expense over the lease term and, where applicable, provide for rent escalations based on certain costs and price index factors. The following is a schedule, by year, of the future minimum lease payments under existing operating leases (in thousands):



Year Ending December 31,
        2000.............................................          $  2,756
        2001.............................................             2,617
        2002.............................................             2,457
        2003.............................................             1,661
        2004.............................................             1,297
        Thereafter.......................................             5,342
                                                                 ----------
             Total.......................................          $ 16,130
                                                                   ========

     Rent expense  totaled  $2,602,000,  $1,314,000 and $1,313,000 in 1999, 1998
and 1997, respectively.

     Guaranty of Sierra's Credit Facility Debt. At June 30, 2000, Sierra was not in compliance with certain financial covenants relating to its line of credit. The lenders provided Sierra with waivers effective June 30, 2000 and expiring October 31, 2000. In consideration for the banks granting one of the waivers, in August 2000, CII Financial became a guarantor of the Sierra credit facility debt. Should CII Financial be asked by the banks to perform on its guaranty, the Debentures would be subordinated to Sierra's credit facility debt. The waivers expired on October 31, 2000 and Sierra received a Notice of Default from the banks on November 8, 2000. No demand was made by the banks to perform on the guaranty and Sierra was able to amend its credit facility agreement on December 15, 2000. The new Sierra credit facility agreement expires on September 30, 2003. In the amended agreement, CII Financial continues to provide a guaranty of the debt in the event of a default by Sierra.

     Litigation and Legal Matters. The Company is subject to various claims and other litigation in the ordinary course of business. Such litigation includes claims for workers' compensation and claims by providers for payment for medical services rendered to injured workers. In the opinion of the Company's management, the ultimate resolution of pending legal proceedings should not have a material adverse effect on the Company's financial condition.


9.    Federal Income Taxes


      A summary of the provision for income taxes for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                                                         Year Ended December 31,
                                                              1999                 1998                1997
                                                            --------             --------            ------
(Benefit) provision for income taxes:
  Current tax on operating income                           ($2,286)              $6,829              $3,045
  Deferred tax on operating income                            5,888               (2,663)             (2,773)
                                                            -------               ------               -----
     Total tax on operating income                            3,602                4,166                 272
  Current tax on extraordinary gain                              59                   25                   1
                                                         ----------            ---------          ----------
     Total                                                   $3,661               $4,191              $  273
                                                            =======               ======              ======

     The following reconciles the difference between the 1999, 1998 and 1997 reported and statutory provision for income taxes:

                                                             1999            1998          1997
                                                        --   ------     --   ------     -- ----
         Statutory rate                                       35%             35%           35%
         Tax preferred investments                            (6%)            (2%)          (4%)
         Change in valuation allowance                        16%            (11%)         (34%)
         Other                                                 5%              1%            5%
                                                          -------          ------         -----
            Provision for income taxes                        50%             23%            2%
                                                           ======           =====         =====


         In 1991 and 1992, California Indemnity had taxable net operating losses ("NOLs") that were available, under the tax sharing agreement, to be carried forward to offset future taxable income. The deferred income tax asset related to these NOLs was fully reserved with a valuation allowance. In 1997 and 1998, California Indemnity had taxable operating income, which was partially offset by the NOLs, due to the separate return limitation year rules. The valuation allowances were reversed as the NOL was used and the NOLs were fully utilized in 1998.

         On a separate return basis, CII Financial has historically had taxable NOLs, including the three years ended December 31, 1999. Under the tax sharing agreement, valuation allowances have been established for the deferred income tax asset related to CII Financial's NOLs as they can only utilize the NOLs to the extent that they have income on a separate return basis.

Under the tax sharing agreement,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the amount and expiration dates of CII Financial's NOLs as of December 31, 1999 are as follows:


    Generated           Amount              Expires
    ---------           ------              -------
       1993              $ 1,935,000          2008
       1994                7,185,000          2009
       1995                6,533,000          2009
       1995                  793,000          2010
       1996                3,339,000          2011
       1997                4,122,000          2012
       1998                3,685,000          2018
       1999                3,250,000          2019

                   ------------------

                         $30,842,000

                   ==================

     The tax effects of significant items comprising the Company's net deferred tax assets are as follows (in thousands):

                                                                        1999               1998
                                                                  --    ------       --    ----
Deferred tax assets:
         Loss and LAE reserves                                        $  1,956          $  6,401
         Accruals not currently deductible                               1,128             1,374
         Compensation accruals                                             616               754
         Bad debt allowances                                               397               447
         Loss carryforwards and credits                                 13,514            12,657
         Unearned premiums                                                 935               781
         Deferred reinsurance gains                                      2,456             2,188
         Unrealized investment losses                                    6,569               378
                                                                     ---------         ---------
              Total                                                     27,571            24,980

Deferred tax liabilities:
         Deferred policy acquisition costs                                 832               631
         Depreciation and amortization                                   1,255               454
         Other                                                             652               543
                                                                    ----------        ----------
              Total                                                      2,739             1,628

Net deferred tax asset before valuation allowance                       24,832            23,352
Valuation allowance                                                    (10,227)           (9,052)
                                                                       -------         ---------

Net deferred tax asset                                                 $14,605           $14,300
                                                                       =======           =======

         In lieu of state franchise and corporate income taxes, California Indemnity, Commercial Casualty, CII Insurance and Sierra Texas pay premium taxes based upon direct written premiums to the states in which they write business. Premium tax expense of $4,078,000, $4,228,000 and $3,730,000 is included in policy acquisition costs in the consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997, respectively.


      Current tax receivable balances are $6,919,000, $4,896,000 and $492,000 as of September 30, 2000 and December 31, 1999 and 1998, respectively. These amounts are due from Sierra as the administrative agent under the tax sharing agreement.


10.   Dividend Restrictions - Insurance Subsidiaries


      Under California insurance company statutes and regulations, California Indemnity, Commercial Casualty and CII Insurance are restricted as to the amount of dividends they may pay on their common stock to their respective parent companies. Sierra Texas is regulated by Texas insurance statutes and regulations that are similar to California in terms of paying dividends. No dividends may be paid without at least ten business days prior notice to the Insurance Commissioner. Unless specially approved by the Insurance Commissioner prior to payment, dividends may be paid only out of accumulated earned surplus, excluding any earned surplus attributable to unrealized appreciation in assets or an exchange of assets.

      If a dividend or other distribution is contemplated which, along with all other dividends or distributions made within the preceding twelve months, exceeds the greater of 10% of the insurance company's policyholders' surplus as of the end of the prior calendar year or net income for such calendar year, at least 30 days prior notice to the Commissioner must be given, and no payment of the dividend or distribution may be made unless and until (i) the Commissioner has approved it or (ii) the 30 days have elapsed and the Commissioner has not disapproved the proposed payment.

      Net income and stockholder's equity of domestic insurance subsidiaries, as
filed  with  regulatory   authorities  on  the  basis  of  statutory  accounting
practices, are summarized as follows (in thousands):

                                                        Nine Months               Year Ended December 31,
                                                         Ended
                                                        September 30,
                                                            2000              1999           1998           1997
                                                         ---------         ---------      ---------      -------
                                   (Unaudited)
Statutory net (loss) income for the period ended        $  (7,185)        $  12,283       $  20,877        $11,277
Statutory stockholder's equity at the
   period ended                                           106,078           118,278         116,580         96,061


         Based on its financial position as of December 31, 1999, California Indemnity can pay $6,840,000 in shareholder dividends to CII Financial during 2000 without the prior approval of the California Insurance Commissioner. Commercial Casualty, CII Insurance and Sierra Texas can pay $1,686,000, $376,000 and $216,000, respectively to California Indemnity without prior approval of the applicable state insurance commissioner.

         CII Financial, Inc. paid dividends of $2,637,000, in March 2000, to Sierra. California Indemnity paid dividends to CII Financial of $6,800,000 and $6,000,000, during 2000 and 1999, respectively. During 1999, Commercial Casualty paid $1,700,000 in dividends to California Indemnity. Due notice was filed with the California Department of Insurance, and the payment was made after the expiration of the required waiting period in accordance with California Insurance regulations.

         The National Association of Insurance Commissioners adopted risk-based capital guidelines for property-casualty insurance companies whereby required statutory surplus would be based, in part, on a formula based risk assessment of the individual investments held in the insurance company's portfolio. The Company's risk-based capital results for the years ended December 31, 1999, 1998 and 1997 exceeded the minimum surplus required under the regulations.


      In March 1998, the NAIC adopted the Codification of Statutory Accounting Principals (the "Codification"). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, becomes effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The state of California has indicated that it intends to require adoption of the Codification for the preparation of statutory financial statements. The Company has not finalized the quantification of the effects of the Codification on its statutory financial statements.

11.   Employee Compensation and Benefit Plans


      Defined Contribution Plan. All employees who meet minimum requirements can participate in Sierra's defined contribution pension and 401(k) plan (the "Plan"). The Plan covers all employees who meet certain age and length of service requirements. For the years ended December 31, 1998 and 1997 and for the six months ended June 30, 1999, the Company contributed a maximum of 2% of eligible employees' compensation and matched 50% of a participant's elective deferral up to a maximum of either 10% of an employee's compensation or the maximum allowable under current IRS statute. Effective July 1, 1999, the Plan was modified such that the Company matches 50%-100% of an employee's elective deferral and the maximum Company match is 6% of a participant's annual compensation, subject to Internal Revenue Service limits. The Plan does not require additional Company contributions. For the years ended December 31, 1999, 1998 and 1997, the Company expensed $601,000, $625,000 and $630,000, respectively, to this plan.

      Executive Retirement Plans. The Company offered key employees and officers a Supplemental Executive Retirement Plan and Supplemental Senior Executive Retirement Plan. Eligibility for participation in both plans was limited to officers and key employees selected and approved by the Board of Directors. These plans were terminated effective October 31, 1995, and there have been no further contributions. Pursuant to contractual obligations under the plans, the Company paid $250,000 to a former plan participant in each of the years ended December 31, 1999, 1998 and 1997.

      Employment Contracts. The Company currently has an employment contract with its Chief Executive Officer expiring December 2001. Minimum aggregate cash compensation obligations under this contract are $214,000 for both 2000 and 2001.

      Employee Stock Purchase Plan. The Company offers employee stock purchase plans through Sierra (the "Purchase Plan") whereby employees may purchase newly issued shares of stock through payroll deductions at 85% of the fair market value of such shares on specified dates as defined in the Purchase Plan.


      Stock Option Plans. The Company offers several plans, through Sierra, that provide common stock-based awards to employees and to non-employee directors. The plans provide for the granting of options, stock, and other stock-based awards. Awards are granted by a committee appointed by the Sierra Board of Directors and no specific amount has been reserved for the Company's employees. Options become exercisable at such times and in such installments as set by the committee. The exercise price of each option equals the market price of Sierra stock on the date of grant. Stock options generally vest at a rate of 20% - 25% per year. Options generally expire one year after the end of the vesting period. The tax benefit related to the exercise of options by Company employees is passed on to the Company by Sierra. This totaled $0, $418,000 and $1,737,000 for 1999, 1998 and 1997 respectively.


The following table reflects the activity of the stock option plans:

                                                                Number of          Option     Weighted
                                                                  Shares           Price      Average Price

         Outstanding January 1, 1997                               838,000           $ 6.31  -  $23.33           $12.78

            Granted..................................               59,000            17.58  -   24.50            22.87
            Exercised................................             (481,000)            6.31  -   21.17            11.86
            Canceled.................................               (3,000)            6.31  -   16.67            12.89
                                                                ----------
         Outstanding December 31, 1997 ..............              413,000             6.31  -   24.50            15.31

            Granted..................................               32,000            16.94  -   22.38            21.53
            Exercised................................             (110,000)            6.31  -   19.08            13.21
            Canceled.................................              (12,000)            9.91  -   24.50            17.85
                                                             -------------
         Outstanding December 31, 1998...............              323,000             6.31  -   24.50            16.56

            Granted..................................              152,000             6.69  -   21.00             8.87
            Exercised................................               (1,000)            6.31  -   11.71             7.81
            Canceled.................................              (19,000)           11.71  -   24.50            13.87
                                                                 ---------
         Outstanding December 31, 1999...............              455,000             6.31  -   24.50            14.12
                                                                  ========

         Exercisable at December 31, 1999 ...........              203,000           $ 6.31  -  $24.50           $16.23

                                                                   =======


The following table summarizes information about stock options outstanding at December 31, 1999:

                             Weighted Average                                              Weighted Average
     Range of Exercise       Contractual Life                    Options                    Exercise Price
        Prices               Remaining in Days      Outstanding      Exercisable       Outstanding      Exercisable
-----------------------      -----------------      ----------------------------       ----------------------------
   $ 6.31  -  $ 8.00               1,981               152,000            16,000         $ 7.24           $ 4.82
     9.91  -   12.08               4,445                88,000            53,000          10.65            10.52
    16.67  -   21.17               1,039               137,000           102,000          17.19            17.11
    22.38  -   24.50               1,513                78,000            32,000          21.34            18.29

      Accounting for Stock-Based Compensation. The Company uses the intrinsic value method in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its employee stock option plans nor the Purchase Plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income for the years ended December 31 would have been reduced to the pro forma amounts indicated below:

                                                                                 For the Years Ended
                                                               -----------------------------------------------------
                                                                1999                  1998                1997
                                                                ----                  ----                ----

Net Income                          As reported              $3,604,000           $13,760,000          $10,543,000
                                    Pro forma                 3,188,000            13,479,000           10,291,000

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 0% for all years; expected volatility of 43%, 37% and 35%; risk-free interest rates of 5.86%, 4.43% and 5.91%; and expected lives of four to five years. The weighted average fair value of options granted in 1999, 1998 and 1997 was $3.82, $9.34 and $12.43, respectively.

      The fair value of the look-back option implicit in each offering of the Purchase Plans is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 0% for all years; expected volatility of 45%, 32% and 35%; risk-free interest rates of 4.66%, 5.30%, and 5.32%; and expected lives of six months for all years.

         During 1999, the Company extended by three years the expiration date for 6,000 options covering shares that would have expired in 1999 and 2000. The exercise price per share for these options ranges from $12.08 to $19.08. No expense was recognized in the consolidated statement of operations related to these options. Expense of $31,000 is included in the Pro forma information presented.

      Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FAS 123 been applicable to all years of previous option grants. The above numbers do not include the effect of options granted prior to 1995.

12.   Other Related Party Transactions

      The Company entered into a management services agreement with Sierra effective January 1, 1999. The agreement provides investment, accounting, human resources, systems and other administrative services. The fee for the services is based on actual direct and allocable costs related to the services rendered and does not include any management overhead allocations. Allocable costs, consisting primarily of rent and related property expenses, equipment and other non-labor costs, were pro ratably determined using methods that management believes are reasonable and appropriate. The methods of allocations were primarily determined based on the number of employees and occupied square footage. Management fee expense for 1999 totaled $1,338,000. The Company did not have a management agreement with Sierra prior to January 1, 1999.

      The Company purchases employee health insurance from its affiliates, Health Plan of Nevada, Inc., Sierra Health and Life Insurance Company, Inc. and Texas Health Choice, L.C. The Company paid $642,000, $528,000 and $498,000 to the aforementioned affiliates for years ended 1999, 1998 and 1997, respectively. The premiums paid to its affiliates were determined on an arms-length basis.

      At January 1, 1998, California Indemnity had an investment in real estate owned and occupied of $11,959,000. During the year, California Indemnity obtained a mortgage loan on this property in the amount of $5,000,000. In the fourth quarter of 1998, the property, net of the mortgage loan, with a book value of $8,442,000, which approximated fair value, was contributed to a real estate limited partnership of which Sierra is the general partner. California Indemnity agreed to adjust its partnership interest to approximate its occupancy. The adjustment, which was based on the then equity value of the partnership, resulted in Sierra purchasing a portion of California Indemnity's interests for $2,262,000. Simultaneously with the execution of the partnership agreement, California Indemnity contributed one-half of its adjusted interest into the limited partnership, valued at $3,092,000, to its wholly-owned subsidiary, Commercial Casualty. There were no gains or losses recorded on these transactions as book value approximated fair value at the time of the transaction. Together, California Indemnity and Commercial Casualty own limited partner interests totaling approximately 27% of the limited partnership. These transactions were done to enable both companies to qualify for certain premium tax credits in the state of Nevada and were approved by the California Department of Insurance. As part of the transaction to form and fund the limited partnership, California Indemnity was released from any obligation directly under the mortgage loan.

     Concurrent with the sale of the real estate, California Indemnity entered into a rental agreement with the related partnership under which California Indemnity leases a portion of the transferred real estate. Rental expense under this agreement was approximately $1,168,000 and $270,000 in 1999 and 1998, respectively. In December 2000, in conjunction with a sale-leaseback transaction of Sierra's Las Vegas real estate portfolio, the limited partnership sold the real estate to an unrelated third party and the rental agreement was canceled. Sierra entered into a 15-year master lease with the third party purchaser on this real estate. Effective January 1, 2001, Sierra and California Indemnity have entered into a one-year sublease for the space occupied by California Indemnity. The sublease is subject to the provisions of Sierra's master lease and automatically renews from year to year unless California Indemnity gives notice prior to December 1st of each year.

      In September 1998, California Indemnity refinanced a 15-year mortgage note of an affiliated real estate partnership. Sierra is the majority owner of the partnership. The note is secured by a first deed of trust and pays interest at 7% per annum. The loan to value ratio was approximately 68%. In December 2000, in conjunction with a sale-leaseback of Sierra's Las Vegas real estate portfolio, the mortgage note receivable was paid in full.

      In March 2000, California Indemnity financed a $7,400,000 five-year mortgage note to Sierra. The note is secured by a first deed of trust and earns quarterly interest payments at 8.75% per annum beginning April 1, 2000 until April 1, 2005, when the unpaid principal balance is due and payable in full. The note is callable in April 2001. In December 2000, in conjunction with a sale-leaseback of Sierra's Las Vegas real estate portfolio, the mortgage note was assumed by the buyer, the interest rate was increased and the maturity date was set at December 31, 2001. The buyer can extend the maturity date for two periods of six months with proper notice to California Indemnity and payment of additional fees.

      In order to make the September 15, 2000 interest payment on the junior subordinated debentures, Sierra advanced $365,000 to CII Financial, Inc.

13.   Quarterly Results of Operations (Unaudited)


     The following table sets forth the unaudited data regarding operations for each quarter of the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998. In the opinion of management, such unaudited data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information presented. The Company's operating results for any quarter are not necessarily indicative of the operating results for any future period.

     Nine months ended September 30, 2000 (in thousands):

                                                                3rd Quarter         2nd Quarter        1st Quarter
Net earned premiums                                               $38,263             $27,344            $25,344
Net investment income                                               3,817               3,571              3,369
                                                                ---------          ----------          ---------
Total revenues                                                     42,080              30,915             28,713
Costs and expenses                                                 40,832              48,957             25,926
                                                                 --------          ----------           --------
Income (loss) before income tax and extraordinary
   gain                                                             1,248             (18,042)             2,787
Federal income tax provision (benefit)                                437              (6,492)             1,153
                                                               ----------          ----------          ---------
Income (loss) before extraordinary gain                               811             (11,550)             1,634
Extraordinary gain, net of tax                                         93                 485                 76
                                                              -----------        ------------         ----------

Net income (loss)                                               $     904            $(11,065)           $ 1,710
                                                                =========            ========            =======

Year ended December 31, 1999 (in thousands):

                                            4th Quarter         3rd Quarter         2nd Quarter        1st Quarter
Net earned premiums                            $24,705            $21,860              $18,470            $17,920
Net investment income                            3,490              3,788                3,944              4,173
                                             ---------          ---------             --------           --------
Total revenues                                  28,195             25,648               22,414             22,093
Costs and expenses                              32,952             21,451               18,641             18,211
                                               -------           --------              -------            -------
(Loss) income before income
    tax and extraordinary gain                  (4,757)             4,197                3,773              3,882
Federal income tax
    (benefit) provision                         (1,212)             1,679                1,535              1,600
                                              --------           --------             --------           --------
(Loss) income before
    extraordinary gain                          (3,545)             2,518                2,238              2,282
Extraordinary gain, net of tax                     109                                       1                  1
                                            ----------          ---------          -----------        -----------

Net (loss) income                             $ (3,436)           $ 2,518              $ 2,239            $ 2,283
                                              ========            =======              =======            =======

     Year ended December 31, 1998 (in thousands):

                                            4th Quarter         3rd Quarter         2nd Quarter        1st Quarter

Net earned premiums                           $24,308             $40,162             $36,978            $32,826
Net investment income                           4,511               5,445               5,540              4,733
                                             --------            --------            --------           --------
Total revenues                                 28,819              45,607              42,518             37,559
Costs and expenses                             22,946              40,901              37,896             34,882
                                              -------             -------             -------            -------
Income before income
   tax and extraordinary gain                   5,873               4,706               4,622              2,677


Federal income tax
   Provision (benefit)                          4,192                 (25)                 (1)            ______
                                              -------          ----------         -----------
Income before  extraordinary gain               1,681               4,731               4,623              2,677
Extraordinary gain, net of tax                 ______                  45                   3             ______
                                                               ----------         -----------


Net income                                    $ 1,681             $ 4,776             $ 4,626            $ 2,677
                                              =======             =======             =======            =======

                      CII FINANCIAL, INC. AND SUBSIDIARIES
           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 CONDENSED BALANCE SHEETS - Parent Company Only
                                 (In thousands)

                                                                         September 30,             December 31,
                                                                             2000              1999            1998
                                                                             ----              ----            ----
   ASSETS                                                                 (Unaudited)
       Cash and cash equivalents                                         $          83    $       857     $       481
       Equity in net assets of subsidiaries                                    104,512        115,002         125,945
       Property and equipment, net                                               1,216          1,621           2,209
       Net due from affiliates                                                     936
       Other assets                                                                314             568          1,051
                                                                          ------------    ------------    -----------

            TOTAL ASSETS                                                      $107,061       $118,048        $129,686
                                                                              ========       ========        ========


   LIABILITIES AND STOCKHOLDER'S EQUITY
       Convertible subordinated debentures                                   $  47,059      $  50,498       $  51,251
       Net payable to affiliates                                                                  251           3,217
       Accrued interest payable                                                    111          1,099           1,117
       Accounts payable and accrued expenses                                     1,377            147              154
                                                                           -----------    -----------     ------------
            TOTAL LIABILITIES                                                   48,547         51,995          55,739
                                                                            ----------      ---------      ----------


   STOCKHOLDER'S EQUITY
       Common stock, no par value, 1,000 shares authorized;
           shares issued and outstanding - 100                                   3,604          3,604           3,604
       Additional paid-in capital                                               64,450         64,450          64,450
       Accumulated other comprehensive loss:
           Unrealized holding loss on available-for-sale
              investments of subsidiaries                                       (8,651)       (12,200)           (702)
       (Accumulated deficit) retained earnings                                    (889)        10,199           6,595
                                                                           -----------     ----------     -----------
            TOTAL STOCKHOLDER'S EQUITY                                          58,514         66,053          73,947
                                                                            ----------     ----------      ----------

   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                 $107,061       $118,048        $129,686
                                                                              ========       ========        ========

                      CII FINANCIAL, INC. AND SUBSIDIARIES
     SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued) CONDENSED STATEMENT OF OPERATIONS - Parent Company Only
                                 (In thousands)

                                                        Nine Months Ended September             Year Ended December 31,
                                                                             30,
                                                            2000            1999           1999          1998           1997
                                                            ----            ----           ----          ----           ----
                                                         (Unaudited)     (Unaudited)
REVENUES
    Net investment income                                 $     38                      $        1     $      25      $    118
    Realized gains on investments                                                                                          294
    Other                                                      707         $    840          1,084         1,323           435
                                                          --------         --------       --------      --------      --------

  Total revenues                                               745              840          1,085         1,348           847
                                                         ---------        ---------       --------      --------      --------

EXPENSES
    Interest expense                                         2,725            2,882          3,707         3,997         4,088
    General and administrative                                 523              620            765           897           568
                                                          --------         --------      ---------     ---------      --------

  Total expenses                                             3,248            3,502          4,472         4,894         4,656
                                                           -------          -------       --------      --------       -------

Equity in undistributed (loss) earnings of
   subsidiaries                                             (7,239)           9,701          7,141        17,309        14,062
                                                            ------          -------          -----        ------        ------

(LOSS) INCOME BEFORE FEDERAL
INCOME TAX (BENEFIT) EXPENSE
AND EXTRAORDINARY GAIN                                      (9,742)           7,039          3,754        13,763        10,253

Federal income tax (benefit) expense                          (637)                            261            51          (288)
                                                          --------      ------------     ---------    ----------     ---------

(LOSS) INCOME BEFORE
EXTRAORDINARY GAIN                                          (9,105)           7,039          3,493        13,712        10,541
                                                          --------          -------       --------       -------      --------

Extraordinary gain from debt extinguishments
(net of income taxes of $353, $0, $59, $25 and $1)             654                             111            48             2
                                                        ----------      ------------     ---------    ----------    ------------

NET (LOSS) INCOME                                          $(8,451)          $7,039         $3,604       $13,760       $10,543
                                                           =======           ======         ======       =======       =======

                      CII FINANCIAL, INC. AND SUBSIDIARIES
     SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued) CONDENSED STATEMENT OF CASH FLOWS - Parent Company Only
                                 (In thousands)

                                                                Nine Months Ended
                                                                    September 30,       Year Ended December 31,
                                                                2000            1999          1999         1998          1997
                                                                ----            ----          ----         ----          ----
                                                             (Unaudited)    (Unaudited)
CASH FLOW OPERATING ACTIVITIES:
    Net (loss) income                                        $  (8,451)      $  7,039        $  3,604    $ 13,760       $10,543
    Adjustments to reconcile net (loss) income to net
      cash used in operating activities:
    Equity in undistributed earnings of subsidiaries             7,239         (9,701)         (7,141)    (17,309)      (14,062)
    Extraordinary gain                                          (1,007)                          (170)        (73)           (3)
    Depreciation and amortization                                  524            520             721         883           464
    Change in assets and liabilities:
      Net payable to parent and subsidiaries                    (1,187)            69          (2,370)      1,126            53
      Other assets                                                 134            311             338        (466)        2,040
      Accounts payable and accrued expenses                      1,231           (428)             (7)        374        (2,113)
      Interest payable
                                                                                           --------
                                                                  (988)          (961)            (18)        (78)             3
                                                            ----------      ---------             ---  ----------    -----------

Net cash used in operating activities                           (2,505)        (3,151)         (5,043)     (1,783)       (3,075)
                                                             ---------       --------       ---------    --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Capital expenditures                                                           77               2        (553)          210

                                                            --------       ---------       ---------   --------

                                                                ------        -------        --------   ---------     ---------
    Proceeds from sales/maturities of available-for-sale
                                                            --------       ---------                   --------
        investments                                                                                                       2,698
                                                                ------        -------        --------   ---------     ---------


Net cash provided by (used in) investing activities
                                                            ----                           --------------------
                                                                                      77            2        (553)        2,908
                                                            ----------     -------------            -                 ---------

CASH FLOW FROM FINANCING ACTIVITIES:


    Repurchase of convertible subordinated debentures           (2,432)           (55)           (583)     (3,143)          (27)
    Capital contribution                                                                                    3,665

    Dividend to Sierra                                          (2,637)

    Dividend from subsidiaries                                   6,800          3,000           6,000



                                                                               ------          ------  ----------     ---------
    Stock option activity
                                                                           ---------
                                                               _______                                        418         1,737
                                                                               ------          ------  ----------     ---------


Net cash provided by financing activities
                                                                                           ------
                                                                 1,731          2,945           5,417         940         1,710
                                                            ----------     ----------           -----  ----------    ----------

NET CHANGE IN CASH AND CASH
                                                                                           ---------

  EQUIVALENTS                                                     (774)          (129)            376      (1,396)        1,543
                                                            ----------     ----------             ---     -------     ---------

                                                                                           ----------

                                                            ----------     ----------             ---    --------    ----------
CASH AND CASH EQUIVALENTS AT
                                                                                           ---------
   BEGINNING OF PERIOD                                             857            481             481       1,877           334
                                                            ----------     ----------             ---    --------    ----------


CASH AND CASH EQUIVALENTS AT END OF                                                             $
                                                                                           ========
  PERIOD                                                    $       83     $       352            857   $     481        $1,877
                                                            ==========     ===========            ===   =========        ======

No person has been authorized to give any information or to make any representations other than those contained in the exchange offer and, if given or made, such information or representations must not be relied upon as having been authorized. This statement and any related documents do not constitute an offer to buy or the solicitation of an offer to sell debentures or common stock in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CII Financial by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In order to tender, a holder must send or deliver a properly completed and signed Letter of Transmittal, certificates for old junior subordinated debentures and any other required documents to the Exchange Agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                  The Exchange Agent for the Exchange Offer is:

                           WELLS FARGO CORPORATE TRUST

                         By Registered & Certified Mail:

                        WELLS FARGO BANK MINNESOTA, N.A.
                           Corporate Trust Operations
                                  MAC N9303-121
                                   PO Box 1517
                              Minneapolis, MN 55480

                      By Regular Mail or Overnight Courier:

                        WELLS FARGO BANK MINNESOTA, N.A.
                           Corporate Trust Operations
                                  MAC N9303-121
                            Sixth & Marquette Avenue
                              Minneapolis, MN 55479

                             In Person by Hand Only:

                        WELLS FARGO BANK MINNESOTA, N.A.
                      12th Floor - Northstar East Building
                            Corporate Trust Services
                             608 Second Avenue South
                              Minneapolis, MN 55479

                 By Facsimile (for Eligible Institutions only):
                                 (612) 667-4927

                       For Information or Confirmation by
                                   Telephone:
                                 (800) 344-5128

Any questions or requests for assistance or for additional copies of this Prospectus, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number set forth below. A holder may also contact the Dealer Manager at its telephone number set forth below or such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                The Information Agent for the Exchange Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 735-3591

             The exclusive Dealer Manager for the Exchange Offer is:

                         Banc of America Securities LLC
                        100 North Tryon Street, 7th Floor
                         Charlotte, North Carolina 28255
                     Attention: High Yield Special Products
                            (704) 388-4813 (Collect)
                           (888) 292-0070 (Toll Free)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code authorizes a corporation to indemnify any director or officer who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to obtain a judgment in its favor) because the person is or was a director or officer of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding. This indemnification is allowed only if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful. A corporation may advance expenses incurred in defending any proceeding prior to the final disposition of the proceeding if the corporation receives an undertaking by or on behalf of the director or officer to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. A corporation may also indemnify a director or officer against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor. This indemnification is allowed only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The decision of whether indemnification will be provided in a particular case will be made by (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if a quorum is not obtainable, by independent legal counsel in a written opinion, (iii) approval of a majority of the shareholders, excluding the shares of the person to be indemnified; or (iv) the court in which the proceeding is or was pending.

     Indemnification is not allowed if it would be inconsistent with (i) a resolution of the shareholders, (ii) the company's articles of incorporation or by-laws, (iii) an agreement in effect at the time of the cause of action, or
(iv) any condition expressly imposed by a court in approving a settlement.

     In addition, a California corporation may obtain and maintain insurance on behalf of any director or officer of the corporation for any liability asserted against him or her, whether or not the corporation has the power to indemnify him or her against liability under the California Corporations Code.

     Article 7 of CII Financial, Inc.'s (the "Company") by-laws provide for the indemnification under certain conditions of directors, officers, employees any agents acting in their official capacities.

     The Company has not entered into separate indemnification agreements with any of its officers or directors.

     The Company has purchased directors' and officers' liability insurance insuring the Company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number              Description


1                  --Form of Dealer Management Agreement

3.1                --Articles of Incorporation of the Company

3.2                --Bylaws of the Company

4.1 --Form of Indenture, of old junior subordinated debentures due 2001 from the Company to Manufacturers Hanover Trust Company as Trustee dated September 15, 1991, incorporated by reference to Exhibit 4.2 of Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 dated October 6, 1995 (Reg. No. 33-60591) 4.2 --First Supplemental Indenture between the Company, Sierra Health Services, Inc. ("Sierra") and Chemical Bank as Trustee, dated as of October 31, 1995, to Indenture dated September 15, 1991, incorporated by reference to Exhibit 4.3 of Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-4 dated October 31, 1995 (Reg. No.
33-60591)


     4.3 --Form of Indenture, of 9% senior subordinated debentures due September 15, 2006 from the Company to Wells Fargo Bank Minnesota, N.A., as Trustee**



     4.4 --Specimen 9% senior subordinated debenture due September 15, 2006 of the Company (included in Exhibit 4.3 hereto)**
     5 --Form of Opinion of Morgan, Lewis & Bockius LLP as to the legality of the 9% senior subordinated debentures due September 15, 2006 of the Company being registered** 8 --Form of Opinion of Morgan, Lewis & Bockius LLP, special United States tax counsel to the Company** 10.1 --Credit Agreement dated as of October 30, 1998, among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and Issuing Bank, First Union National Bank as Syndication Agent, and the other financial institutions party thereto, dated as of October 30, 1998, incorporated by reference to Exhibit 10.4 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December
31, 1998                   10.2  --First  Amendment  to Credit  Agreement  among
Sierra, as
                    borrower, Bank of America National Trust and Savings Association as Administrative Agent and Issuing Bank and the other financial institutions party thereto, dated as of November 23, 1998, incorporated by reference to Exhibit 10.5 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1998



10.3 --Second Amendment to Credit Agreement among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, dated as of January 15, 1999, incorporated by reference to Exhibit 10.6 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1998



10.4 --Third Amendment to Credit Agreement among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, dated as of September 30, 1999, incorporated by reference to Exhibit 10.7 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1999

     10.5 --Amended and Restated Credit Agreement among Sierra as borrower, Bank of America, N.A. as Administrative Agent and Issuing Bank, First Union National Bank, as Syndication Agent and the other financial institutions party thereto, dated as of December 15, 2000, incorporated by reference to Sierra's Current Report on Form 8-K dated December 15, 2000 10.6 --Intercompany Services Agreement dated January 1, 1999, by and between Sierra and California Indemnity Insurance Company 10.7 --Tax Allocation Agreement dated May 30, 1997, among Sierra, Health Plan of Nevada, the Company, Sierra Health and Life Insurance Company, California Indemnity Insurance Company, Commercial Casualty Insurance Company and CII Insurance Company 10.8 --HCO Contract with Claims Administrator and Supplement dated January 19, 2001 among California Indemnity Insurance Company, and each of its insurer subsidiaries, and Sierra Health and Life Insurance Company.

     10.9 --Agreement and Plan of Merger dated as of June 12, 1995 among Sierra, Health Acquisition Corp., and the Company, incorporated by reference to the Report on Form 8-K dated June 13, 1995, as amended
     10.10 --Guaranty, dated as of August 23, 2000, among the Company, among others, as guarantors, in favor of Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, incorporated by reference to Sierra's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2000
     10.11 --First and Second Underlying Excess Loss Reinsurance Agreement dated July 1, 1998, by and between Traveler's Indemnity Insurance Company of Illinois, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas
10.12 --Casualty Quota Share Reinsurance Agreement dated July 1,
                    1998, by and between Traveler's Indemnity Insurance Company of Illinois, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company
                      and Sierra Insurance Company of Texas



10.13 --Statutory Workers' Compensation Excess of Loss Reinsurance Agreement dated January 1, 2000, by and between National Union Fire Insurance Company of Pittsburgh, Pennsylvania, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas



     10.14 --Workers' Compensation Excess of Loss Reinsurance Agreement dated July 1, 2000, by and between National Union Fire Insurance Company of Pittsburgh, Pennsylvania, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas
     10.15 --Limited Partnership Agreement of the 2716 N. Tenaya Way Limited Partnership dated December 3, 1998, among California Indemnity Insurance Company, Commercial Casualty Insurance Company and Sierra



     10.16 --Sublease of 2716 North Tenaya Way, Las Vegas, Nevada, dated January 25, 2001, among Sierra and California Indemnity Insurance Company



     10.17 --Intercompany Pooling Agreement dated January 1, 1999, among California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas
     10.18 --Investment Services Agreement dated January 1, 1999, between Sierra and California Indemnity Insurance Company 10.19 --Investment Services Agreement dated January 1, 1999, between Sierra and Commercial Casualty Insurance Company

     10.20 --Investment Services Agreement dated January 1, 1999, between Sierra and CII Insurance Company

10.21 --Investment Services Agreement dated January 1, 1999, between Sierra and Sierra Insurance Company of Texas

 12 --Ratio of Earnings to Fixed Charges
of the Company

21                 --Subsidiaries of the Company
23.1               --Consent of Deloitte & Touche LLP

     23.2 --Consent of Morgan, Lewis & Bockius LLP (included in the opinions filed as Exhibit 5 and Exhibit 8)**
     24 --Powers of Attorney for the Company (included on signature page hereof)*

25                 --Statement of Eligibility of Trustee on Form T-1

27                 --Financial Data Schedule*

99.1               --Form of Letter of Transmittal*

99.2               --Form of Notice of Guaranteed Delivery*

     99.3 --Form of Notice of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees*

99.4               --Form of Notice to Clients*



-------------------



99.5               --Form of Company Letter to Debenture holders*

-------------------

    * Previously filed.
**To be filed by amendment.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material with respect to the plan of distribution and not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 5th day of February 2001.


                                 CII FINANCIAL, INC.




                                 By            /s/ Kathleen M. Marlon
                                 ---------------------------------------------

                               Kathleen M. Marlon
                                 President, Chief Executive Officer and Chairman


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                  Title                                Date



/s/ Kathleen M. Marlon     President, Chief Executive Officer, February  5, 2001
----------------------     Chairman and Director
Kathleen M. Marlon         (Principal Executive Officer)





/s/ John F. Okita          Chief Financial Officer             February  5, 2001
---------------------      (Principal Financial
John F. Okita                and Accounting Officer)





/s/ Paul H. Palmer         Director                            February  5, 2001
---------------------
Paul H. Palmer

/s/ Frank E. Collins       Director                            February  5, 2001
---------------------
Frank E. Collins

                                  Exhibit Index

Exhibit
Number              Description


1                  --Form of Dealer Management Agreement

3.1                --Articles of Incorporation of the Company

3.2                --Bylaws of the Company

     4.1 --Form of Indenture, of old junior subordinated debentures due 2001 from the Company to Manufacturers Hanover Trust Company as Trustee dated September 15, 1991, incorporated by reference to Exhibit 4.2 of Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 dated October 6, 1995 (Reg. No. 33-60591)


     4.2 --First Supplemental Indenture between the Company, Sierra Health Services, Inc. ("Sierra") and Chemical Bank as Trustee, dated as of October 31, 1995, to Indenture dated September 15, 1991, incorporated by reference to
Exhibit 4.3 of Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-4 dated October 31, 1995 (Reg. No. 33-60591)



     4.3 --Form of Indenture, of 9% senior subordinated debentures due September 15, 2006 from the Company to Wells Fargo Bank Minnesota, N.A., as Trustee**



     4.4 --Specimen 9% senior subordinated debenture due September 15, 2006 of the Company (included in Exhibit 4.3 hereto)**
     5 --Form of Opinion of Morgan, Lewis & Bockius LLP as to the legality of the 9% senior subordinated debentures due September 15, 2006 of the Company being registered** 8 --Form of Opinion of Morgan, Lewis & Bockius LLP, special United States tax counsel to the Company** 10.1 --Credit Agreement dated as of October 30, 1998, among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and Issuing Bank, First Union National Bank as Syndication Agent, and the other financial institutions party thereto, dated as of October 30, 1998, incorporated by reference to Exhibit 10.4 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December
31, 1998                   10.2  --First  Amendment  to Credit  Agreement  among
Sierra, as
                    borrower, Bank of America National Trust and Savings Association as Administrative Agent and Issuing Bank and the other financial institutions party thereto, dated as of November 23, 1998, incorporated by reference to Exhibit 10.5 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1998



10.3 --Second Amendment to Credit Agreement among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, dated as of January 15, 1999, incorporated by reference to Exhibit 10.6 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1998



10.4 --Third Amendment to Credit Agreement among Sierra as borrower, Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, dated as of September 30, 1999, incorporated by reference to Exhibit 10.7 to Sierra's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1999

     10.5 --Amended and Restated Credit Agreement among Sierra as borrower, Bank of America, N.A. as Administrative Agent and Issuing Bank, First Union National Bank, as Syndication Agent and the other financial institutions party thereto, dated as of December 15, 2000, incorporated by reference to Sierra's Current Report on Form 8-K dated December 15, 2000 10.6 --Intercompany Services Agreement dated January 1, 1999, by and between Sierra and California Indemnity Insurance Company 10.7 --Tax Allocation Agreement dated May 30, 1997, among Sierra, Health Plan of Nevada, the Company, Sierra Health and Life Insurance Company, California Indemnity Insurance Company, Commercial Casualty Insurance Company and CII Insurance Company 10.8 --HCO Contract with Claims Administrator and Supplement dated January 19, 2001 among California Indemnity Insurance Company, and each of its insurer subsidiaries, and Sierra Health and Life Insurance Company.

     10.9 --Agreement and Plan of Merger dated as of June 12, 1995 among Sierra, Health Acquisition Corp., and the Company, incorporated by reference to the Report on Form 8-K dated June 13, 1995, as amended
     10.10 --Guaranty, dated as of August 23, 2000, among the Company, among others, as guarantors, in favor of Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, incorporated by reference to Sierra's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2000
     10.11 --First and Second Underlying Excess Loss Reinsurance Agreement dated July 1, 1998, by and between Traveler's Indemnity Insurance Company of Illinois, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas
10.12 --Casualty Quota Share Reinsurance Agreement dated July 1,
                    1998, by and between Traveler's Indemnity Insurance Company of Illinois, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company
                      and Sierra Insurance Company of Texas



10.13 --Statutory Workers' Compensation Excess of Loss Reinsurance Agreement dated January 1, 2000, by and between National Union Fire Insurance Company of Pittsburgh, Pennsylvania, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas



     10.14 --Workers' Compensation Excess of Loss Reinsurance Agreement dated July 1, 2000, by and between National Union Fire Insurance Company of Pittsburgh, Pennsylvania, California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas
     10.15 --Limited Partnership Agreement of the 2716 N. Tenaya Way Limited Partnership dated December 3, 1998, among California Indemnity Insurance Company, Commercial Casualty Insurance Company and Sierra



     10.16 --Sublease of 2716 North Tenaya Way, Las Vegas, Nevada, dated January 25, 2001, among Sierra and California Indemnity Insurance Company



     10.17 --Intercompany Pooling Agreement dated January 1, 1999, among California Indemnity Insurance Company, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas

     10.18 --Investment Services Agreement dated January 1, 1999, between Sierra and California Indemnity Insurance Company 10.19 --Investment Services Agreement dated January 1, 1999, between Sierra and Commercial Casualty Insurance Company

     10.20 --Investment Services Agreement dated January 1, 1999, between Sierra and CII Insurance Company

10.21 --Investment Services Agreement dated January 1, 1999, between Sierra and Sierra Insurance Company of Texas

12                 --Ratio of Earnings to Fixed Charges of the Company

21                 --Subsidiaries of the Company
23.1               --Consent of Deloitte & Touche LLP

     23.2 --Consent of Morgan, Lewis & Bockius LLP (included in the opinions filed as Exhibit 5 and Exhibit 8)**
     24 --Powers of Attorney for the Company (included on signature page hereof)* 25 --Statement of Eligibility of Trustee on Form T-1

27                 --Financial Data Schedule*

99.1               --Form of Letter of Transmittal*

99.2               --Form of Notice of Guaranteed Delivery*

     99.3 --Form of Notice of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees*

99.4               --Form of Notice to Clients*



-------------------



99.5               --Form of Company Letter to Debenture holders*

-------------------

    * Previously filed.
**To be filed by amendment.